UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2017

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to __________

Commission File Number: 1 - 3525

AMERICAN ELECTRIC POWER SYSTEM
RETIREMENT SAVINGS PLAN
(Full title of the plan)

AMERICAN ELECTRIC POWER COMPANY, INC.
1 Riverside Plaza, Columbus, Ohio 43215
(Name of issuer of the securities held
pursuant to the plan and the address
of its principal executive office)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Benefits Finance Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

	By:	/s/ Lonni Dieck
Lonni Dieck, SVP and Treasurer

Date: June 28, 2018

Report of Independent Registered Public Accounting Firm

To the Plan Administrator and Plan Participants
American Electric Power System Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of the American Electric Power System Retirement Savings Plan (the “Plan”) as of December 31, 2017, and the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets of the Plan as of December 31, 2017, and the changes in its net assets for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

The Plan’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Plan’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying supplemental schedule of assets (held as of end of year) and supplemental schedule of nonexempt transactions have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s Rules and Regulations for Reporting under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

We have served as the Plan’s auditor since 2018.

/s/ Plante & Moran, PLLC
Columbus, Ohio
June 28, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the American Electric Power System Retirement Savings Plan

We have audited the accompanying statement of net assets available for benefits of the American Electric Power System Retirement Savings Plan (the “Plan”) as of December 31, 2016, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2016, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Columbus, Ohio
June 23, 2017

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2017 and 2016

	December 31,
	2017	2016
ASSETS
Investments at Fair Value	$3,911,334,765	$3,377,447,950

Investments at Contract Value	675,853,018	717,227,064

Notes Receivable from Participants	80,963,724	84,946,911

NET ASSETS AVAILABLE FOR BENEFITS	$4,668,151,507	$4,179,621,925

See Notes to Financial Statements beginning on page 7.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
For the Years Ended December 31, 2017 and 2016

	Years Ended December 31,
	2017	2016
INVESTMENT INCOME
Net Appreciation in Investments	$617,049,618	$270,252,489
Interest and Dividends	25,193,172	23,721,274
Total Investment Income	642,242,790	293,973,763

CONTRIBUTIONS
Participants	182,408,216	173,725,207
Employer	74,162,699	73,094,370
Total Contributions	256,570,915	246,819,577

DISTRIBUTIONS TO PARTICIPANTS	(405,950,242)	(325,639,867)

ADMINISTRATIVE AND MANAGEMENT FEES
Professional Fees	(668,913)	(696,174)
Investment Advisory and Management Fees	(6,287,913)	(5,765,750)
Other Fees	(465,656)	(440,666)
Total Administrative and Management Fees	(7,422,482)	(6,902,590)

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	3,088,601	4,122,637

NET INCREASE IN NET ASSETS BEFORE TRANSFERS	488,529,582	212,373,520

TRANSFERS INTO PLAN (Note 1)	—	20,407,529
TRANSFERS FROM PLAN (Note 1)	—	(67,609,797)

NET INCREASE IN NET ASSETS	488,529,582	165,171,252

NET ASSETS AVAILABLE FOR BENEFITS BEGINNING OF YEAR	4,179,621,925	4,014,450,673

NET ASSETS AVAILABLE FOR BENEFITS END OF YEAR	$4,668,151,507	$4,179,621,925

See Notes to Financial Statements beginning on page 7.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2017 and 2016

1. PLAN DESCRIPTION

The following description of the American Electric Power System Retirement Savings Plan (Plan) is provided for general information purposes only. Participants should refer to the Plan documents for a more complete description of the Plan’s information. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

General

The Plan is a defined contribution plan that became effective and commenced operations on January 1, 1978. The Plan covers full-time and part-time employees of the participating subsidiaries of American Electric Power Company, Inc. (AEP or the Company) who are not excluded by the terms of the Plan, such as pursuant to a unionized collective bargaining agreement. American Electric Power Service Corporation (AEPSC) is the plan administrator (Plan Administrator) and plan sponsor (Plan Sponsor). AEPSC is a wholly-owned subsidiary of AEP. JPMorgan Chase Bank (JPMorgan) is the primary trustee for the Plan. Great West Financial Retirement Plan Services, LLC (Empower Retirement) is the plan record keeper. Effective May 23, 2016, American Electric Power Service Corporation (AEPSC) appointed Great-West Trust Company, LLC (GWTC) as a trustee/custodian for certain cash held on behalf of the Plan pending investment or disbursement.

Contributions

Newly eligible employees are automatically enrolled in the Plan with a 3% pretax deferral. Employees may opt out of the automatic enrollment or revise their elections after they are notified of their right not to have such pretax deferrals made on their behalf and how their account will be invested in the absence of their making an investment election. Generally, eligible employees participating in the Plan may make contributions (pretax, after-tax or Roth 401(k) contributions) in 1% increments up to 50% of their eligible pay (within Internal Revenue Service (IRS) limits). Participants who are age 50 and older are eligible to contribute additional pretax or Roth 401(k) amounts as catch-up contributions. The catch-up contribution limit was $6,000 for 2017 and 2016. An employee who is eligible to participate in the Plan also may roll eligible retirement benefits into the Plan. The participating employers contribute to the Plan, on behalf of each participant, an amount equal to 100% of the participant’s non-rollover contributions up to 1% of the participant’s eligible compensation for each payroll period, plus 70% of the participant’s contributions for the next 5% of the participant’s eligible compensation for each payroll period, subject to certain limitations. All contributions that are withheld from a participant’s pay or are made by the participating employers are deposited in the American Electric Power System Retirement Savings Plan Trust after each pay period. The Plan, in a manner consistent with the requirements under section 401 of the Internal Revenue Code (IRC), restricts the amount that certain participants who are deemed highly compensated may contribute to the Plan, provided that it is AEPSC’s intent that the Plan include a “qualified automatic contribution arrangement” (as defined in Section 401(k)(13) of the IRC), such that only the after-tax contributions made by such highly compensated participants may be subject to such restrictions.

Dolet Hills Lignite Company, LLC (DHLC) is wholly-owned by Southwestern Electric Power Company, which is a wholly-owned Subsidiary of AEP. In January 2016, DHLC employees became eligible to participate in the Plan. In connection with that transition, DHLC and the Plan Sponsor decided that DHLC’s 401(k) savings plan would be merged into the Plan and as a result, $20.4 million in assets were transferred to the Plan in January 2016.

In November 2015, AEP sold its commercial barge transportation subsidiary, AEP River Operations (AEPRO), to American Commercial Barge Lines (ACBL), a nonaffiliated party. ACBL acquired AEPRO by purchasing all the common stock of AEP Resources, Inc., the parent company of AEPRO. AEP agreed to cause the Plan account balances of the participants who became employees of ACBL or its affiliates to be transferred to the 401(k) retirement plan in which they had become participants following the sale.  As a result, $67.6 million in assets were transferred out of the Plan and into ACBL’s 401(k) plan in February 2016, including $5.0 million in participant notes receivable.

Notes Receivable from Participants

Participants may borrow from their savings plan accounts a minimum of $1,000 but no more than the lesser of $50,000 or 50% of their account balance. Loan terms range from 12 months to 60 months (or up to 180 months for certain residential loans), or any monthly increment in-between. Interest rates, fixed for the life of the loan, are calculated by adding 1% to the prime rate, as reported in the Wall Street Journal as of the first business day of the calendar month in which the loan is taken. Active employees repay principal and interest payments through payroll deductions.

Participant loans and the accrued interest are collateralized by the account balance, and upon default, the outstanding balance is subject to income taxes and possible tax penalty.

Participant Accounts

Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, the Company’s contributions and investment earnings and losses and charged with benefit payments and allocations of Plan expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Participants may transfer the value of their cumulative contributions, in any whole percentage or dollar amount, among investments, and change their investment elections on a daily basis. Participants may change their payroll contribution elections coinciding with the Company’s payroll periods.

Vesting and Distribution

Participants are immediately vested in their pretax, after-tax, Roth 401(k) and the Company contributions, including earnings thereon. Excluding participants’ pretax and Roth 401(k) contributions, profit sharing contributions, and post-2008 Company matching contributions, all participants may make an unlimited number of withdrawals of their interest in the Plan at any time, including their pre-2009 Company matching contributions. Pretax, Roth 401(k) and profit sharing contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier upon hardship (as defined by the Plan) or following termination of employment. Post-2008 Company matching contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier following earlier termination of employment, but not upon hardship.

The AEP Stock Fund is an investment option in the Plan. Participants can elect to have dividends generated from their AEP Stock Fund holdings paid out in cash, rather than automatically reinvested in the fund. The dividend payouts are made periodically (at least annually) and are treated as ordinary income to the participants for tax purposes.

2. ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (GAAP).

Investment Valuation and Income Recognition

Participants direct the investment of their plan accounts among various investment options offered by the Plan. Investments in securities are reported at fair value while fully benefit responsive investment contracts are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Purchases and sales of securities have been recorded on a trade-date basis. Net appreciation includes the Plan’s gains or losses on investments bought or sold as well as held throughout the year. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. These amounts are reinvested by the Trustee in the funds that generated such income with the exception of the AEP Stock Fund, which pays or reinvests dividends at the direction of each participant.

Notes Receivable from Participants

Notes Receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are not recorded as distributions until actually distributed based on the terms of the Plan document.

Administrative and Management Fees

Administrative and Management Fees incurred relating to JPMorgan and Empower Retirement during 2017 and 2016 totaled $2,652,054 and $2,566,217, respectively. The Plan directly pays for administrative, recordkeeping and management fees.

Distributions to Participants

Distributions to participants are recorded when paid. There were no material amounts of distributions due to participants who requested distributions from the Plan as of December 31, 2017 and 2016.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets. Actual results could differ from the estimates.

Fair Value Measurements of Assets

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). AEPSC’s staff independently monitors valuation policies and procedures and provides members of the Benefits Finance Committee (BFC) and its Investment Subcommittee (IC) various monthly and quarterly reports, regarding compliance with policies and procedures. The BFC consists of AEPSC’s Chief Financial Officer, Treasurer, Chief Administrative Officer, Chief Risk Officer, Executive Vice President General Counsel in addition to the Executive Vice President - Energy Supply of AEP and the President of AEP Ohio. The IC consists of AEPSC’s Treasurer, Director of Trusts and Investments and two Managing Directors of Corporate Finance.

The Plan utilizes its Trustee’s external pricing service to estimate the fair value of the underlying investments held in the Plan. The Plan’s investment managers review and validate the prices utilized by the Trustee to determine fair value. The Plan Administrator performs its own valuation testing to verify the fair values of the securities, in part by reviewing audit reports of the Trustee’s operating controls and valuation processes.

Assets in the Plan are classified using the following methods. Equities are classified as Level 1 holdings if they are actively traded on exchanges. Items classified as Level 1 are investments in equity securities and registered investment companies. They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets. Items classified as Level 2 are primarily investments in individual fixed income securities. Fixed income securities generally do not trade on exchanges and do not have an official closing price but their valuation inputs are based on observable market data.

The Trustee uses multiple pricing vendors for the assets held in trust. The Trustee’s pricing vendors calculate bond valuations using financial models and matrices. The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation. Cash equivalent funds are held to provide liquidity and meet short term cash needs. The underlying holdings in the cash funds consist of commercial paper, certificates of deposit, treasury bills, and other short-term debt securities. Short-term debt securities are valued based on observable market data by the trust banks pricing vendor. Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments. Investments with unobservable valuation inputs are classified as Level 3 investments. Investments classified as “Other” are valued using Net Asset Value as a practical expedient. Items classified as Other are primarily cash equivalent funds and common collective trusts. These investments do not have a readily determinable fair value or they contain redemption restrictions which may include the right to suspend redemptions under certain circumstances. Redemption restrictions on common collective trusts may also prevent certain investments from being redeemed at the reporting date for the underlying value.

Common Collective Trusts are valued at the net asset value per share (NAV). The basis of the reported NAV is the total fair value of all underlying holdings less expenses and liabilities. The value of each unit is determined by dividing the net asset value of the fund by the number of applicable units outstanding on the valuation date.

The plan offers a self-directed brokerage account (SDB) option that allows participants to invest in thousands of retail mutual funds.

3. PLAN TERMINATION

Although it has not expressed any intent to do so, AEPSC has the right to take such actions as will allow contributions to the Plan to be discontinued at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants remain 100 percent vested in their accounts.

4. INVESTMENT CONTRACTS

The Plan has a fully benefit responsive synthetic investment contract, the Managed Income Fund. The Managed Income Fund provides a stable value investment option that includes fully benefit-responsive wrap contracts which assure the book value of investments for plan participants. The fund’s underlying assets, which are held in a trust, utilize wrap contracts issued by four financial institutions as of December 31, 2017 and 2016. The fund’s underlying investment or investments, usually a portfolio, owned by the Plan, consist primarily of high quality, intermediate term fixed income securities and guaranteed investment contracts. The contracts provide that participants execute plan transactions at contract value. Contract value represents contributions made to the fund, plus credited interest, less participant withdrawals, without regard to changes in the fair value of the investments and securities underlying the fund. The rates for crediting interest are reset periodically based on market rates of other similar investments, the current yield of the underlying investments and the spread between the market value and contract value. The interest crediting rate cannot be less than 0%. Certain events initiated by the Plan Sponsor, such as plan termination or a plan merger, would limit the ability of the Plan to administer participant-level transactions at contract value or may allow for the termination of the wrap contract at market value, rather than contract value.

The Plan Sponsor does not believe that any events that may limit the ability of the plan to transact at contract value are probable as of December 31, 2017 or the date these financial statements are issued.

5. PARTY-IN-INTEREST TRANSACTIONS

Certain transactions involving the Plan and its assets during 2016 and 2017 involved parties in interest with respect to the Plan, but most of those transactions were not prohibited transactions under ERISA because of the applicability of one or more exemptions. The exempt party-in-interest transactions involving the Plan included the following: JPMorgan Chase Bank, N.A. has acted as trustee and custodian under the Plan, while its affiliates have acted as (a) investment managers for a number of the Plan’s investment options; and (2) Great West Trust Company, LLC, has been acting as a trustee and custodian under the Plan since May 23, 2016, while its affiliates have acted as (a) the Plan’s record keeper and (b) investment advisor or investment manager for a number of plan participants with respect to the amounts held in their Plan accounts.

As of December 31, 2017 and 2016, the Plan held 4,514,539 and 5,229,663 shares, respectively, of common stock of American Electric Power Company, Inc., the parent company of the Plan Sponsor, with a cost basis of $195,026,006 and $220,285,746, respectively. During the year ended December 31, 2017, the Plan acquired 194,158 shares of that common stock with a fair value of $13,427,212 and disposed of 909,282 shares with a fair value of $63,833,080. During the year ended December 31, 2016, the Plan acquired 491,724 shares of that common stock with a fair value of $31,587,072 and disposed of 765,388 shares with a fair value of $48,622,397. During the years ended December 31, 2017 and 2016, the Plan recorded dividend income of $11,654,344 and $11,775,399, respectively, related to its investment in that common stock.

The Plan entered into a non-exempt prohibited transaction when it made a series of payments to the Trustee between February 2014 and January 2017. ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as a fiduciary investment manager or Trustee). Although an exemption under ERISA 408(b)(2) generally is applicable to contracts with parties (such as Trustees) for services necessary for the operation of a plan where no more than reasonable compensation is paid therefor, the described payments represent the amount invoiced and paid by the Plan for services later determined not to have been applicable to the Plan.

Therefore, although the Trustee had an agreement to charge the subject fees when participating in class actions on behalf of the Plan, the amount of the subject billings related to class actions in which the Plan had no interest, resulting in the imposition of charges for which the Plan received services that were not applicable to the Plan. The erroneous charges from January 2017 were identified and almost immediately reimbursed in March 2017. Following a more thorough review of historical invoices, additional such charges were identified from February 2014 and October 2015 and reimbursed to the Plan in January 2018. The Plan received payment of its lost earnings attributable to the charges from the Trustee in June 2018 and this transaction is considered fully remediated.

The Plan entered into another non-exempt prohibited transaction when it made a series of overpayments to the Trustee between October 2006 and July 2014. The described payments represent the amount invoiced and paid by the Plan in excess of the amount required by the applicable contract.

The Trustee had agreed to apply different fee rates to different plan accounts, depending on the classification of the activity transacted in those accounts, and had agreed to waive normal fees with regard to other accounts. However, upon a review of the invoices generated by the Trustee, it was discovered that (a) for the period between July 2006 and July 2014, the Trustee had mistakenly applied incorrect fee rates applicable to certain accounts, and (b) between July 2009 and July 2014, it had mistakenly applied fees that it had agreed to waive. These resulted in an effective overcharge for their services. Following confirmation of the overpayments in 2014, the Plan secured repayment of the excess charges and the Trustee and Plan Sponsor have confirmed that the transactions were fully remediated in 2016.

The Plan also entered into a non-exempt prohibited transaction in March 2016 when Galliard Capital Management, Inc. (Galliard), a fiduciary investment manager engaged by the Plan, used its discretion to cause the Plan to purchase corporate bonds that had been issued by Berkshire Hathaway, Inc., which by then had become a 10% or more shareholder of Wells Fargo, Inc., which is the parent corporation of Galliard. ERISA Section 3(14)(H) defines the term “party in interest” to include a 10 percent or more shareholder directly or indirectly of a plan fiduciary. Therefore, when Galliard caused the Plan to purchase the bonds issued by Berkshire Hathaway, the resulting relationship between the Plan and Berkshire Hathaway may be considered an indirect use of Plan assets by a party in interest. When Galliard caused the Plan to sell the bonds approximately 6 months later at a gain of $25,359, that put the Plan in a financial position that was no worse than it would have been had the transaction not occurred, which “corrected” the transaction per applicable tax regulations. (See Temporary Treasury Regulation Section 141.4975-13 and Treasury Regulation Section 53.4941(e)-1(c)(1).

6. FAIR VALUE MEASUREMENTS

For a discussion of fair value accounting and the classification of assets within the fair value hierarchy, see the “Fair Value Measurements of Assets” section of Note 2.

Plan Assets within the Fair Value Hierarchy as of December 31, 2017

	Level 1	Level 2	Level 3	Other	Total
Equities
Corporate Stocks	$626,593,817	$—	$—	$—	$626,593,817
AEP Stock	332,134,634	—	—	—	332,134,634
Subtotal Equities	958,728,451	—	—	—	958,728,451

Fixed Income
Government Bonds	—	21,069,176	—	—	21,069,176
Corporate Debt Securities	—	12,074,537	—	—	12,074,537
Mortgage Backed Securities	—	11,382,346	—	—	11,382,346
Subtotal Fixed Income	—	44,526,059	—	—	44,526,059

Common/Collective Trusts
JPMorgan Liquidity Fund (a)	—	—	—	15,858,228	15,858,228
Mellon Capital Small Cap Stock Index Fund (a)	—	—	—	193,197,108	193,197,108
Mellon Capital Mid Cap Stock Index Fund (a)	—	—	—	292,675,208	292,675,208
Mellon Capital Stock Index Fund (a)	—	—	—	882,411,388	882,411,388
Mellon Capital International Stock Index Fund (a)	—	—	—	576,531,607	576,531,607
Mellon Capital REIT Index Fund (a)	—	—	—	31,222,230	31,222,230
Mellon Capital Aggregate Bond Index Fund (a)	—	—	—	498,581,554	498,581,554
Mellon Capital Treasury Inflation-Protected Securities Fund (a)	—	—	—	22,010,402	22,010,402
JPMorgan Strategic Property Fund (a)	—	—	—	49,924,957	49,924,957
Mellon Capital Emerging Markets Stock Index Fund (a)	—	—	—	32,291,448	32,291,448
Columbia Trust Focused Large Cap Growth Fund (a)	—	—	—	150,013,620	150,013,620
Subtotal Common/Collective Trusts	—	—	—	2,744,717,750	2,744,717,750

Self-Directed Brokerage Account (c)	76,611,659	—	—	15,109,777	91,721,436
Registered Investment Companies (b)	76,036,445	—	—	—	76,036,445
Cash Equivalents (a)	5,659,628	—	—	1,253,946	6,913,574
Accrued Items and Unsettled Trades (a)	4,343,118	(14,622,118)	—	(1,029,950)	(11,308,950)

Total Assets Reflecting Investments at Fair Value	$1,121,379,301	$29,903,941	$—	$2,760,051,523	$3,911,334,765

(a)	Amounts in “Other” column represent investments for which fair value is measured using net asset value per share.

(b)
The classification within the fair value hierarchy of Registered Investment Companies was changed in the current year. The change was due to a change in the assessment of the valuation methodology. Previously, such investments were reported at NAV.

(c)
The underlying investments in the self-directed brokerage account, previously classified as registered investment companies and cash equivalents within the leveling table are presented on a combined basis as a self-directed brokerage account.  In 2016, these investments are presented as Registered Investment Companies of $70,405,035 and Cash Equivalents of $18,222,478.

Plan Assets within the Fair Value Hierarchy as of December 31, 2016

	Level 1	Level 2	Level 3	Other	Total
Equities
Corporate Stocks	$635,410,822	$—	$—	$—	$635,410,822
AEP Stock	329,259,557	—	—	—	329,259,557
Subtotal Equities	964,670,379	—	—	—	964,670,379

Fixed Income
Government Bonds	—	20,789,868	—	—	20,789,868
Corporate Debt Securities	—	10,937,074	—	—	10,937,074
Mortgage Backed Securities	—	10,794,803	—	—	10,794,803
Subtotal Fixed Income	—	42,521,745	—	—	42,521,745

Common/Collective Trusts
JPMorgan Liquidity Fund (a)	—	—	—	12,947,585	12,947,585
Mellon Capital Small Cap Stock Index Fund (a)	—	—	—	181,257,716	181,257,716
Mellon Capital Mid Cap Stock Index Fund (a)	—	—	—	239,275,406	239,275,406
Mellon Capital Stock Index Fund (a)	—	—	—	744,575,161	744,575,161
Mellon Capital International Stock Index Fund (a)	—	—	—	463,841,234	463,841,234
Mellon Capital REIT Index Fund (a)	—	—	—	27,607,567	27,607,567
Mellon Capital Aggregate Bond Index Fund (a)	—	—	—	451,234,688	451,234,688
Mellon Capital Treasury Inflation-Protected Securities Fund (a)	—	—	—	19,303,861	19,303,861
JPMorgan Strategic Property Fund (a)	—	—	—	43,720,839	43,720,839
Mellon Capital Emerging Markets Stock Index Fund (a)	—	—	—	26,607,569	26,607,569
Subtotal Common/Collective Trusts	—	—	—	2,210,371,626	2,210,371,626

Registered Investment Companies (a)	—	—	—	146,398,474	146,398,474
Cash Equivalents (a)	—	38,478	—	21,981,151	22,019,629
Accrued Items and Unsettled Trades (a)	(956,071)	(5,486,311)	—	(2,091,521)	(8,533,903)

Total Assets Reflecting Investments at Fair Value	$963,714,308	$37,073,912	$—	$2,376,659,730	$3,377,447,950

(a)	Amounts in “Other” column represent investments for which fair value is measured using net asset value per share.

The following tables set forth a summary of the Plan's investments with a reported Net Asset Value as of December 31, 2017 and 2016:

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2017

Common/Collective Trusts	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period
JPMorgan Liquidity Fund	$15,858,228	Daily	1 Day
Mellon Capital Small Cap Stock Index Fund	193,197,108	Daily	Trade Date + 1
Mellon Capital Mid Cap Stock Index Fund	292,675,208	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	882,411,388	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	576,531,607	Daily	Trade Date + 1
Mellon Capital REIT Index Fund	31,222,230	Daily	Trade Date + 1
Mellon Capital Aggregate Bond Index Fund	498,581,554	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	22,010,402	Daily	Trade Date + 1
JPMorgan Strategic Property Fund	49,924,957	Quarterly	45 Days
Mellon Capital Emerging Markets Stock Index Fund	32,291,448	Daily	Trade Date + 1
Columbia Trust Focused Large Cap Growth Fund	150,013,620	Daily	Trade Date + 1
Total Assets	$2,744,717,750

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2016

Common/Collective Trusts	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period
JPMorgan Liquidity Fund	$12,947,585	Daily	1 Day
Mellon Capital Small Cap Stock Index Fund	181,257,716	Daily	Trade Date + 1
Mellon Capital Mid Cap Stock Index Fund	239,275,406	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	744,575,161	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	463,841,234	Daily	Trade Date + 1
Mellon Capital REIT Index Fund	27,607,567	Daily	Trade Date + 1
Mellon Capital Aggregate Bond Index Fund	451,234,688	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	19,303,861	Daily	Trade Date + 1
JPMorgan Strategic Property Fund	43,720,839	Quarterly	45 Days
Mellon Capital Emerging Markets Stock Index Fund	26,607,569	Daily	Trade Date + 1
Total Assets	$2,210,371,626

It is the Plan’s policy to record transfers in and transfers out of each level at the end of each reporting period. There have been no transfers between Level 1, Level 2, and Level 3 during the years ended December 31, 2017 and 2016.

7. RISK AND UNCERTAINTIES

The Plan invests in various investment instruments, and investment securities are exposed to various risks, such as interest rate, credit and market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the financial statements.

8. FEDERAL INCOME TAX

The IRS has issued a favorable determination letter dated December 8, 2017 with respect to the Plan. A favorable determination letter indicates that, in the opinion of the IRS, the terms of the Plan meets the requirements of Section 401(a) of the IRC, and thereby recognizes the exempt status of the Plan’s trust pursuant to Section 501(a) of the IRC.

The Plan has been amended subsequent to the issuance of that IRS determination letter. Plan management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan’s trust continues to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2014.

9. RECONCILIATION OF FINANCIAL STATEMENTS TO THE FORM 5500

The following tables are reconciliations of participant loans and net assets available for benefits per the financial statements to Form 5500.

	January 1,
Participant Loans - Schedule H, Part I, Line 1c(8), Column (a)	2017	2016
Beginning Balance per Financial Statements	$84,946,911	$87,524,769
Less: Loans Deemed Distributed with No Post-Default Payments	(3,731,609)	(2,532,695)
Balance Reported on Form 5500	$81,215,302	$84,992,074

	December 31,
Participant Loans - Schedule H, Part I, Line 1c(8), Column (b)	2017	2016
Ending Balance per Financial Statements	$80,963,724	$84,946,911
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(4,013,858)	(3,731,609)
Balance Reported on Form 5500	$76,949,866	$81,215,302

	January 1,
Net Assets - Schedule H, Part I, Line 1l, Column (a)	2017	2016
Beginning Balance per Financial Statements	$4,179,621,925	$4,014,450,673
Less: Loans Deemed Distributed with No Post-Default Payments	(3,731,609)	(2,532,695)
Beginning Balance Reported on Form 5500	$4,175,890,316	$4,011,917,978

	December 31,
Net Assets - Schedule H, Part I, Line 1l, Column (b)	2017	2016
Ending Balance per Financial Statements	$4,668,151,507	$4,179,621,925
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(4,013,858)	(3,731,609)
Balance Reported on Form 5500	$4,664,137,649	$4,175,890,316

	December 31,
Increase in Net Assets - Schedule H, Part II, Line 2k	2017	2016
Per Financial Statements	$488,529,582	$212,373,520
Less: Loans Deemed Distributed	(282,249)	(1,198,914)
Reported on Form 5500	$488,247,333	$211,174,606

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2017

Shares	Identity of Issuer, Borrower, Lessor or Similar Party	Current Value

	Money Market Fund
	JPMorgan US Govt MMKT Fund Capital Shares - 3164	$37,312,683
	Total Money Market Fund	$37,312,683

	Guaranteed Investment Contracts
	Metlife Separate Account No 694	$71,581,886
	Metlife Separate Account No 690	84,991,415
	Total Guaranteed Investment Contracts	$156,573,301

	Corporate Debt Securities
	AbbVie Inc, 1.8%, due 05/14/2018, par $290,000	$290,540
	Activision Blizzard Inc, 2.6%, due 06/15/2022, par $100,000	99,380
	AIG Global Funding, 2.7%, due 12/15/2021, par $450,000	450,310
	AIG Global Funding, 2.7%, due 12/15/2021, par $450,000	450,310
	Air Liquide Finance SA, 1.75%, due 09/27/2021, par $270,000	263,073
	Air Liquide Finance SA, 1.75%, due 09/27/2021, par $200,000	194,869
	Alexandria Real Estate Equities Inc, 3.45%, due 04/30/2025, par $150,000	150,091
	Ally Auto Receivables Trust 2014-3, 1.28%, due 06/17/2019, par $208,192	208,206
	Amazon.com Inc, 2.8%, due 08/22/2024, par $86,000	86,601
	American Express Credit Account Master Trust, 1.77%, due 11/15/2022, par $1,250,000	1,240,230
	American Express Credit Corp, 2.25%, due 05/05/2021, par $175,000	174,232
	American Express Credit Corp, 2.25%, due 08/15/2019, par $515,000	520,453
	American Express Credit Corp, 2.25%, due 05/05/2021, par $215,000	214,056
	American Express Credit Corp, 1.7%, due 10/30/2019, par $200,000	198,512
	American Express Credit Corp, 1.875%, due 05/03/2019, par $270,000	269,731
	American Honda Finance Corp, 2.6%, due 11/16/2022, par $215,000	215,831
	American Honda Finance Corp, 1.6%, due 07/13/2018, par $385,000	387,501
	American Honda Finance Corp, 1.7%, due 02/22/2019, par $210,000	210,416
	American Honda Finance Corp, 1.95%, due 07/20/2020, par $130,000	130,110
	American Honda Finance Corp, 2%, due 11/13/2019, par $510,000	509,529
	AmeriCredit Auto Rec Trust, 1.81%, due 10/08/2020, par $729,327	729,917
	AmeriCredit Automobile Receivables Trust 2017-2, 1.65%, due 09/18/2020, par $2,064,533	2,062,609
	AmeriCredit Automobile Receivables Trust 2017-3, 1.69%, due 12/18/2020, par $1,495,000	1,493,833
	Amphenol Corp, 2.2%, due 04/01/2020, par $585,000	585,326
	Anglo American Capital PLC, 3.625%, due 09/11/2024, par $200,000	201,257
	Anheuser-Busch InBev Finance Inc, 3.3%, due 02/01/2023, par $700,000	725,930
	Apple Inc, 2.25%, due 02/23/2021, par $170,000	171,161
	Apple Inc, 2.5%, due 02/09/2022, par $505,000	510,426
	Apple Inc, 2.85%, due 05/11/2024, par $200,000	201,688
	Apple Inc, 2.4%, due 01/13/2023, par $570,000	566,927
	ARI Fleet Lease Trust 2017-A, 1.91%, due 04/15/2026, par $780,000	778,924
	AT&T Inc, 3%, due 06/30/2022, par $380,000	380,707
	AT&T Inc, 2.8%, due 02/17/2021, par $290,000	294,306
	AT&T Inc, 3.2%, due 03/01/2022, par $175,000	178,755
	AT&T Inc, 3.9%, due 08/14/2027, par $480,000	490,695
	AT&T Inc, 2.8%, due 02/17/2021, par $290,000	294,306
	AT&T Inc, 3.2%, due 03/01/2022, par $175,000	178,755
	AT&T Inc, 2.85%, due 02/14/2023, par $1,190,000	1,208,284
	Atmos Energy Corp, 3%, due 06/15/2027, par $70,000	69,743
	AvalonBay Communities Inc, 3.625%, due 10/01/2020, par $412,000	427,851
	AvalonBay Communities Inc, 4.2%, due 12/15/2023, par $480,000	511,748
	AvalonBay Communities Inc, 3.625%, due 10/01/2020, par $413,000	428,890
	BAE Systems PLC, 4.75%, due 10/11/2021, par $335,000	360,720
	BAE Systems PLC, 4.75%, due 10/11/2021, par $210,000	226,123
	Baker Hughes a GE Co LLC, 2.773%, due 12/15/2022, par $125,000	125,036
	Bank of America Corp, 3.3%, due 01/11/2023, par $450,000	467,363
	Bank of America Corp, 2.625%, due 04/19/2021, par $435,000	439,503
	Bank of America Corp, 3.124%, due 01/20/2023, par $255,000	262,235
	Bank of America Corp, 3.705%, due 04/24/2028, par $410,000	423,649
	Bank of America Corp, 2.625%, due 04/19/2021, par $435,000	439,503
	Bank of America Corp, 3.124%, due 01/20/2023, par $255,000	262,235

Bank of America Corp, 2.36476%, due 04/24/2023, par $970,000	989,995
Bank of America NA, 2.05%, due 12/07/2018, par $400,000	400,432
Bank of Montreal, 2.5%, due 01/11/2022, par $325,000	328,386
Bank of Montreal, 1.75%, due 06/15/2021, par $925,000	903,199
Bank of New York Mellon Corp/The, 2.2%, due 03/04/2019, par $1,000,000	1,009,981
Bank of Nova Scotia/The, 1.875%, due 04/26/2021, par $375,000	368,971
Bank of Nova Scotia/The, 2.125%, due 09/11/2019, par $1,400,000	1,407,582
Bayer US Finance LLC, 2.375%, due 10/08/2019, par $425,000	427,563
Bayer US Finance LLC, 2.375%, due 10/08/2019, par $425,000	427,563
BB&T Corp, 2.85%, due 10/26/2024, par $120,000	119,744
Becton Dickinson and Co, 2.675%, due 12/15/2019, par $305,000	306,465
Becton Dickinson and Co, 2.675%, due 12/15/2019, par $305,000	306,465
BMW US Capital LLC, 1.85%, due 09/15/2021, par $450,000	441,501
BMW US Capital LLC, 1.5%, due 04/11/2019, par $380,000	378,642
BMW Vehicle Lease Trust 2017-2, 1.8%, due 02/20/2020, par $405,000	404,373
Boston Properties LP, 4.125%, due 05/15/2021, par $460,000	483,196
Boston Properties LP, 3.125%, due 09/01/2023, par $300,000	305,487
Boston Properties LP, 4.125%, due 05/15/2021, par $460,000	483,196
BP Capital Markets PLC, 3.224%, due 04/14/2024, par $430,000	443,557
BP Capital Markets PLC, 2.52%, due 09/19/2022, par $45,000	45,098
BP Capital Markets PLC, 1.375%, due 05/10/2018, par $1,400,000	1,400,589
Branch Banking & Trust Co, 2.3%, due 10/15/2018, par $400,000	402,682
Branch Banking & Trust Co, 2.625%, due 01/15/2022, par $400,000	405,597
Branch Banking & Trust Co, 2.25%, due 06/01/2020, par $800,000	799,817
Canadian National Railway Co, 5.55%, due 05/15/2018, par $200,000	204,128
Canadian Natural Resources Ltd, 2.95%, due 01/15/2023, par $80,000	81,025
Canadian Pacific Railway Co, 6.5%, due 05/15/2018, par $659,000	675,267
Capital Auto Rec Trust, 1.73%, due 09/20/2019, par $854,063	854,497
Capital One Exec Tr, 1.34%, due 04/15/2022, par $1,000,000	990,427
Capital One Financial Corp, 3.3%, due 10/30/2024, par $280,000	280,096
Capital One Multi-Asset Execution Trust, 1.99%, due 07/17/2023, par $720,000	716,086
Capital One NA/Mclean VA, 2.35%, due 08/17/2018, par $450,000	454,639
Capital One NA/Mclean VA, 1.85%, due 09/13/2019, par $370,000	368,486
Capital One NA/Mclean VA, 2.35%, due 08/17/2018, par $600,000	606,185
Capital One NA/Mclean VA, 2.21703%, due 08/08/2022, par $900,000	902,357
Cardinal Health Inc, 2.616%, due 06/15/2022, par $380,000	374,091
Cardinal Health Inc, 1.948%, due 06/14/2019, par $360,000	358,118
CarMax Auto Owner Trust 2015-1, 1.38%, due 11/15/2019, par $490,234	489,852
Carmax Auto Owner Trust 2016-3, 1.39%, due 05/17/2021, par $2,100,000	2,083,399
CarMax Auto Owner Trust 2017-2, 1.93%, due 03/15/2022, par $1,500,000	1,493,059
CarMax Auto Owner Trust 2017-3, 1.64%, due 09/15/2020, par $1,430,000	1,428,055
Caterpillar Financial Services Corp, 2%, due 03/05/2020, par $191,000	191,330
Caterpillar Financial Services Corp, 2.25%, due 12/01/2019, par $215,000	215,741
Caterpillar Financial Services Corp, 2%, due 03/05/2020, par $455,000	455,786
Caterpillar Financial Services Corp, 1.85%, due 09/04/2020, par $120,000	119,302
CenterPoint Energy Houston Electric LLC, 2.25%, due 08/01/2022, par $535,000	532,288
Chase Issuance Trust, 1.62%, due 07/15/2020, par $790,000	789,937
Chevron Corp, 2.419%, due 11/17/2020, par $370,000	373,330
Chevron Corp, 2.1%, due 05/16/2021, par $240,000	238,665
Chevron Corp, 1.365%, due 03/02/2018, par $300,000	301,153
Chevron Corp, 2.419%, due 11/17/2020, par $370,000	373,330
Chubb INA Holdings Inc, 2.3%, due 11/03/2020, par $155,000	155,328
Chubb INA Holdings Inc, 2.3%, due 11/03/2020, par $155,000	155,328
Cisco Systems Inc, 2.45%, due 06/15/2020, par $630,000	634,807
Citibank NA, 2.1%, due 06/12/2020, par $730,000	726,035
Citigroup Inc, 3.875%, due 10/25/2023, par $420,000	441,604
Citigroup Inc, 2.65%, due 10/26/2020, par $415,000	418,375
Citigroup Inc, 2.7%, due 03/30/2021, par $205,000	207,022
Citigroup Inc, 2.35%, due 08/02/2021, par $420,000	419,507
Citigroup Inc, 2.75%, due 04/25/2022, par $220,000	220,664
Citigroup Inc, 2.5%, due 07/29/2019, par $600,000	608,175
Citigroup Inc, 2.65%, due 10/26/2020, par $415,000	418,375
Citigroup Inc, 2.7%, due 03/30/2021, par $205,000	207,022
Citigroup Inc, 2.32742%, due 04/25/2022, par $420,000	426,201
Citizens Bank NA/Providence RI, 2.55%, due 05/13/2021, par $250,000	249,925
Citizens Bank NA/Providence RI, 2.65%, due 05/26/2022, par $250,000	248,358
Citizens Bank NA/Providence RI, 2.3%, due 12/03/2018, par $300,000	300,742
Citizens Bank NA/Providence RI, 2.2%, due 05/26/2020, par $250,000	248,790
CNH Equipment Trust 2015-B, 1.37%, due 07/15/2020, par $264,684	264,402
CNH Equipment Trust 2015-B, 1.37%, due 07/15/2020, par $794,051	793,206

CNH Equipment Trust 2017-B, 1.86%, due 09/15/2022, par $1,490,000	1,479,751
Comcast Corp, 3%, due 02/01/2024, par $600,000	611,471
Commonwealth Edison Co, 4%, due 08/01/2020, par $680,000	716,723
Commonwealth Edison Co, 4%, due 08/01/2020, par $681,000	717,777
ConocoPhillips Co, 2.875%, due 11/15/2021, par $320,000	324,895
ConocoPhillips Co, 2.2%, due 05/15/2020, par $225,000	225,127
ConocoPhillips Co, 4.2%, due 03/15/2021, par $132,000	140,439
ConocoPhillips Co, 2.2%, due 05/15/2020, par $225,000	225,127
ConocoPhillips Co, 4.2%, due 03/15/2021, par $132,000	140,439
Consumers Energy Co, 2.85%, due 05/15/2022, par $280,000	283,776
Consumers Energy Co, 3.375%, due 08/15/2023, par $300,000	311,913
Cooperatieve Rabobank UA/NY, 2.18028%, due 01/10/2022, par $270,000	275,233
Core Industrial Trust 2015-TEXW, 3.077%, due 02/10/2034, par $1,000,000	1,018,663
Core Industrial Trust 2015-TEXW, 3.077%, due 02/10/2034, par $1,100,000	1,120,529
Covidien International Finance SA, 4.2%, due 06/15/2020, par $481,000	503,632
Credit Suisse AG/New York NY, 1.75%, due 01/29/2018, par $295,000	297,182
Credit Suisse AG/New York NY, 1.75%, due 01/29/2018, par $295,000	297,182
Credit Suisse Group AG, 3.574%, due 01/09/2023, par $320,000	330,812
Credit Suisse Group AG, 2.997%, due 12/14/2023, par $250,000	247,418
Credit Suisse Group AG, 2.77352%, due 12/14/2023, par $625,000	631,789
CVS Health Corp, 2.8%, due 07/20/2020, par $500,000	508,344
CVS Health Corp, 2.8%, due 07/20/2020, par $500,000	508,344
Daimler Finance North America LLC, 2.45%, due 05/18/2020, par $500,000	501,086
Daimler Finance North America LLC, 2%, due 07/06/2021, par $130,000	128,440
Daimler Finance North America LLC, 2.45%, due 05/18/2020, par $500,000	501,086
Daimler Finance North America LLC, 2%, due 07/06/2021, par $100,000	98,800
Daimler Finance North America LLC, 2.2%, due 05/05/2020, par $180,000	179,594
Daimler Finance North America LLC, 2.3%, due 02/12/2021, par $200,000	198,905
Danone SA, 1.691%, due 10/30/2019, par $1,090,000	1,080,016
DBUBS 2011-LC2 Mortgage Trust, 4.537%, due 07/10/2044, par $1,000,000	1,056,964
Dell Equipment Finance Trust 2017-1, 1.86%, due 06/24/2019, par $1,755,000	1,755,168
Dell Equipment Finance Trust 2017-2, 2.19%, due 10/24/2022, par $120,000	119,663
Duke Energy Carolinas LLC, 2.5%, due 03/15/2023, par $420,000	419,339
Duke Energy Florida LLC, 4.55%, due 04/01/2020, par $650,000	689,379
Duke Energy Florida LLC, 4.55%, due 04/01/2020, par $650,000	689,379
Duke Energy Progress LLC, 1.70263%, due 09/08/2020, par $150,000	150,199
Duke Realty LP, 3.875%, due 10/15/2022, par $410,000	429,929
Ecolab Inc, 2.25%, due 01/12/2020, par $415,000	419,170
Ecolab Inc, 3.25%, due 01/14/2023, par $560,000	581,019
Ecolab Inc, 2.25%, due 01/12/2020, par $415,000	419,170
EdLinc Student Loan Funding Trust 2012-1, 2.55213%, due 09/25/2030, par $485,082	488,268
Edsouth Indenture No 2 LLC, 2.70213%, due 09/25/2040, par $367,788	370,526
Edsouth Indenture No 2 LLC, 2.70213%, due 09/25/2040, par $367,788	370,526
Edu Fund of South, 2.01742%, due 04/25/2035, par $1,148,940	1,153,321
Education Loan ABS Tr, 2.35213%, due 06/25/2026, par $209,658	209,866
Education Loan ABS Tr, 2.35213%, due 06/25/2026, par $209,658	209,866
EI du Pont de Nemours & Co, 1.90678%, due 05/01/2020, par $270,000	272,568
EMC Corp, 1.875%, due 06/01/2018, par $655,000	652,909
EMD Finance LLC (Merck KGaA), 2.4%, due 03/19/2020, par $405,000	406,867
EMD Finance LLC (Merck KGaA), 1.7%, due 03/19/2018, par $391,000	392,793
EMD Finance LLC (Merck KGaA), 2.4%, due 03/19/2020, par $405,000	406,867
Entergy Arkansas Inc, 3.05%, due 06/01/2023, par $700,000	704,353
Entergy Arkansas Inc, 3.75%, due 02/15/2021, par $400,000	420,157
Enterprise Fleet Fin, 1.83%, due 09/20/2021, par $530,131	530,141
Enterprise Fleet Fin, 1.3%, due 09/20/2020, par $58,918	58,925
Enterprise Fleet Fin, 1.83%, due 09/20/2021, par $530,131	530,141
Enterprise Fleet Financing LLC, 1.97%, due 01/20/2023, par $660,000	659,073
Enterprise Products Operating LLC, 2.85%, due 04/15/2021, par $220,000	223,159
Enterprise Products Operating LLC, 1.65%, due 05/07/2018, par $300,000	300,342
Enterprise Products Operating LLC, 2.85%, due 04/15/2021, par $220,000	223,159
EQT Corp, 8.125%, due 06/01/2019, par $500,000	541,868
ERP Operating LP, 4.75%, due 07/15/2020, par $535,000	565,073
ERP Operating LP, 4.75%, due 07/15/2020, par $535,000	565,073
Exxon Mobil Corp, 2.726%, due 03/01/2023, par $430,000	436,952
FedEx Corp, 2.3%, due 02/01/2020, par $180,000	181,704
FedEx Corp, 2.3%, due 02/01/2020, par $180,000	181,704
Fifth Third Auto Trust 2017-1, 1.8%, due 02/15/2022, par $1,440,000	1,430,729
Fifth Third Bank/Cincinnati OH, 1.625%, due 09/27/2019, par $570,000	565,838
Fiserv Inc, 2.7%, due 06/01/2020, par $200,000	201,699
Ford Credit Auto Owner Tr, 2.03%, due 12/15/2027, par $1,400,000	1,381,042

Ford Credit Auto Owner Tr, 1.28%, due 09/15/2019, par $462,520	462,307
Ford Credit Auto Owner Tr, 1.16%, due 11/15/2019, par $601,014	600,132
Ford Credit Auto Owner Tr, 2.31%, due 08/15/2027, par $840,000	838,078
Ford Credit Auto Owner Trust 2017-B, 1.49%, due 05/15/2020, par $1,450,000	1,448,714
Ford Motor Credit Co LLC, 2.425%, due 06/12/2020, par $200,000	199,071
Fortive Corp, 2.35%, due 06/15/2021, par $440,000	436,610
Fortive Corp, 1.8%, due 06/15/2019, par $652,000	647,815
GE Cap Intl Funding, 2.342%, due 11/15/2020, par $220,000	219,644
General Electric Co, 5.5%, due 01/08/2020, par $440,000	478,813
General Electric Co, 2.2%, due 01/09/2020, par $43,000	43,408
General Mills Inc, 2.6%, due 10/12/2022, par $170,000	169,683
General Mills Inc, 2.2%, due 10/21/2019, par $520,000	522,093
Georgia-Pacific LLC, 3.163%, due 11/15/2021, par $275,000	281,016
Georgia-Pacific LLC, 2.539%, due 11/15/2019, par $606,000	610,152
Gilead Sciences Inc, 1.95%, due 03/01/2022, par $200,000	196,454
Gilead Sciences Inc, 1.95%, due 03/01/2022, par $200,000	196,454
Gilead Sciences Inc, 1.85%, due 09/20/2019, par $230,000	230,226
GM Fin Auto Lease Tr 2017-3, 1.72%, due 01/21/2020, par $1,400,000	1,396,317
GM Fin Consumer Auto Recv Tr 2017-2, 1.86%, due 12/16/2021, par $725,000	720,602
GM Fin Consumer Auto Recv Tr 2017-3A, 1.97%, due 05/16/2022, par $900,000	895,372
Goldman Sachs Group Inc/The, 2.6%, due 04/23/2020, par $250,000	251,568
Goldman Sachs Group Inc/The, 2.75%, due 09/15/2020, par $270,000	273,535
Goldman Sachs Group Inc/The, 2.875%, due 02/25/2021, par $280,000	284,888
Goldman Sachs Group Inc/The, 2.625%, due 04/25/2021, par $420,000	421,729
Goldman Sachs Group Inc/The, 3%, due 04/26/2022, par $305,000	307,848
Goldman Sachs Group Inc/The, 2.625%, due 01/31/2019, par $600,000	609,198
Goldman Sachs Group Inc/The, 2.6%, due 04/23/2020, par $250,000	251,568
Goldman Sachs Group Inc/The, 2.75%, due 09/15/2020, par $270,000	273,535
Goldman Sachs Group Inc/The, 2.875%, due 02/25/2021, par $280,000	284,888
Goldman Sachs Group Inc/The, 2.625%, due 04/25/2021, par $420,000	421,729
Goldman Sachs Group Inc/The, 2.36476%, due 07/24/2023, par $300,000	303,936
Guardian Life Global Funding, 2%, due 04/26/2021, par $415,000	408,026
Guardian Life Global Funding, 2%, due 04/26/2021, par $415,000	408,026
Healthcare Trust of America Holdings LP, 2.95%, due 07/01/2022, par $110,000	111,540
Hewlett Packard Enterprise Co, 2.1%, due 10/04/2019, par $130,000	129,876
Honda Auto Receivables 2017-2 Owner Trust, 1.46%, due 10/15/2019, par $1,441,890	1,439,697
Honda Auto Recv Tr, 1.05%, due 10/15/2018, par $104,026	104,035
Honda Auto Recv Tr 2017-3, 1.79%, due 09/20/2021, par $720,000	715,068
Honeywell International Inc, 1.85%, due 11/01/2021, par $180,000	177,287
Honeywell International Inc, 1.85%, due 11/01/2021, par $690,000	679,602
HSBC Holdings PLC, 4%, due 03/30/2022, par $420,000	442,965
HSBC Holdings PLC, 3.033%, due 11/22/2023, par $200,000	201,060
HSBC USA Inc, 2.375%, due 11/13/2019, par $1,330,000	1,335,754
Hyundai Auto Receivables Trust 2015-B, 1.12%, due 11/15/2019, par $624,580	623,260
Hyundai Auto Receivables Trust 2017-B, 1.57%, due 08/17/2020, par $1,440,000	1,436,852
Hyundai Capital America, 2%, due 03/19/2018, par $310,000	311,659
IBM Credit LLC, 1.8%, due 01/20/2021, par $440,000	435,639
John Deere Capital Corp, 1.6%, due 07/13/2018, par $320,000	321,998
John Deere Capital Corp, 2.55%, due 01/08/2021, par $115,000	116,853
John Deere Capital Corp, 2.15%, due 09/08/2022, par $315,000	310,415
John Deere Capital Corp, 1.6%, due 07/13/2018, par $320,000	321,998
John Deere Capital Corp, 2.55%, due 01/08/2021, par $115,000	116,853
John Deere Capital Corp, 1.95%, due 06/22/2020, par $90,000	89,406
John Deere Owner Trust 2016-B, 1.25%, due 06/15/2020, par $2,100,000	2,088,134
John Deere Owner Trust 2017-B, 1.59%, due 04/15/2020, par $1,170,000	1,167,922
JPMorgan Chase & Co, 2.25%, due 01/23/2020, par $310,000	312,854
JPMorgan Chase & Co, 2.55%, due 10/29/2020, par $240,000	241,760
JPMorgan Chase & Co, 2.55%, due 03/01/2021, par $315,000	317,844
JPMorgan Chase & Co, 2.7%, due 05/18/2023, par $450,000	448,501
JPMorgan Chase & Co, 2.2%, due 10/22/2019, par $600,000	601,963
JPMorgan Chase & Co, 2.25%, due 01/23/2020, par $310,000	312,854
JPMorgan Chase & Co, 2.55%, due 10/29/2020, par $240,000	241,760
JPMorgan Chase & Co, 2.55%, due 03/01/2021, par $315,000	317,844
Kentucky Higher Ed Std Ln Co, 1.861%, due 06/01/2026, par $397,011	396,730
Kentucky Higher Ed Std Ln Co, 1.861%, due 06/01/2026, par $436,712	436,403
KeyBank NA/Cleveland OH, 2.25%, due 03/16/2020, par $275,000	275,998
KeyBank NA/Cleveland OH, 2.5%, due 12/15/2019, par $250,000	251,015
KeyBank NA/Cleveland OH, 2.25%, due 03/16/2020, par $275,000	275,998
KeyBank NA/Cleveland OH, 2.35%, due 03/08/2019, par $250,000	252,303
Kimco Realty Corp, 3.4%, due 11/01/2022, par $600,000	615,283

Kubota Credit Owner Trust 2017-1, 1.66%, due 05/15/2020, par $1,800,000	1,795,717
Liberty Property LP, 3.375%, due 06/15/2023, par $830,000	842,275
Lockheed Martin Corp, 2.5%, due 11/23/2020, par $350,000	353,159
Lockheed Martin Corp, 2.5%, due 11/23/2020, par $580,000	585,236
Magellan Midstream Partners LP, 5%, due 03/01/2026, par $450,000	507,361
Magellan Midstream Partners LP, 6.55%, due 07/15/2019, par $590,000	642,772
Manufacturers & Traders Trust Co, 2.25%, due 07/25/2019, par $285,000	288,053
Manufacturers & Traders Trust Co, 2.1%, due 02/06/2020, par $255,000	256,315
Manufacturers & Traders Trust Co, 2.5%, due 05/18/2022, par $300,000	299,605
Manufacturers & Traders Trust Co, 2.25%, due 07/25/2019, par $285,000	288,053
Manufacturers & Traders Trust Co, 2.1%, due 02/06/2020, par $250,000	251,289
Manufacturers & Traders Trust Co, 2.04567%, due 05/18/2022, par $320,000	322,306
Marathon Oil Corp, 2.7%, due 06/01/2020, par $660,000	661,577
Marathon Oil Corp, 2.7%, due 06/01/2020, par $660,000	661,577
Marathon Petroleum Corp, 3.4%, due 12/15/2020, par $420,000	429,789
Marathon Petroleum Corp, 2.7%, due 12/14/2018, par $200,000	200,958
Marathon Petroleum Corp, 3.4%, due 12/15/2020, par $550,000	562,818
Marsh & McLennan Cos Inc, 2.75%, due 01/30/2022, par $230,000	233,116
Marsh & McLennan Cos Inc, 2.75%, due 01/30/2022, par $230,000	233,116
MassMutual Global Funding II, 2.1%, due 08/02/2018, par $500,000	504,999
MassMutual Global Funding II, 2.1%, due 08/02/2018, par $500,000	504,999
MassMutual Global Funding II, 1.55%, due 10/11/2019, par $500,000	495,743
MAXIM INTEGRATED PRODUCT, 3.45%, due 06/15/2027, par $90,000	90,568
McCormick & Co Inc/MD, 3.15%, due 08/15/2024, par $230,000	234,036
McCormick & Co Inc/MD, 2.7%, due 08/15/2022, par $290,000	292,825
McDonald's Corp, 2.1%, due 12/07/2018, par $130,000	130,315
Medtronic Inc, 2.5%, due 03/15/2020, par $280,000	283,718
Mercedes-Benz Auto Lease Trust 2017-A, 1.53%, due 08/15/2019, par $1,361,239	1,359,958
Merck & Co Inc, 3.875%, due 01/15/2021, par $135,000	143,384
Metropolitan Life Global Funding I, 2.05%, due 06/12/2020, par $530,000	526,727
Micron Semiconductor Asia Pte Ltd, 1.258%, due 01/15/2019, par $725,400	726,012
MidAmerican Energy Co, 2.4%, due 03/15/2019, par $530,000	535,846
Missouri Higher Ed Ln Auth, %, due 05/25/2032, par $482,630	480,068
Missouri Higher Ed Ln Auth, %, due 08/26/2030, par $1,264,509	1,271,512
Missouri Higher Ed Ln Auth, %, due 05/25/2032, par $482,630	480,068
Mitsubishi UFJ Financial Group Inc, 2.665%, due 07/25/2022, par $190,000	190,400
MMAF Equipment Finance LLC 2015-A, 1.39%, due 10/16/2019, par $377,825	377,697
MMAF Equipment Finance LLC 2017-A, 2.41%, due 08/16/2024, par $1,100,000	1,092,004
MMAF Equipment Finance LLC 2017-A, 2.04%, due 02/16/2022, par $1,755,000	1,747,429
MMAF Equipment Finance LLC 2017-B, 2.41%, due 11/15/2024, par $1,090,000	1,084,804
Monongahela Power Co, 4.1%, due 04/15/2024, par $430,000	459,524
Morgan Stanley, 3.7%, due 10/23/2024, par $430,000	447,336
Morgan Stanley, 2.65%, due 01/27/2020, par $405,000	411,420
Morgan Stanley, 2.54261%, due 01/20/2022, par $405,000	413,788
Morgan Stanley, 2.65%, due 01/27/2020, par $610,000	619,669
Morgan Stanley, 2.8%, due 06/16/2020, par $350,000	353,566
Morgan Stanley, 2.54261%, due 01/20/2022, par $405,000	413,788
Morgan Stanley, 2.2925%, due 07/22/2022, par $450,000	455,620
Morgan Stanley Capital I Trust 2011-C3, 4.118%, due 07/15/2049, par $950,000	997,813
Morgan Stanley Capital I Trust 2011-C3, 4.118%, due 07/15/2049, par $950,000	997,813
Navient Student Loan Trust 2015-2, 1.97213%, due 08/27/2029, par $950,587	952,778
Navient Student Loan Trust 2015-2, 1.97213%, due 08/27/2029, par $950,587	952,778
Navient Student Loan Trust 2016-6, 2.30213%, due 03/25/2066, par $600,000	606,611
Navient Student Loan Trust 2016-6, 2.30213%, due 03/25/2066, par $600,000	606,611
Nevada Power Co, 6.5%, due 05/15/2018, par $697,000	714,756
New Hamp Higher Ed Ln Co, %, due 10/25/2028, par $293,236	293,160
New Hamp Higher Ed Ln Co, %, due 10/25/2028, par $293,236	293,160
New York Life Global Funding, 1.95%, due 02/11/2020, par $375,000	375,410
New York Life Global Funding, 2%, due 04/13/2021, par $240,000	237,895
New York Life Global Funding, 1.95%, due 02/11/2020, par $375,000	375,410
New York Life Global Funding, 2%, due 04/13/2021, par $240,000	237,895
New York Life Global Funding, 2.05606%, due 06/10/2022, par $270,000	271,613
Nissan Auto Lease Trust 2017-A, 1.64%, due 09/16/2019, par $955,000	953,287
Nissan Auto Lease Trust 2017-B, 1.83%, due 12/16/2019, par $950,000	948,488
Norfolk Southern Corp, 3%, due 04/01/2022, par $540,000	550,831
Norfolk Southern Corp, 5.9%, due 06/15/2019, par $350,000	368,865
Northrop Grumman Corp, 2.93%, due 01/15/2025, par $270,000	270,110
Northrop Grumman Corp, 5.05%, due 08/01/2019, par $150,000	159,894
Northrop Grumman Corp, 2.08%, due 10/15/2020, par $80,000	79,709
Occidental Petroleum Corp, 2.6%, due 04/15/2022, par $480,000	483,668

Occidental Petroleum Corp, 2.6%, due 04/15/2022, par $480,000	483,668
Ohio Phase In Recov Fund, 2.049%, due 07/01/2020, par $833,013	841,496
Ohio Phase In Recov Fund, 2.049%, due 07/01/2020, par $833,013	841,496
Oracle Corp, 2.95%, due 11/15/2024, par $400,000	404,571
Oracle Corp, 2.625%, due 02/15/2023, par $260,000	261,563
Orange SA, 1.625%, due 11/03/2019, par $780,000	772,326
Overseas Private Investment Corp, 0%, due 02/11/2019, par $730,000	732,875
Packaging Corp of America, 2.45%, due 12/15/2020, par $225,000	225,591
PNC Bank NA, 2.3%, due 06/01/2020, par $290,000	290,270
PNC Bank NA, 2.45%, due 11/05/2020, par $250,000	251,327
PNC Bank NA, 2.3%, due 06/01/2020, par $290,000	290,270
PNC Bank NA, 2%, due 05/19/2020, par $860,000	855,002
PNC Bank NA, 1.87446%, due 07/27/2022, par $270,000	271,612
PPL Electric Utilities Corp, 3%, due 09/15/2021, par $500,000	512,962
PPL Electric Utilities Corp, 3%, due 09/15/2021, par $500,000	512,962
Public Service Co of Colorado, 3.2%, due 11/15/2020, par $410,000	420,369
Public Service Co of New Hampshire, 3.5%, due 11/01/2023, par $410,000	425,266
Public Service Co of New Hampshire, 6%, due 05/01/2018, par $410,000	419,338
Public Service Electric & Gas Co, 2%, due 08/15/2019, par $700,000	703,472
Realty Income Corp, 3.25%, due 10/15/2022, par $460,000	470,569
Reckitt Benckiser Treasury Services PLC, 2.125%, due 09/21/2018, par $450,000	453,056
Reckitt Benckiser Treasury Services PLC, 2.375%, due 06/24/2022, par $260,000	255,021
Reckitt Benckiser Treasury Services PLC, 2.125%, due 09/21/2018, par $450,000	453,056
Roche Holdings Inc, 1.75%, due 01/28/2022, par $585,000	573,036
Roche Holdings Inc, 2.25%, due 09/30/2019, par $500,000	503,753
Rogers Communications Inc, 3.625%, due 12/15/2025, par $440,000	450,110
Royal Bank of Canada, 1.875%, due 02/05/2020, par $812,000	811,441
Royal Bank of Canada, 2.3%, due 03/22/2021, par $225,000	225,089
Royal Bank of Canada, 2.2%, due 09/23/2019, par $300,000	301,632
Royal Bank of Canada, 1.875%, due 02/05/2020, par $813,000	812,441
Royal Bank of Canada, 2.1%, due 10/14/2020, par $405,000	403,900
Royal Bank of Canada, 2.3%, due 03/22/2021, par $225,000	225,089
SBA Small Business Investment Cos, 3.644%, due 09/10/2023, par $560,946	581,309
SBA Small Business Investment Cos, 3.191%, due 03/10/2024, par $1,317,761	1,356,880
SBA Small Business Investment Cos, 2.517%, due 03/10/2025, par $941,084	951,129
SBA Small Business Investment Cos, 2.829%, due 09/10/2025, par $1,835,368	1,868,001
SBA Small Business Investment Cos, 2.507%, due 03/10/2026, par $8,165,475	8,248,221
SBA Small Business Investment Cos, 2.518%, due 09/10/2027, par $740,000	745,838
SBA Small Business Investment Cos, 3.644%, due 09/10/2023, par $570,453	591,161
SBA Small Business Investment Cos, 3.191%, due 03/10/2024, par $1,317,761	1,356,880
Schlumberger Finance Canada Ltd, 2.65%, due 11/20/2022, par $170,000	169,730
Schlumberger Finance Canada Ltd, 2.2%, due 11/20/2020, par $145,000	144,516
Shell International Finance BV, 2.25%, due 11/10/2020, par $500,000	501,459
Shell International Finance BV, 1.875%, due 05/10/2021, par $555,000	548,312
Shell International Finance BV, 2.25%, due 11/10/2020, par $500,000	501,459
Shell International Finance BV, 1.875%, due 05/10/2021, par $555,000	548,312
Sherwin-Williams Co/The, 3.125%, due 06/01/2024, par $110,000	110,893
Sherwin-Williams Co/The, 2.75%, due 06/01/2022, par $510,000	509,189
Siemens Financieringsmaatschappij NV, 2.15%, due 05/27/2020, par $490,000	487,981
Siemens Financieringsmaatschappij NV, 2.15%, due 05/27/2020, par $590,000	587,569
Simon Property Group LP, 2.35%, due 01/30/2022, par $120,000	120,044
Simon Property Group LP, 2.625%, due 06/15/2022, par $200,000	199,753
Simon Property Group LP, 2.5%, due 09/01/2020, par $580,000	586,932
Simon Property Group LP, 2.35%, due 01/30/2022, par $175,000	175,064
SLCC Student Loan Trust I, 2.77213%, due 10/25/2027, par $464,195	470,016
SLCC Student Loan Trust I, 2.77213%, due 10/25/2027, par $464,195	470,016
Southern California Edison Co, 3.875%, due 06/01/2021, par $505,000	530,069
Southern California Edison Co, 3.875%, due 06/01/2021, par $505,000	530,069
State Street Corp, 2.653%, due 05/15/2023, par $95,000	95,350
State Street Corp, 2.55%, due 08/18/2020, par $350,000	355,619
State Street Corp, 2.653%, due 05/15/2023, par $420,000	421,545
Statoil ASA, 2.25%, due 11/08/2019, par $920,000	922,976
Student Loan Corp, 2.25213%, due 07/25/2036, par $469,692	467,490
Student Loan Corp, 2.25213%, due 07/25/2036, par $470,134	467,930
SunTrust Bank/Atlanta GA, 2.25%, due 01/31/2020, par $290,000	292,289
SunTrust Banks Inc, 2.7%, due 01/27/2022, par $220,000	222,533
SunTrust Banks Inc, 2.7%, due 01/27/2022, par $220,000	222,533
Tagua Leasing LLC, 1.581%, due 11/16/2024, par $1,215,824	1,180,594
Teva Pharmaceutical Finance Netherlands III BV, 2.2%, due 07/21/2021, par $230,000	212,347
Teva Pharmaceutical Finance Netherlands III BV, 1.7%, due 07/19/2019, par $500,000	489,623

Texas A&M University, 2.396%, due 05/15/2023, par $900,000	890,560
Texas A&M University, 3.253%, due 05/15/2019, par $665,000	677,892
Texas Instruments Inc, 2.625%, due 05/15/2024, par $730,000	726,649
Texas Instruments Inc, 2.75%, due 03/12/2021, par $980,000	1,001,129
The Leland Stanford Junior University, 4.75%, due 05/01/2019, par $500,000	521,399
Thermo Fisher Scientific Inc, 3%, due 04/15/2023, par $390,000	394,875
Thermo Fisher Scientific Inc, 2.15%, due 12/14/2018, par $499,000	500,162
Toronto-Dominion Bank/The, 2.25%, due 09/25/2019, par $700,000	704,383
Toronto-Dominion Bank/The, 1.95%, due 04/02/2020, par $700,000	697,935
Toronto-Dominion Bank/The, 2.25%, due 09/25/2019, par $1,250,000	1,257,826
Toronto-Dominion Bank/The, 1.95%, due 04/02/2020, par $700,000	697,935
Toyota Auto Receivables 2017-B Owner Trust, 1.46%, due 01/15/2020, par $2,340,000	2,336,431
Toyota Motor Credit Corp, 2.15%, due 03/12/2020, par $200,000	200,671
Toyota Motor Credit Corp, 2.6%, due 01/11/2022, par $80,000	81,412
Toyota Motor Credit Corp, 2.15%, due 03/12/2020, par $300,000	301,006
Toyota Motor Credit Corp, 1.7%, due 02/19/2019, par $210,000	210,374
Toyota Motor Credit Corp, 1.55%, due 10/18/2019, par $220,000	218,738
Tyco Electronics Group SA, 3.45%, due 08/01/2024, par $170,000	177,206
Tyco Electronics Group SA, 2.375%, due 12/17/2018, par $600,000	601,904
UBS AG/London, 2.2%, due 06/08/2020, par $250,000	248,747
UBS AG/London, 2.45%, due 12/01/2020, par $200,000	199,819
UBS AG/Stamford CT, 2.375%, due 08/14/2019, par $400,000	403,944
UBS Group Funding Switzerland AG, 2.36586%, due 08/15/2023, par $500,000	503,642
UDR Inc, 3.75%, due 07/01/2024, par $430,000	450,351
Unilever Capital Corp, 2.6%, due 05/05/2024, par $220,000	218,452
Unilever Capital Corp, 1.8%, due 05/05/2020, par $580,000	577,352
Union Electric Co, 2.95%, due 06/15/2027, par $230,000	228,155
United Parcel Service Inc, 2.5%, due 04/01/2023, par $305,000	304,299
United Technologies Corp, 1.95%, due 11/01/2021, par $205,000	200,949
United Technologies Corp, 2.8%, due 05/04/2024, par $570,000	568,319
United Technologies Corp, 1.95%, due 11/01/2021, par $205,000	200,949
United Technologies Corp, 1.9%, due 05/04/2020, par $250,000	248,289
UnitedHealth Group Inc, 2.125%, due 03/15/2021, par $210,000	209,768
UnitedHealth Group Inc, 2.125%, due 03/15/2021, par $210,000	209,768
University of California, 1.9%, due 05/15/2020, par $750,000	747,171
US Bancorp, 3.15%, due 04/27/2027, par $460,000	463,418
US Bank NA/Cincinnati OH, 2%, due 01/24/2020, par $645,000	647,903
US Bank NA/Cincinnati OH, 2.05%, due 10/23/2020, par $300,000	298,983
USAA Capital Corp, 2%, due 06/01/2021, par $490,000	481,488
USAA Capital Corp, 2%, due 06/01/2021, par $500,000	491,314
Ventas Realty LP, 3.125%, due 06/15/2023, par $420,000	420,761
Verizon Communications Inc, 3.5%, due 11/01/2024, par $440,000	450,455
Verizon Communications Inc, 3.376%, due 02/15/2025, par $510,000	518,383
Verizon Communications Inc, 1.75%, due 08/15/2021, par $300,000	293,926
Verizon Communications Inc, 4.6%, due 04/01/2021, par $315,000	338,737
Verizon Owner Trust 2017-3, 2.06%, due 04/20/2022, par $740,000	736,670
Vermont Std Asst Corp, %, due 04/30/2035, par $407,546	406,657
Vermont Std Asst Corp, %, due 04/30/2035, par $1,426,410	1,423,299
Virginia College Building Authority, 3.5%, due 02/01/2020, par $500,000	520,147
Virginia College Building Authority, 2%, due 02/01/2019, par $765,000	770,912
Volkswagen Group of America Finance LLC, 2.4%, due 05/22/2020, par $100,000	99,968
Volkswagen Group of America Finance LLC, 2.4%, due 05/22/2020, par $100,000	99,968
Vornado Realty LP, 3.5%, due 01/15/2025, par $135,000	134,718
Washington & Clackamas School, 3.227%, due 06/15/2028, par $500,000	509,112
Westpac Banking Corp, 2.3%, due 05/26/2020, par $300,000	300,803
Westpac Banking Corp, 2.25%, due 11/09/2020, par $575,000	574,692
Westpac Banking Corp, 2.3%, due 05/26/2020, par $300,000	300,803
Westpac Banking Corp, 2.25%, due 11/09/2020, par $500,000	499,732
WestRock RKT Co, 4.9%, due 03/01/2022, par $330,000	361,256
WestRock RKT Co, 4.45%, due 03/01/2019, par $500,000	518,552
World Omni Auto Receivables Trust 2017-A, 1.93%, due 09/15/2022, par $2,200,000	2,188,109
World Omni Auto Receivables Trust 2017-B, 1.61%, due 02/16/2021, par $1,400,000	1,397,034
World Omni Auto Recv Trust, 1.34%, due 05/15/2020, par $488,669	488,173
Xcel Energy Inc, 2.4%, due 03/15/2021, par $210,000	210,094
Xcel Energy Inc, 2.4%, due 03/15/2021, par $210,000	210,094
Total Corporate Debt Securities	$240,729,114

Government Bonds
Bergen County Improvement Authority/The, 2.25%, due 03/01/2019, par $1,000,000	$1,007,670
CA Dept of Water Resources , 2%, due 05/01/2022, par $750,000	735,543

City & County of Denver CO, 2.168%, due 08/01/2020, par $500,000	502,762
City of Frisco TX, 2.92%, due 02/15/2023, par $855,000	869,382
City of Houston TX, 3.625%, due 03/01/2029, par $255,000	256,756
City of Houston TX, 2.768%, due 03/01/2022, par $215,000	215,248
City of Houston TX Combined Utility System Revenue, 3.428%, due 05/15/2023, par $300,000	312,327
Coos County School District No 13 North Bend, 2.006%, due 06/15/2020, par $505,000	502,562
Coos County School District No 13 North Bend, 2.006%, due 06/15/2020, par $500,000	497,586
County of Frederick MD, 1.66%, due 08/01/2020, par $500,000	493,658
County of Macomb MI, 2.688%, due 11/01/2021, par $500,000	508,990
County of Macomb MI, 2.688%, due 11/01/2021, par $500,000	508,990
Dallas TX Water Sewer, 2.289%, due 10/01/2024, par $1,255,000	1,230,179
Iraq Government AID Bond, 2.149%, due 01/18/2022, par $1,300,000	1,305,191
MD Comm Dev Admin Housing Rev, 2.857%, due 09/01/2040, par $440,000	441,555
MO State Higher Ed Std Asst, 2.28267%, due 05/20/2030, par $881,029	890,661
MSN 41079 and 41084 Ltd, 1.717%, due 07/13/2024, par $972,841	952,528
NC State Edu Asst Auth, %, due 07/25/2039, par $716,914	718,736
NC State Edu Asst Auth, %, due 07/25/2039, par $717,352	719,175
NYC Transit Fin Auth Future Tax Rev, 2.5%, due 02/01/2023, par $750,000	753,425
NYC Transit Fin Auth Future Tax Rev, 2.75%, due 05/01/2024, par $350,000	350,113
NYC Transit Fin Auth Future Tax Rev, 2.5%, due 11/01/2020, par $750,000	757,940
NYC Transit Fin Auth Future Tax Rev, 1.96%, due 05/01/2020, par $500,000	499,298
Petroleos Mexicanos, 2%, due 12/20/2022, par $350,000	346,608
Petroleos Mexicanos, 2.83%, due 02/15/2024, par $1,413,750	1,445,431
Petroleos Mexicanos, 1.84586%, due 02/15/2024, par $843,750	831,426
Petroleos Mexicanos, 2.378%, due 04/15/2025, par $750,000	750,095
Petroleos Mexicanos, 2%, due 12/20/2022, par $350,000	346,608
Petroleos Mexicanos, 1.84586%, due 02/15/2024, par $843,750	831,426
Petroleos Mexicanos, 2.378%, due 04/15/2025, par $750,000	750,095
Phoenix 2012 LLC, 1.607%, due 07/03/2024, par $1,186,564	1,159,430
San Jose Redevelopment Agency Successor Agency, 3.25%, due 08/01/2029, par $370,000	365,006
San Jose Redevelopment Agency Successor Agency, 2.259%, due 08/01/2020, par $705,000	708,960
State of California, 2.193%, due 04/01/2047, par $470,000	473,733
State of Mississippi, 1.779%, due 11/01/2028, par $485,000	485,905
State of New York, 3.75%, due 03/01/2018, par $500,000	507,910
State of Oregon, 5.892%, due 06/01/2027, par $440,000	531,344
State of Oregon, 5.762%, due 06/01/2023, par $226,717	250,019
State of Oregon, 1.85%, due 05/01/2019, par $440,000	440,437
State of Texas, 4.631%, due 04/01/2033, par $500,000	573,689
State of Texas, 1.6%, due 08/01/2019, par $380,000	381,174
State of Utah, 4.154%, due 07/01/2019, par $750,000	787,778
State of Wisconsin, 2.049%, due 05/01/2023, par $425,000	411,670
Texas Transportation Commission State Highway Fund, 5.178%, due 04/01/2030, par $500,000	607,193
United States Small Business Administration, 4.14%, due 02/01/2030, par $596,250	638,472
United States Small Business Administration, 2.09%, due 11/01/2032, par $530,257	519,349
United States Small Business Administration, 2.81%, due 06/01/2037, par $588,131	591,072
United States Small Business Administration, 2.98%, due 07/01/2037, par $460,000	469,994
United States Small Business Administration, 4.14%, due 02/01/2030, par $596,250	638,472
United States Treasury Inflation Indexed Bonds, 0.375%, due 01/15/2027, par $1,075,000	1,091,706
United States Treasury Inflation Indexed Bonds, 0.375%, due 07/15/2027, par $1,100,000	1,105,212
United States Treasury Inflation Indexed Bonds, 0.125%, due 04/15/2021, par $7,043,000	7,301,689
United States Treasury Inflation Indexed Bonds, 0.125%, due 04/15/2022, par $5,507,000	5,547,693
United States Treasury Note/Bond, 2%, due 11/30/2022, par $1,245,000	1,235,857
United States Treasury Note/Bond, 2.25%, due 02/15/2027, par $10,825,000	10,774,920
United States Treasury Note/Bond, 2.25%, due 08/15/2027, par $1,725,000	1,715,403
United States Treasury Note/Bond, 2%, due 10/31/2022, par $1,725,000	1,715,882
United States Treasury Note/Bond, 2.25%, due 11/15/2027, par $2,200,000	2,175,402
United States Treasury Note/Bond, 1.5%, due 10/31/2019, par $2,825,000	2,812,836
United States Treasury Note/Bond, 0.875%, due 03/31/2018, par $5,375,000	5,380,188
United States Treasury Note/Bond, 1.125%, due 08/31/2021, par $1,275,000	1,236,544
United States Treasury Note/Bond, 1.25%, due 03/31/2019, par $2,050,000	2,041,412
United States Treasury Note/Bond, 1.5%, due 08/15/2020, par $2,875,000	2,859,506
United States Treasury Note/Bond, 1.625%, due 10/15/2020, par $2,000,000	1,989,230
United States Treasury Note/Bond, 1.75%, due 11/15/2020, par $2,825,000	2,815,198
United States Treasury Note/Bond, 1.875%, due 12/15/2020, par $2,825,000	2,819,307
Utah State Board of Regents, 2.114%, due 12/26/2038, par $1,024,869	1,019,048
Utah State Board of Regents, 2.15213%, due 02/25/2043, par $1,480,045	1,484,705
Total Government Bonds	$87,995,305

Mortgage Backed Securities
Citigroup Commercial Mortgage Trust 2013-GC11, 2.69%, due 04/10/2046, par $1,140,000	$1,146,072

COMM 2012-CCRE5 Mortgage Trust, 2.771%, due 12/10/2045, par $1,000,000	1,001,299
COMM 2012-CCRE5 Mortgage Trust, 2.771%, due 12/10/2045, par $1,000,000	1,001,299
COMM 2013-CCRE6 Mortgage Trust, 3.101%, due 03/10/2046, par $1,000,000	1,016,261
COMM 2013-CCRE7 Mortgage Trust, 3.213%, due 03/10/2046, par $2,090,000	2,137,996
COMM 2013-CCRE7 Mortgage Trust, 3.213%, due 03/10/2046, par $500,000	511,482
COMM 2013-LC6 Mortgage Trust, 2.941%, due 01/10/2046, par $1,000,000	1,009,603
Fannie Mae Pool, 5.5%, due 09/01/2023, par $368,096	404,603
Fannie Mae Pool, 5%, due 06/01/2023, par $445,047	457,766
Fannie Mae Pool, 4.5%, due 12/01/2022, par $81,626	83,266
Fannie Mae Pool, 3%, due 10/01/2027, par $444,377	454,037
Fannie Mae Pool, 2.5%, due 01/01/2028, par $958,466	964,973
Fannie Mae Pool, 2.71%, due 06/01/2022, par $3,159,675	3,189,242
Fannie Mae Pool, 3%, due 02/01/2031, par $1,581,447	1,616,715
Fannie Mae Pool, 4.5%, due 06/01/2056, par $926,606	993,665
Fannie Mae Pool, 5%, due 08/01/2056, par $2,388,225	2,612,355
Fannie Mae Pool, 3.5%, due 12/01/2031, par $2,019,297	2,105,754
Fannie Mae Pool, 3.5%, due 08/01/2056, par $1,163,153	1,196,188
Fannie Mae Pool, 4%, due 01/01/2048, par $1,250,000	1,308,563
Fannie Mae Pool, 3%, due 01/01/2048, par $2,225,000	2,226,854
Fannie Mae Pool, 3.5%, due 01/01/2048, par $4,245,000	4,362,549
Fannie Mae Pool, 2.65%, due 08/01/2024, par $2,000,000	2,003,604
Fannie Mae Pool, 3.02%, due 12/01/2024, par $945,866	965,313
Fannie Mae Pool, 2.61%, due 12/01/2021, par $1,090,811	1,099,897
Fannie Mae Pool, 2.32%, due 09/01/2022, par $378,566	376,204
Fannie Mae Pool, 2.61%, due 03/01/2026, par $548,648	541,577
Fannie Mae Pool, 2.63%, due 09/01/2025, par $548,708	546,747
Fannie Mae Pool, 4%, due 07/01/2056, par $604,236	636,251
Fannie Mae Pool, 4.5%, due 06/01/2056, par $1,687,565	1,824,531
Fannie Mae Pool, 4%, due 08/01/2046, par $997,667	1,058,105
Fannie Mae Pool, 4%, due 07/01/2056, par $2,507,315	2,651,943
Fannie Mae Pool, 4%, due 02/01/2057, par $1,276,517	1,344,065
Fannie Mae Pool, 2.818%, due 09/01/2047, par $158,903	160,871
Fannie Mae Pool, 2.847%, due 09/01/2047, par $154,941	156,978
Fannie Mae Pool, 2.836%, due 10/01/2047, par $89,350	90,342
Fannie Mae Pool, 4%, due 10/01/2047, par $1,670,004	1,753,351
Fannie Mae Pool, 4%, due 06/01/2047, par $2,795,891	2,935,426
Fannie Mae Pool, 3.5%, due 07/01/2047, par $4,254,018	4,382,441
Fannie Mae Pool, 5.5%, due 09/01/2023, par $368,096	404,603
Fannie Mae Pool, 4%, due 06/01/2026, par $1,514,012	1,589,640
Fannie Mae Pool, 4.5%, due 06/01/2018, par $101,564	103,519
Fannie Mae Pool, 4.5%, due 12/01/2022, par $81,626	83,266
Fannie Mae Pool, 5%, due 03/01/2025, par $791,080	837,710
Fannie Mae Pool, 5%, due 06/01/2020, par $350,535	358,311
Fannie Mae Pool, 4%, due 11/01/2025, par $1,166,425	1,224,247
Fannie Mae Pool, 3%, due 05/01/2027, par $140,547	143,897
Fannie Mae Pool, 2%, due 12/01/2022, par $571,258	568,548
Fannie Mae Pool, 2%, due 05/01/2023, par $690,611	687,342
Fannie Mae Pool, 2%, due 09/01/2023, par $858,356	854,248
Fannie Mae Pool, 2.5%, due 10/01/2023, par $393,390	396,399
Fannie Mae Pool, 2.864%, due 03/01/2044, par $353,097	361,221
Fannie Mae Pool, 2.596%, due 07/01/2042, par $1,286,888	1,304,953
Fannie Mae Pool, 2.547%, due 08/01/2042, par $484,611	490,666
Fannie Mae Pool, 2.663%, due 06/01/2045, par $649,827	659,772
Fannie Mae Pool, 2.628%, due 07/01/2045, par $2,461,532	2,499,155
Fannie Mae Pool, 4.5%, due 06/01/2056, par $1,238,283	1,327,897
Fannie Mae Pool, 5%, due 08/01/2056, par $3,166,995	3,464,210
Fannie Mae Pool, 3.5%, due 12/01/2031, par $3,173,181	3,309,043
Fannie Mae Pool, 2.832%, due 05/01/2047, par $3,765,184	3,814,460
Fannie Mae Pool, 2.3%, due 01/01/2022, par $1,904,078	1,897,457
Fannie Mae Pool, 2.3%, due 01/01/2022, par $950,056	946,752
Fannie Mae Pool, 3.1%, due 06/01/2047, par $4,068,738	4,171,908
Fannie Mae Pool, 3.049%, due 06/01/2047, par $4,128,266	4,227,443
Fannie Mae-Aces, 1.48777%, due 05/25/2018, par $69,882	69,919
Fannie Mae-Aces, 2.263%, due 02/25/2023, par $687,000	682,684
Fannie Mae-Aces, 1.48777%, due 05/25/2018, par $69,882	69,919
Fannie Mae-Aces, 2.17135%, due 09/25/2019, par $2,254,465	2,258,520
Fannie Mae-Aces, 1.72777%, due 04/25/2024, par $1,154,167	1,157,159
FHLMC K710 A2 Multifam, 1.883%, due 05/25/2019, par $1,000,000	999,471
FHLMC Multifamily Structured Passthrough, 2.699%, due 05/25/2018, par $1,012,221	1,015,357
Freddie Mac Gold Pool, 2.5%, due 01/01/2028, par $892,138	898,334

Freddie Mac Gold Pool, 3.5%, due 01/01/2048, par $5,710,000	5,869,305
Freddie Mac Gold Pool, 3.5%, due 08/01/2046, par $2,464,992	2,553,884
Freddie Mac Gold Pool, 3.5%, due 04/01/2047, par $4,180,326	4,330,829
Freddie Mac Gold Pool, 4%, due 09/01/2047, par $1,692,448	1,776,174
Freddie Mac Gold Pool, 4%, due 09/01/2047, par $2,632,706	2,783,224
Freddie Mac Gold Pool, 4%, due 10/01/2047, par $1,617,881	1,697,918
Freddie Mac Gold Pool, 5%, due 10/01/2020, par $492,940	505,644
Freddie Mac Gold Pool, 5%, due 04/01/2023, par $173,844	183,198
Freddie Mac Gold Pool, 5%, due 02/01/2025, par $367,202	385,118
Freddie Mac Gold Pool, 4.5%, due 06/01/2025, par $783,872	825,961
Freddie Mac Gold Pool, 4%, due 07/01/2026, par $540,559	566,312
Freddie Mac Gold Pool, 2.5%, due 04/01/2023, par $607,302	610,471
Freddie Mac Gold Pool, 2.5%, due 04/01/2023, par $708,101	711,685
Freddie Mac Multifam Struct PT Cert, 2.905%, due 07/25/2049, par $1,305,000	1,330,355
Freddie Mac Multifam Struct PT Cert, 2.355%, due 04/25/2021, par $943,548	947,616
Freddie Mac Multifam Struct PT Cert, 2.67158%, due 01/25/2021, par $677,691	685,263
Freddie Mac Non Gold Pool, 3.004%, due 08/01/2047, par $607,921	620,728
Freddie Mac Non Gold Pool, 2.32%, due 10/01/2043, par $495,904	502,234
Freddie Mac Non Gold Pool, 2.404%, due 08/01/2045, par $905,219	912,180
Freddie Mac Non Gold Pool, 2.685%, due 08/01/2045, par $2,463,400	2,500,478
Freddie Mac Non Gold Pool, 2.435%, due 09/01/2046, par $874,905	879,161
Freddie Mac Non Gold Pool, 2.816%, due 05/01/2047, par $2,122,475	2,144,115
Freddie Mac Non Gold Pool, 2.974%, due 05/01/2047, par $1,790,924	1,819,117
Freddie Mac REMICS, 4.75%, due 06/15/2035, par $129,639	130,576
GAHR Commercial Mortgage Trust 2015-NRF, 2.551%, due 12/15/2034, par $143,355	143,588
GAHR Commercial Mortgage Trust 2015-NRF, 3.2349%, due 12/15/2034, par $828,000	840,705
GAHR Commercial Mortgage Trust 2015-NRF, 2.551%, due 12/15/2034, par $143,355	143,588
GAHR Commercial Mortgage Trust 2015-NRF, 3.2349%, due 12/15/2034, par $828,000	840,705
Ginnie Mae I pool, 5%, due 10/15/2019, par $21,263	21,825
Ginnie Mae I pool, 5%, due 10/15/2019, par $21,263	21,825
Ginnie Mae II pool, 4.085%, due 08/20/2062, par $1,209,899	1,239,844
GNMA, 4.5%, due 07/20/2038, par $26,700	27,242
GNMA, 5.5%, due 02/16/2037, par $14,208	14,296
GNMA, 4.25%, due 10/20/2038, par $171,120	175,752
GNMA, 4.25%, due 05/20/2039, par $69,251	71,322
GNMA, 3%, due 03/20/2038, par $46,292	46,585
GNMA, 3.5%, due 02/20/2039, par $292,980	300,149
GNMA, 4.5%, due 05/20/2040, par $230,570	240,941
GNMA, 3.5%, due 01/20/2039, par $460,682	473,089
GNMA, 4.5%, due 04/20/2040, par $23,656	23,980
GNMA, 4%, due 06/20/2040, par $155,556	160,797
GNMA, 2.24333%, due 12/20/2066, par $2,910,708	2,971,305
GNMA, 1.89333%, due 10/20/2065, par $1,807,609	1,812,809
GNMA, 4.5%, due 07/20/2038, par $26,700	27,242
GNMA, 5.5%, due 02/16/2037, par $14,208	14,296
GNMA, 4%, due 09/20/2038, par $304,769	310,872
GNMA, 4.25%, due 10/20/2038, par $171,120	175,752
GNMA, 4.25%, due 05/20/2039, par $69,251	71,322
GNMA, 3%, due 03/20/2038, par $46,292	46,585
GNMA, 4%, due 12/16/2038, par $118,573	120,398
GNMA, 4.5%, due 04/20/2040, par $23,656	23,980
GS Mortgage Securities Trust 2011-GC5, 3.707%, due 08/10/2044, par $1,000,000	1,037,323
GS Mortgage Securities Trust 2013-GC16, 4.271%, due 11/10/2046, par $1,620,000	1,745,319
Helios Leasing I LLC, 1.562%, due 09/28/2024, par $586,694	567,327
JPMorgan Chase Comml Mtg Sec Tr, 4.1664%, due 12/15/2046, par $1,575,000	1,687,715
JPMorgan Chase Comml Mtg Sec Tr, 2.5539%, due 04/15/2046, par $1,000,000	1,002,978
JPMorgan Comm Mtg Sec Tr, 4.3878%, due 07/15/2046, par $900,000	948,560
JPMorgan Comm Mtg Sec Tr, 2.3791%, due 10/15/2045, par $960,208	960,507
JPMorgan Comm Mtg Sec Tr, 4.3878%, due 07/15/2046, par $1,500,000	1,580,933
Morgan Stanley BAML Trust, 2.657%, due 05/15/2046, par $1,000,000	1,006,587
SCG Trust 2013-SRP1, 3.12703%, due 11/15/2026, par $430,000	430,370
Towd Point Mortgage Trust 2015-6, 3.5%, due 04/25/2055, par $513,176	522,884
Towd Point Mortgage Trust 2015-6, 3.5%, due 04/25/2055, par $513,176	522,884
Towd Point Mortgage Trust 2016-1, 2.75%, due 02/25/2055, par $454,259	455,409
Towd Point Mortgage Trust 2016-1, 2.75%, due 02/25/2055, par $454,259	455,409
Towd Point Mortgage Trust 2016-3, 2.25%, due 04/25/2056, par $340,797	338,178
Towd Point Mortgage Trust 2016-3, 2.25%, due 04/25/2056, par $340,797	338,178
Towd Point Mortgage Trust 2016-4, 2.25%, due 07/25/2056, par $155,275	154,300
Towd Point Mortgage Trust 2016-4, 2.25%, due 07/25/2056, par $155,275	154,300
Towd Point Mortgage Trust 2017-1, 2.75%, due 10/25/2056, par $341,333	341,677

Towd Point Mortgage Trust 2017-1, 2.75%, due 10/25/2056, par $328,995	329,327
Towd Point Mortgage Trust 2017-5, 2.15213%, due 02/25/2057, par $133,736	133,945
Towd Point Mortgage Trust 2017-6, 2.75%, due 10/25/2057, par $1,022,007	1,020,786
UBS-Barclays Commercial Mortgage Trust 2012-C4, 2.8502%, due 12/10/2045, par $900,000	905,307
UBS-Barclays Commercial Mortgage Trust 2012-C4, 2.8502%, due 12/10/2045, par $900,000	905,307
WFRBS Commercial Mortgage Trust 2013-C11, 3.071%, due 03/15/2045, par $1,000,000	1,017,130
WFRBS Commercial Mortgage Trust 2013-C17, 4.023%, due 12/15/2046, par $2,000,000	2,130,177
Total Mortgage Backed Securities	$161,531,376

Net Assets Pending Settlement	$(7,928,722)

Subtotal Stable Value	$676,213,057

TOTAL - INVESTMENT CONTRACTS	$676,213,057
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE	$(360,039)
TOTAL - INVESTMENT CONTRACTS AT CONTRACT VALUE	$675,853,018

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF ASSETS (HELD AT END OF YEAR (continued))
DECEMBER 31, 2017

Shares	Identity of Issuer, Borrower, Lessor or Similar Party	Current Value
	Cash Equivalents
	Cash Equivalents	$22,023,351
	Total Cash Equivalents	$22,023,351

	Common / Collective Trusts
	Mellon Capital REIT Index Fund	$31,222,230
	Mellon Capital Emerging Markets Stock Index Fund	32,291,448
	Mellon Capital Aggregate Bond Index Fund	498,581,554
	Mellon Capital International Stock Index Fund	576,531,607
	Mellon Capital Small Cap Stock	193,197,108
	Mellon Capital Stock Index Fund	882,411,388
	Mellon Capital Mid Cap Stock Index Fund	292,675,208
	Mellon Capital Treasury Inflation Protected Securities Fund	22,010,402
	JPMCB Strategic Property Fund	49,924,957
	JPMCB Liquidity Fund	15,858,228
	Columbia Trust Focused Large Cap Growth Fund	150,013,620
	Total Common / Collective Trusts	$2,744,717,750

	AEP Stock
	American Electric Power Company, Inc. Common Stock $6.50 par value	$332,134,634
	Total AEP Stock	$332,134,634

	Corporate Stocks
	2U INC COMMON STOCK USD 0.001	$1,101,315
	3D SYSTEMS CORP COMMON STOCK USD 0.001	575,320
	3M CO COMMON STOCK USD 0.01	423,666
	AARON'S INC COMMON STOCK USD 0.5	235,531
	ABBOTT LABORATORIES COMMON STOCK USD 0	2,018,509
	ABBVIE INC COMMON STOCK USD 0.01	1,685,172
	ABIOMED INC COMMON STOCK USD 0.01	440,226
	ABM INDUSTRIES INC COMMON STOCK USD 0.01	182,452
	ABM INDUSTRIES INC COMMON STOCK USD 0.01	543,658
	ACCO BRANDS CORP COMMON STOCK USD 0.01	405,016
	ACTIVISION BLIZZARD INC COMMON STOCK USD 0.000001	1,551,910
	ACTUANT CORP COMMON STOCK USD 0.2	384,560
	ADIDAS AG ADR USD	342,083
	ADOBE SYSTEMS INC COMMON STOCK USD 0.0001	3,751,713
	ADTALEM GLOBAL EDUCATION INC	323,785
	AECOM COMMON STOCK USD 0.01	470,616
	AECOM COMMON STOCK USD 0.01	752,139
	AEGION CORP COMMON STOCK USD 0.01	170,737
	AERCAP HOLDINGS NV COMMON STOCK USD 0.01	857,543
	AES CORP/VA COMMON STOCK USD 0.01	257,624
	AGCO CORP COMMON STOCK USD 0.01	392,865
	AGNC INVESTMENT CORP REIT USD 0.01	185,347
	AIR LEASE CORP COMMON STOCK USD 0.01	976,088
	AIR PRODUCTS & CHEMICALS INC COMMON STOCK USD 1	198,036
	AIRCASTLE LTD COMMON STOCK USD 0.01	214,907
	ALASKA AIR GROUP INC COMMON STOCK USD 0.01	404,305
	ALASKA AIR GROUP INC COMMON STOCK USD 0.01	386,810
	ALASKA AIR GROUP INC COMMON STOCK USD 0.01	127,613
	ALBEMARLE CORP COMMON STOCK USD 0.01	1,808,146
	ALBEMARLE CORP COMMON STOCK USD 0.01	153,852
	ALDER BIOPHARMACEUTICALS INC COMMON STOCK USD	498,075
	ALEXION PHARMACEUTICALS INC COMMON STOCK USD	1,420,490
	ALIBABA GROUP HOLDING LTD ADR USD 0.000025	4,767,690
	ALLEGHANY CORP COMMON STOCK USD 1	284,931
	ALLEGION PLC COMMON STOCK USD 0.01	1,073,662
	ALLERGAN PLC COMMON STOCK USD 0.0033	1,911,269
	ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD 0.01	684,396
	ALLY FINANCIAL INC COMMON STOCK USD 0.1	477,291
	ALLY FINANCIAL INC COMMON STOCK USD 0.1	1,332,612
	ALNYLAM PHARMACEUTICALS INC COMMON STOCK USD 0.01	475,675
	ALPHABET INC COMMON STOCK USD 0.001	3,835,429

ALPHABET INC COMMON STOCK USD 0.001	4,435,690
ALPHABET INC COMMON STOCK USD 0.001	1,975,125
ALTRA INDUSTRIAL MOTION CORP COMMON STOCK USD	268,021
AMAZON.COM INC COMMON STOCK USD 0.01	6,743,164
AMBARELLA INC COMMON STOCK USD 0.00045	1,703,750
AMC NETWORKS INC COMMON STOCK USD	1,112,696
AMC NETWORKS INC COMMON STOCK USD	379,101
AMDOCS LTD COMMON STOCK USD 0.01	467,258
AMEREN CORP COMMON STOCK USD 0.01	253,657
AMERICAN INTERNATIONAL GROUP INC COMMON STOCK USD	726,876
AMERIPRISE FINANCIAL INC COMMON STOCK USD 0.01	779,562
AMGEN INC COMMON STOCK USD 0.0001	939,060
AMPHENOL CORP COMMON STOCK USD 0.001	1,337,448
ANTERO RESOURCES CORP COMMON STOCK USD	2,670,450
ANTHEM INC COMMON STOCK USD 0.01	1,080,048
ANWORTH MORTGAGE ASSET CORP REIT USD 0.01	113,007
AON PLC COMMON STOCK USD 0.01	1,058,600
APPLE INC COMMON STOCK USD 0.00001	5,885,989
APPLE INC COMMON STOCK USD 0.00001	1,336,917
APPLIED MATERIALS INC COMMON STOCK USD 0.01	1,651,176
APTIV PLC COMMON STOCK USD 0.01	339,320
APTIV PLC COMMON STOCK USD 0.01	576,844
ARCHER-DANIELS-MIDLAND CO COMMON STOCK USD 0	160,320
ARES CAPITAL CORP COMMON STOCK USD 0.001	371,809
ARES COMMERCIAL REAL ESTATE CORP REIT USD 0.01	343,829
ARGO GROUP INTERNATIONAL HOLDINGS LTD COMMON STOCK	413,856
ARRAY BIOPHARMA INC COMMON STOCK USD 0.001	1,131,520
ARRIS INTERNATIONAL PLC COMMON STOCK USD 0.01	1,980,699
ARROW ELECTRONICS INC COMMON STOCK USD 1	907,668
ASHLAND GLOBAL HOLDINGS INC COMMON STOCK USD 0	811,680
ASPEN INSURANCE HOLDINGS LTD COMMON STOCK USD	168,328
ASPEN INSURANCE HOLDINGS LTD COMMON STOCK USD	292,320
ASSURANT INC COMMON STOCK USD 0.01	167,697
ASSURANT INC COMMON STOCK USD 0.01	1,290,752
ASSURED GUARANTY LTD COMMON STOCK USD 0.01	343,781
ATARA BIOTHERAPEUTICS INC COMMON STOCK USD 0.0001	610,875
ATHENAHEALTH INC COMMON STOCK USD 0.01	1,001,525
ATHENE HOLDING LTD COMMON STOCK USD 0.001	163,869
AUTOLIV INC COMMON STOCK USD 1	419,364
AVALONBAY COMMUNITIES INC REIT USD 0.01	773,269
AVNET INC COMMON STOCK USD 1	282,332
AXIS CAPITAL HOLDINGS LTD COMMON STOCK USD 0.0125	131,285
B&G FOODS INC COMMON STOCK USD 0.01	448,749
BALL CORP COMMON STOCK USD 0	158,970
BANCFIRST CORP COMMON STOCK USD 1	112,992
BANK OF AMERICA CORP COMMON STOCK USD 0.01	717,336
BANK OF AMERICA CORP COMMON STOCK USD 0.01	3,887,784
BANK OF THE OZARKS COMMON STOCK USD 0.01	1,042,063
BANKUNITED INC COMMON STOCK USD 0.01	577,980
BARRACUDA NETWORKS INC COMMON STOCK USD 0.001	871,145
BELDEN INC COMMON STOCK USD 0.01	428,880
BELDEN INC COMMON STOCK USD 0.01	285,714
BELMOND LTD COMMON STOCK USD 0.01	753,375
BERKSHIRE HATHAWAY INC COMMON STOCK USD 0.0033	2,319,174
BERRY GLOBAL GROUP INC COMMON STOCK USD 0.01	572,971
BEST BUY CO INC COMMON STOCK USD 0.1	691,547
BIG LOTS INC COMMON STOCK USD 0.01	308,825
BIOGEN INC COMMON STOCK USD 0.0005	891,996
BIOMARIN PHARMACEUTICAL INC COMMON STOCK USD 0.001	1,776,534
BLACKSTONE MORTGAGE TRUST INC REIT USD 0.01	164,328
BLOOMIN' BRANDS INC COMMON STOCK USD 0.01	221,936
BLUEBIRD BIO INC COMMON STOCK USD 0.01	562,618
BMC STOCK HOLDINGS INC COMMON STOCK USD 0.01	449,783
BOEING CO/THE COMMON STOCK USD 5	3,962,706
BOEING CO/THE COMMON STOCK USD 5	1,504,041
BOOZ ALLEN HAMILTON HOLDING CORP COMMON STOCK USD	179,783
BOYD GAMING CORP COMMON STOCK USD 0.01	1,776,060
BP PLC ADR USD	327,834
BP PLC ADR USD	1,435,325
BRISTOL-MYERS SQUIBB CO COMMON STOCK USD 0.1	2,931,696

BROADCOM LTD COMMON STOCK USD	1,370,048
BROOKS AUTOMATION INC COMMON STOCK USD 0.01	310,145
BURLINGTON STORES INC COMMON STOCK USD 0.0001	762,786
CABOT CORP COMMON STOCK USD 1	167,402
CABOT CORP COMMON STOCK USD 1	306,657
CADENCE DESIGN SYSTEMS INC COMMON STOCK USD 0.01	864,336
CAE INC COMMON STOCK CAD 0	1,408,704
CALLIDUS SOFTWARE INC COMMON STOCK USD 0.001	811,425
CALLON PETROLEUM CO COMMON STOCK USD 0.01	404,595
CAMBREX CORP COMMON STOCK USD 0.1	418,512
CAPITAL ONE FINANCIAL CORP COMMON STOCK USD 0.01	756,808
CAPITAL ONE FINANCIAL CORP COMMON STOCK USD 0.01	2,987,400
CARLISLE COS INC COMMON STOCK USD 1	409,140
CARLISLE COS INC COMMON STOCK USD 1	186,500
CARMAX INC COMMON STOCK USD 0.5	519,453
CARS.COM INC COMMON STOCK USD 0.01	966,140
CARTER'S INC COMMON STOCK USD 0.01	1,748,486
CASEY'S GENERAL STORES INC COMMON STOCK USD 0	751,453
CATALENT INC COMMON STOCK USD 0.01	457,549
CATHAY GENERAL BANCORP COMMON STOCK USD 0.01	316,697
CBS CORP COMMON STOCK USD 0.001	2,316,897
CDW CORP/DE COMMON STOCK USD 0.01	735,343
CDW CORP/DE COMMON STOCK USD 0.01	1,276,740
CELANESE CORP COMMON STOCK USD 0.0001	165,867
CELGENE CORP COMMON STOCK USD 0.01	2,166,201
CENTENE CORP COMMON STOCK USD 0.001	1,059,240
CENTERPOINT ENERGY INC COMMON STOCK USD 0.01	263,748
CHANNELADVISOR CORP COMMON STOCK USD 0.001	413,955
CHARTER COMMUNICATIONS INC COMMON STOCK USD 0.001	1,690,551
CHATHAM LODGING TRUST REIT USD 0.01	187,854
CHEMED CORP COMMON STOCK USD 1	425,285
CHEVRON CORP COMMON STOCK USD 0.75	312,975
CHUBB LTD COMMON STOCK USD 24.15	1,174,720
CIENA CORP COMMON STOCK USD 0.01	310,413
CIMPRESS NV COMMON STOCK USD 0.001	1,344,934
CINCINNATI BELL INC COMMON STOCK USD 0.01	1,210,134
CIT GROUP INC COMMON STOCK USD 0.01	536,607
CITIGROUP INC COMMON STOCK USD 0.01	721,777
CITIGROUP INC COMMON STOCK USD 0.01	3,527,034
CLEAN HARBORS INC COMMON STOCK USD 0.01	265,580
CLEAN HARBORS INC COMMON STOCK USD 0.01	1,724,861
CLEARWATER PAPER CORP COMMON STOCK USD 0.0001	272,400
COGNEX CORP COMMON STOCK USD 0.002	3,840,848
COHERENT INC COMMON STOCK USD 0.01	1,037,159
COLFAX CORP COMMON STOCK USD 0.001	736,932
COLONY NORTHSTAR INC REIT USD 0.01	320,231
COLUMBIA BANKING SYSTEM INC COMMON STOCK USD 0	154,950
COLUMBIA BANKING SYSTEM INC COMMON STOCK USD 0	182,665
COMMERCE BANCSHARES INC/MO COMMON STOCK USD 5	140,996
COMMSCOPE HOLDING CO INC COMMON STOCK USD 0.01	407,921
CONCHO RESOURCES INC COMMON STOCK USD 0.001	1,673,601
CONOCOPHILLIPS COMMON STOCK USD 0.01	340,318
CONSTELLATION BRANDS INC COMMON STOCK USD 0.01	1,553,362
CONVERGYS CORP COMMON STOCK USD 0	255,989
CONVERGYS CORP COMMON STOCK USD 0	281,989
COOPER COS INC/THE COMMON STOCK USD 0.1	787,418
COOPER TIRE & RUBBER CO COMMON STOCK USD 1	185,305
CORNING INC COMMON STOCK USD 0.5	441,494
COSTAR GROUP INC COMMON STOCK USD 0.01	488,780
COSTCO WHOLESALE CORP COMMON STOCK USD 0.005	2,516,342
CROWN CASTLE INTERNATIONAL CORP REIT USD 0.01	768,744
CROWN HOLDINGS INC COMMON STOCK USD 5	157,500
CROWN HOLDINGS INC COMMON STOCK USD 5	156,038
CSRA INC COMMON STOCK USD 0.001	302,491
CULLEN/FROST BANKERS INC COMMON STOCK USD 0.01	1,184,261
CUMMINS INC COMMON STOCK USD 2.5	423,936
CUMMINS INC COMMON STOCK USD 2.5	1,890,048
CURTISS-WRIGHT CORP COMMON STOCK USD 1	195,326
CVB FINANCIAL CORP COMMON STOCK USD 0	75,651
CYBERARK SOFTWARE LTD COMMON STOCK USD 0.01	637,240

CYRUSONE INC REIT USD 0.01	1,384,845
CYS INVESTMENTS INC REIT USD 0.01	489,926
CYS INVESTMENTS INC REIT USD 0.01	261,505
CYTOKINETICS INC COMMON STOCK USD 0.001	261,615
DANA INC	1,784,750
DANAHER CORP COMMON STOCK USD 0.01	1,003,968
DBV TECHNOLOGIES SA ADR USD 0.1	543,340
DEL FRISCO'S RESTAURANT GROUP INC COMMON STOCK USD	224,953
DELPHI TECHNOLOGIES PLC COMMON STOCK USD 0.01	118,897
DELTA AIR LINES INC COMMON STOCK USD 0.0001	436,800
DELTA AIR LINES INC COMMON STOCK USD 0.0001	2,363,200
DESCARTES SYSTEMS GROUP INC/THE COMMON STOCK CAD 0	889,318
DEXCOM INC COMMON STOCK USD 0.001	784,120
DIAMONDBACK ENERGY INC COMMON STOCK USD 0.01	782,371
DICK'S SPORTING GOODS INC COMMON STOCK USD 0.01	191,322
DICK'S SPORTING GOODS INC COMMON STOCK USD 0.01	527,264
DISCOVER FINANCIAL SERVICES COMMON STOCK USD 0.01	807,660
DISCOVERY COMMUNICATIONS INC COMMON STOCK USD 0.01	1,460,730
DOLLAR TREE INC COMMON STOCK USD 0.01	611,667
DOVER CORP COMMON STOCK USD 1	444,356
DOVER CORP COMMON STOCK USD 1	1,009,900
DR HORTON INC COMMON STOCK USD 0.01	617,947
DR HORTON INC COMMON STOCK USD 0.01	771,157
DR PEPPER SNAPPLE GROUP INC COMMON STOCK USD 0.01	1,034,984
DRIL-QUIP INC COMMON STOCK USD 0.01	107,850
DST SYSTEMS INC COMMON STOCK USD 0.01	397,248
DUNKIN' BRANDS GROUP INC COMMON STOCK USD 0.001	1,639,794
DXC TECHNOLOGY CO COMMON STOCK USD 0.01	666,619
DYAX CORPORATION CVR CONTRA	—
EAST WEST BANCORP INC COMMON STOCK USD 0.001	631,476
EASTMAN CHEMICAL CO COMMON STOCK USD 0.01	186,400
EASTMAN CHEMICAL CO COMMON STOCK USD 0.01	680,360
EDISON INTERNATIONAL COMMON STOCK USD 0	204,304
EL PASO ELECTRIC CO COMMON STOCK USD 0	476,010
EMERSON ELECTRIC CO COMMON STOCK USD 0.5	439,047
ENDOLOGIX INC COMMON STOCK USD 0.001	572,231
ENERGIZER HOLDINGS INC COMMON STOCK 0	193,695
ENERSYS COMMON STOCK USD 0.01	513,800
ENERSYS COMMON STOCK USD 0.01	633,912
ENGILITY HOLDINGS INC COMMON STOCK USD 0.01	208,321
ENI SPA ADR USD	308,667
ENTERGY CORP COMMON STOCK USD 0.01	236,031
ENVISION HEALTHCARE CORP COMMON STOCK USD 0.01	317,848
EOG RESOURCES INC COMMON STOCK USD 0.01	2,184,746
EPR PROPERTIES REIT USD 0.01	1,085,564
EQT CORP COMMON STOCK USD 0	411,076
EQT CORP COMMON STOCK USD 0	1,440,702
ESPERION THERAPEUTICS INC COMMON STOCK USD 0.001	1,514,320
ESSENT GROUP LTD COMMON STOCK USD 0.015	550,696
ESTEE LAUDER COS INC/THE COMMON STOCK USD 0.01	2,223,773
ETRADE FINANCIAL CORP	600,888
EURONET WORLDWIDE INC COMMON STOCK USD 0.02	560,648
EVEREST RE GROUP LTD COMMON STOCK USD 0.01	411,101
EVERSOURCE ENERGY COMMON STOCK USD 5	259,038
EVOQUA WATER TECHNOLOGIES CORP COMMON STOCK USD	580,302
EW SCRIPPS CO/THE COMMON STOCK USD 0.01	626,763
EXACT SCIENCES CORP COMMON STOCK USD 0.01	843,582
EXELON CORP COMMON STOCK USD 0	240,401
EXELON CORP COMMON STOCK USD 0	1,676,896
EXPRESS SCRIPTS HOLDING CO COMMON STOCK USD 0.01	962,856
EXTRACTION OIL & GAS INC COMMON STOCK USD	323,664
EXXON MOBIL CORP COMMON STOCK USD 0	276,012
FACEBOOK INC COMMON STOCK USD 0.000006	6,414,850
FCB FINANCIAL HOLDINGS INC COMMON STOCK USD 0.001	258,470
FERRO CORP COMMON STOCK USD 1	243,402
FERROGLOBE PLC COMMON STOCK USD 7.5	361,033
FIBROGEN INC COMMON STOCK USD 0.01	824,760
FIFTH THIRD BANCORP COMMON STOCK USD 0	503,250
FINANCIAL ENGINES INC COMMON STOCK USD 0.0001	1,182,238
FINISAR CORP COMMON STOCK USD 0.001	832,315

FIREEYE INC COMMON STOCK USD 0.0001	1,415,740
FIRST CITIZENS BANCSHARES INC/NC COMMON STOCK USD	309,773
FIRST DATA CORP COMMON STOCK USD 0.01	2,565,821
FIRST MERCHANTS CORP COMMON STOCK USD 0	269,352
FIRST MIDWEST BANCORP INC/IL COMMON STOCK USD 0.01	166,889
FIRST OF LONG ISLAND CORP/THE COMMON STOCK USD 0.1	108,870
FIRSTCASH INC	600,170
FIRSTENERGY CORP COMMON STOCK USD 0.1	217,402
FISERV INC COMMON STOCK USD 0.01	1,285,074
FLEETCOR TECHNOLOGIES INC COMMON STOCK USD 0.001	1,829,624
FLEX LTD	595,901
FLEX LTD	1,321,366
FLUOR CORP COMMON STOCK USD 0.01	2,455,571
FNB CORP/PA COMMON STOCK USD 0.01	274,355
FNF GROUP TRACKING STK USD 0.0001	169,438
FNF GROUP TRACKING STK USD 0.0001	926,064
FNFV GROUP TRACKING STK USD 0.0001	—
FOOT LOCKER INC COMMON STOCK USD 0.01	248,511
FORMFACTOR INC COMMON STOCK USD 0.001	974,995
FORUM ENERGY TECHNOLOGIES INC COMMON STOCK USD	184,159
FORWARD AIR CORP COMMON STOCK USD 0.01	1,200,783
FRANKLIN RESOURCES INC COMMON STOCK USD 0.1	640,332
FRANK'S INTERNATIONAL NV COMMON STOCK USD 0.01	138,020
FREEPORT-MCMORAN INC COMMON STOCK USD 0.1	1,519,644
FRESH DEL MONTE PRODUCE INC COMMON STOCK USD 0.01	243,737
FTI CONSULTING INC COMMON STOCK USD 0.01	313,092
FULTON FINANCIAL CORP COMMON STOCK USD 2.5	189,105
GARDNER DENVER HOLDINGS INC COMMON STOCK USD 0.01	418,730
GARTNER INC COMMON STOCK USD 0.0005	665,749
GENERAL DYNAMICS CORP COMMON STOCK USD 1	1,444,495
GENESEE & WYOMING INC COMMON STOCK USD 0.01	543,237
GENTEX CORP COMMON STOCK USD 0.06	437,855
GERMAN AMERICAN BANCORP INC COMMON STOCK USD 0	68,894
GIBRALTAR INDUSTRIES INC COMMON STOCK USD 0.01	66,990
GLOBAL PAYMENTS INC COMMON STOCK USD 0	1,403,360
GOLDMAN SACHS GROUP INC/THE COMMON STOCK USD 0.01	2,713,704
GOLDMAN SACHS GROUP INC/THE COMMON STOCK USD 0.01	713,328
GOODYEAR TIRE & RUBBER CO/THE COMMON STOCK USD 0	2,090,457
GRAND CANYON EDUCATION INC COMMON STOCK USD 0.01	1,176,693
GRANITE CONSTRUCTION INC COMMON STOCK USD 0.01	184,260
GRANITE POINT MORTGAGE TRUST INC REIT USD 0.01	126,749
GRAPHIC PACKAGING HOLDING CO COMMON STOCK USD 0.01	784,090
GRAPHIC PACKAGING HOLDING CO COMMON STOCK USD 0.01	1,057,749
GREAT PLAINS ENERGY INC COMMON STOCK USD 0	1,221,896
GREAT WESTERN BANCORP INC COMMON STOCK USD 0.01	647,307
GROUP 1 AUTOMOTIVE INC COMMON STOCK USD 0.01	162,734
GUARANTY BANCORP COMMON STOCK USD 0.001	116,130
GULFPORT ENERGY CORP COMMON STOCK USD 0.01	217,086
GULFPORT ENERGY CORP COMMON STOCK USD 0.01	139,084
HALLIBURTON CO COMMON STOCK USD 2.5	2,430,061
HANCOCK HOLDING CO COMMON STOCK USD 3.33	287,100
HANESBRANDS INC COMMON STOCK USD 0.01	944,777
HANMI FINANCIAL CORP COMMON STOCK USD 0.001	218,429
HANOVER INSURANCE GROUP INC/THE COMMON STOCK USD	316,134
HARTFORD FINANCIAL SERVICES GROUP INC/THE COMMON	655,748
HB FULLER CO COMMON STOCK USD 1	410,651
HEALTHEQUITY INC COMMON STOCK USD 0.0001	430,159
HEALTHSOUTH CORP COMMON STOCK USD 0.01	334,907
HEARTLAND EXPRESS INC COMMON STOCK USD 0.01	1,763,220
HEICO CORP COMMON STOCK USD 0.01	1,177,766
HELEN OF TROY LTD COMMON STOCK USD 0.1	635,621
HELMERICH & PAYNE INC COMMON STOCK USD 0.1	368,448
HESS CORP COMMON STOCK USD 1	322,796
HEXCEL CORP COMMON STOCK USD 0.01	1,595,730
HILLENBRAND INC COMMON STOCK USD 0	193,596
HILL-ROM HOLDINGS INC COMMON STOCK USD 0	254,472
HOLOGIC INC COMMON STOCK USD 0.01	1,051,650
HOME DEPOT INC/THE COMMON STOCK USD 0.05	3,305,593
HOME DEPOT INC/THE COMMON STOCK USD 0.05	701,261
HOPE BANCORP INC	186,734

HUNTINGTON INGALLS INDUSTRIES INC COMMON STOCK USD	164,519
HUNTSMAN CORP COMMON STOCK USD 0.01	196,411
HURON CONSULTING GROUP INC COMMON STOCK USD 0.01	267,698
IAC/INTERACTIVECORP COMMON STOCK USD 0.001	1,699,692
ICON PLC COMMON STOCK USD 0.06	542,694
II-VI INC COMMON STOCK USD 0	1,380,330
ILLUMINA INC COMMON STOCK USD 0.01	1,524,186
IMMUNOGEN INC COMMON STOCK USD 0.01	291,655
IMMUNOMEDICS INC COMMON STOCK USD 0.01	721,399
INC RESEARCH HOLDINGS INC COMMON STOCK USD 0.01	384,944
INC RESEARCH HOLDINGS INC COMMON STOCK USD 0.01	1,181,516
INFINITY PROPERTY & CASUALTY CORP COMMON STOCK USD	170,554
INGREDION INC COMMON STOCK USD 0.01	196,560
INSIGHT ENTERPRISES INC COMMON STOCK USD 0.01	179,159
INSIGHT ENTERPRISES INC COMMON STOCK USD 0.01	167,289
INSULET CORP COMMON STOCK USD 0.001	453,468
INTEGRA LIFESCIENCES HOLDINGS CORP COMMON STOCK	165,835
INTEGRATED DEVICE TECHNOLOGY INC COMMON STOCK USD	1,397,310
INTEGRATED DEVICE TECHNOLOGY INC COMMON STOCK USD	549,886
INTEL CORP COMMON STOCK USD 0.001	1,370,952
INTEL CORP COMMON STOCK USD 0.001	2,190,292
INTERCEPT PHARMACEUTICALS INC COMMON STOCK USD	443,992
INTERFACE INC COMMON STOCK USD 0.1	311,860
INTERNATIONAL PAPER CO COMMON STOCK USD 1	179,614
INTERNATIONAL PAPER CO COMMON STOCK USD 1	2,937,558
INTERNATIONAL SPEEDWAY CORP COMMON STOCK USD 0.01	430,380
INTERXION HOLDING NV COMMON STOCK USD 0.1	2,775,603
IONIS PHARMACEUTICALS INC COMMON STOCK USD 0.001	1,790,680
IRIDIUM COMMUNICATIONS INC COMMON STOCK USD 0.001	1,163,480
ITT INC COMMON STOCK USD 1	464,319
JACOBS ENGINEERING GROUP INC COMMON STOCK USD 1	389,164
JAGGED PEAK ENERGY INC COMMON STOCK USD 0.01	423,567
JANUS HENDERSON GROUP PLC COMMON STOCK USD	2,025,829
JAZZ PHARMACEUTICALS PLC COMMON STOCK USD 0.0001	299,462
JM SMUCKER CO/THE COMMON STOCK USD 0	969,072
JOHN BEAN TECHNOLOGIES CORP COMMON STOCK USD 0.01	687,736
JOHNSON & JOHNSON COMMON STOCK USD 1	964,068
JONES LANG LASALLE INC COMMON STOCK USD 0.01	378,282
JPMORGAN CHASE & CO COMMON STOCK USD 1	1,351,187
JPMORGAN CHASE & CO COMMON STOCK USD 1	780,662
JPMORGAN US GOVT MMKT FUND CAPITAL SHARES - FUND	2,206,334
JPMORGAN US GOVT MMKT FUND CAPITAL SHARES - FUND	1,837,351
JPMORGAN US GOVT MMKT FUND CAPITAL SHARES - FUND	1,141,048
JPMORGAN US GOVT MMKT FUND CAPITAL SHARES - FUND	3,680,070
JPMORGAN US GOVT MMKT FUND CAPITAL SHARES - FUND	1,160,437
JPMORGAN US GOVT MMKT FUND CAPITAL SHARES - FUND	2,417,545
JPMORGAN US GOVT MMKT FUND CAPITAL SHARES - FUND	1,723,057
JPMORGAN US GOVT MMKT FUND CAPITAL SHARES - FUND	3,910,915
JUNO THERAPEUTICS INC COMMON STOCK USD 0.0001	572,655
KANSAS CITY SOUTHERN COMMON STOCK USD 0.01	1,530,910
KAR AUCTION SERVICES INC COMMON STOCK USD 0.01	547,152
KENNAMETAL INC COMMON STOCK USD 1.25	1,546,361
KERING ADR USD	1,847,403
KEYSIGHT TECHNOLOGIES INC COMMON STOCK USD	704,995
KEYSIGHT TECHNOLOGIES INC COMMON STOCK USD	2,090,400
KIRBY CORP COMMON STOCK USD 0.1	1,957,908
KLX INC COMMON STOCK USD 0.01	313,950
KOSMOS ENERGY LTD COMMON STOCK USD 0.01	226,625
LAKELAND FINANCIAL CORP COMMON STOCK USD 0	67,886
LAM RESEARCH CORP COMMON STOCK USD 0.001	3,150
LAM RESEARCH CORP COMMON STOCK USD 0.001	4,051,312
LAMAR ADVERTISING CO REIT USD 0.001	862,531
LAS VEGAS SANDS CORP COMMON STOCK USD 0.001	646,257
LAS VEGAS SANDS CORP COMMON STOCK USD 0.001	2,300,119
LA-Z-BOY INC COMMON STOCK USD 1	378,830
LCI INDUSTRIES COMMON STOCK USD 0.01	643,370
LEAR CORP COMMON STOCK USD 0.01	423,984
LEGG MASON INC COMMON STOCK USD 0.1	409,922
LEUCADIA NATIONAL CORP COMMON STOCK USD 1	503,495
LEXICON PHARMACEUTICALS INC COMMON STOCK USD 0.001	283,556

LIBERTY MEDIA CORP-LIBERTY SIRIUSXM TRACKING STK	467,988
LIBERTY MEDIA CORP-LIBERTY SIRIUSXM TRACKING STK	253,824
LIFEPOINT HEALTH INC COMMON STOCK USD 0.01	385,950
LINCOLN NATIONAL CORP COMMON STOCK USD 0	707,204
LIONS GATE ENTERTAINMENT CORP COMMON STOCK USD	755,380
LIONS GATE ENTERTAINMENT CORP COMMON STOCK USD	153,050
LITHIA MOTORS INC COMMON STOCK USD 0	580,899
LPL FINANCIAL HOLDINGS INC COMMON STOCK USD	2,608,098
LULULEMON ATHLETICA INC COMMON STOCK USD 0.005	1,275,751
LUMENTUM HOLDINGS INC COMMON STOCK USD 0.001	2,461,577
LYONDELLBASELL INDUSTRIES NV COMMON STOCK USD 0.04	198,576
MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC COMMON	310,692
MACROGENICS INC COMMON STOCK USD 0.01	495,900
MADISON SQUARE GARDEN CO/THE COMMON STOCK USD 0.01	1,012,080
MAIDEN HOLDINGS LTD COMMON STOCK USD 0.01	555,041
MANPOWERGROUP INC COMMON STOCK USD 0.01	580,106
MANPOWERGROUP INC COMMON STOCK USD 0.01	218,927
MARATHON OIL CORP COMMON STOCK USD 1	341,986
MARRIOTT INTERNATIONAL INC/MD COMMON STOCK USD	3,357,824
MARSH & MCLENNAN COS INC COMMON STOCK USD 1	1,314,449
MARVELL TECHNOLOGY GROUP LTD COMMON STOCK USD	539,649
MARVELL TECHNOLOGY GROUP LTD COMMON STOCK USD	966,697
MASTERCARD INC COMMON STOCK USD 0.0001	5,080,398
MAXIMUS INC COMMON STOCK USD 0	175,013
MAXIMUS INC COMMON STOCK USD 0	796,972
MCDONALD'S CORP COMMON STOCK USD 0.01	585,208
MCKESSON CORP COMMON STOCK USD 0.01	1,015,885
MEDIA GEN INC CVR	—
MEDICINES CO/THE COMMON STOCK USD 0.001	1,019,782
MEDIDATA SOLUTIONS INC COMMON STOCK USD 0.01	561,522
MEDNAX INC COMMON STOCK USD 0.01	769,536
MEDNAX INC COMMON STOCK USD 0.01	1,190,055
MEDTRONIC PLC COMMON STOCK USD 0.1	1,007,004
MERCK & CO INC COMMON STOCK USD 0.5	1,010,150
MERCK & CO INC COMMON STOCK USD 0.5	2,610,500
METHODE ELECTRONICS INC COMMON STOCK USD 0.5	276,690
METLIFE INC COMMON STOCK USD 0.01	632,000
METLIFE INC COMMON STOCK USD 0.01	2,277,728
MFA FINANCIAL INC REIT USD 0.01	456,320
MFA FINANCIAL INC REIT USD 0.01	567,588
MGM GROWTH PROPERTIES LLC REIT USD	503,843
MICRO FOCUS INTERNATIONAL PLC ADR USD	1,103,432
MICROCHIP TECHNOLOGY INC COMMON STOCK USD 0.001	409,345
MICRON TECHNOLOGY INC COMMON STOCK USD 0.1	1,147,248
MICRON TECHNOLOGY INC COMMON STOCK USD 0.1	1,663,304
MICROSEMI CORP COMMON STOCK USD 0.2	604,305
MICROSOFT CORP COMMON STOCK USD 0.00000625	5,046,176
MICROSOFT CORP COMMON STOCK USD 0.00000625	2,211,209
MIDDLEBY CORP/THE COMMON STOCK USD 0.01	960,979
MILACRON HOLDINGS CORP COMMON STOCK USD 0.01	300,498
MINERALS TECHNOLOGIES INC COMMON STOCK USD 0.1	498,818
MINERALS TECHNOLOGIES INC COMMON STOCK USD 0.1	323,595
MISTRAS GROUP INC COMMON STOCK USD 0.01	326,233
MODINE MANUFACTURING CO COMMON STOCK USD 0.625	244,117
MOHAWK INDUSTRIES INC COMMON STOCK USD 0.01	662,160
MONDELEZ INTERNATIONAL INC COMMON STOCK USD 0	1,322,091
MONRO INC COMMON STOCK USD 0.01	1,344,874
MONSTER BEVERAGE CORP COMMON STOCK USD	2,240,339
MOODY'S CORP COMMON STOCK USD 0.01	605,201
MOOG INC COMMON STOCK USD 1	418,878
MORGAN STANLEY COMMON STOCK USD 0.01	755,568
MOSAIC CO/THE COMMON STOCK USD 0.01	212,978
MSC INDUSTRIAL DIRECT CO INC COMMON STOCK USD	2,072,970
MSG NETWORKS INC COMMON STOCK USD 0.01	289,575
MTGE INVESTMENT CORP REIT USD 0.01	131,803
MULTI-COLOR CORP COMMON STOCK USD 0	1,862,717
MURPHY OIL CORP COMMON STOCK USD 1	335,340
MURPHY OIL CORP COMMON STOCK USD 1	1,146,987
MYRIAD GENETICS INC COMMON STOCK USD 0.01	827,715
NABORS INDUSTRIES LTD COMMON STOCK USD 0.001	382,395

NATIONAL CINEMEDIA INC COMMON STOCK USD 0.01	639,222
NATIONAL GENERAL HOLDINGS CORP COMMON STOCK USD	411,528
NATIONAL OILWELL VARCO INC COMMON STOCK USD 0.01	320,578
NATIONAL STORAGE AFFILIATES TRUST REIT USD 0.01	984,658
NAVIENT CORP COMMON STOCK USD 0.01	658,794
NAVIGANT CONSULTING INC COMMON STOCK USD 0.001	266,538
NCR CORP COMMON STOCK USD 0.01	456,316
NELNET INC COMMON STOCK USD 0.01	384,884
NETAPP INC COMMON STOCK USD 0.001	612,669
NETFLIX INC COMMON STOCK USD 0.001	4,883,270
NEUROCRINE BIOSCIENCES INC COMMON STOCK USD 0.001	691,327
NEVRO CORP COMMON STOCK USD 0.001	572,687
NEW RELIC INC COMMON STOCK USD 0.001	553,668
NEXSTAR MEDIA GROUP INC COMMON STOCK USD 0.01	140,056
NIKE INC COMMON STOCK USD 1	2,926,823
NORTHROP GRUMMAN CORP COMMON STOCK USD 1	1,411,786
NRG ENERGY INC COMMON STOCK USD 0.01	242,080
NVIDIA CORP COMMON STOCK USD 0.001	2,546,073
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD 0.2	2,792,665
OCEANFIRST FINANCIAL CORP COMMON STOCK USD 0.01	196,718
OGE ENERGY CORP COMMON STOCK USD 0.01	233,661
OIL STATES INTERNATIONAL INC COMMON STOCK USD 0.01	283,000
OLIN CORP COMMON STOCK USD 1	190,566
ON ASSIGNMENT INC COMMON STOCK USD 0.01	711,212
ON SEMICONDUCTOR CORP COMMON STOCK USD 0.01	614,736
ONEMAIN HOLDINGS INC COMMON STOCK USD 0.01	283,291
ORACLE CORP COMMON STOCK USD 0.01	1,404,216
ORACLE CORP COMMON STOCK USD 0.01	2,364,000
OWENS-ILLINOIS INC COMMON STOCK USD 0.01	159,624
OWENS-ILLINOIS INC COMMON STOCK USD 0.01	255,820
OWENS-ILLINOIS INC COMMON STOCK USD 0.01	718,308
OXFORD INDUSTRIES INC COMMON STOCK USD 1	278,203
PACKAGING CORP OF AMERICA COMMON STOCK USD 0.01	181,770
PACKAGING CORP OF AMERICA COMMON STOCK USD 0.01	775,552
PARKER-HANNIFIN CORP COMMON STOCK USD 0.5	3,154,761
PARKER-HANNIFIN CORP COMMON STOCK USD 0.5	389,181
PARSLEY ENERGY INC COMMON STOCK USD 0.01	814,487
PAYPAL HOLDINGS INC COMMON STOCK USD 0.0001	1,351,958
PEAPACK GLADSTONE FINANCIAL CORP COMMON STOCK USD	53,896
PENTAIR PLC COMMON STOCK USD 0.01	1,207,602
PFIZER INC COMMON STOCK USD 0.05	2,240,207
PHOTRONICS INC COMMON STOCK USD 0.01	185,845
PINNACLE FINANCIAL PARTNERS INC COMMON STOCK USD 1	273,023
PINNACLE WEST CAPITAL CORP COMMON STOCK USD 0	1,013,642
PITNEY BOWES INC COMMON STOCK USD 1	402,480
PLANTRONICS INC COMMON STOCK USD 0.01	352,660
POLARIS INDUSTRIES INC COMMON STOCK	1,588,560
POLYONE CORP COMMON STOCK USD 0.01	82,546
PORTLAND GENERAL ELECTRIC CO COMMON STOCK USD 0	168,756
PORTLAND GENERAL ELECTRIC CO COMMON STOCK USD 0	463,792
PORTOLA PHARMACEUTICALS INC COMMON STOCK USD 0.001	749,672
PQ GROUP HOLDINGS INC COMMON STOCK USD	429,904
PRA GROUP INC COMMON STOCK USD 0.01	180,243
PRESIDIO INC COMMON STOCK USD 0.01	859,391
PRESTIGE BRANDS HOLDINGS INC COMMON STOCK USD 0.01	758,878
PRICELINE.COM COMMON STOCK USD	2,305,981
PRINCIPAL FINANCIAL GROUP INC COMMON STOCK USD	663,264
PROGENICS PHARMACEUTICALS INC COMMON STOCK USD	448,035
PROGRESS SOFTWARE CORP COMMON STOCK USD 0.01	239,243
PROSPERITY BANCSHARES INC COMMON STOCK USD 1	845,090
PROTHENA CORP PLC COMMON STOCK USD 0.01	423,637
PROTO LABS INC COMMON STOCK USD 0.001	1,171,934
PROVIDENCE SERVICE CORP/THE COMMON STOCK USD 0.001	392,475
PRUDENTIAL FINANCIAL INC COMMON STOCK USD 0.01	701,378
PTC THERAPEUTICS INC COMMON STOCK USD 0.001	171,804
PUBLIC SERVICE ENTERPRISE GROUP INC COMMON STOCK	247,200
PULTEGROUP INC COMMON STOCK USD 0.01	606,788
PVH CORP COMMON STOCK USD 1	686,050
QCR HOLDINGS INC COMMON STOCK USD 1	98,670
QEP RESOURCES INC COMMON STOCK USD 0.01	239,748

QEP RESOURCES INC COMMON STOCK USD 0.01	333,993
QORVO INC COMMON STOCK USD 0.0001	3,451,878
QORVO INC COMMON STOCK USD 0.0001	306,826
QUALCOMM INC COMMON STOCK USD 0.0001	1,440,962
QUANEX BUILDING PRODUCTS CORP COMMON STOCK USD	273,780
QUANTA SERVICES INC COMMON STOCK USD 0.00001	336,346
RADIAN GROUP INC COMMON STOCK USD 0.001	536,870
RAYMOND JAMES FINANCIAL INC COMMON STOCK USD 0.01	1,902,090
RAYMOND JAMES FINANCIAL INC COMMON STOCK USD 0.01	201,729
REALOGY HOLDINGS CORP COMMON STOCK USD 0.01	121,370
REALPAGE INC COMMON STOCK USD 0.001	1,109,626
RED HAT INC COMMON STOCK USD 0.0001	2,376,058
RED ROBIN GOURMET BURGERS INC COMMON STOCK USD	312,851
REGENERON PHARMACEUTICALS INC COMMON STOCK USD	2,261,399
REGIONS FINANCIAL CORP COMMON STOCK USD 0.01	781,650
REINSURANCE GROUP OF AMERICA INC COMMON STOCK USD	622,473
RELIANCE STEEL & ALUMINUM CO COMMON STOCK USD 0	197,317
REPUBLIC SERVICES INC COMMON STOCK USD 0.01	849,438
REVANCE THERAPEUTICS INC COMMON STOCK USD 0.001	648,755
RIGNET INC COMMON STOCK USD 0.001	310,123
RITCHIE BROS AUCTIONEERS INC COMMON STOCK CAD 0	789,164
ROBERT HALF INTERNATIONAL INC COMMON STOCK USD	1,305,190
ROYAL CARIBBEAN CRUISES LTD COMMON STOCK USD 0.01	563,436
ROYAL CARIBBEAN CRUISES LTD COMMON STOCK USD 0.01	4,195,800
ROYAL CARIBBEAN CRUISES LTD COMMON STOCK USD 0.01	210,241
ROYAL DUTCH SHELL PLC ADR USD	326,879
RPX CORP COMMON STOCK USD 0.0001	317,386
RSP PERMIAN INC COMMON STOCK USD 0.01	506,669
RYDER SYSTEM INC COMMON STOCK USD 0.5	446,101
S&P GLOBAL INC COMMON STOCK USD 1	1,610,486
S&P GLOBAL INC COMMON STOCK USD 1	660,660
S&T BANCORP INC COMMON STOCK USD 2.5	230,898
SABRA HEALTH CARE REIT INC REIT USD 0.01	216,474
SABRE CORP COMMON STOCK USD 0.01	1,549,800
SAIA INC COMMON STOCK USD 0.001	290,075
SALESFORCE.COM INC COMMON STOCK USD 0.001	3,766,051
SALLY BEAUTY HOLDINGS INC COMMON STOCK USD 0.01	2,209,159
SAREPTA THERAPEUTICS INC COMMON STOCK USD 0.0001	600,912
SCANA CORP COMMON STOCK USD 0	218,120
SCHOLASTIC CORP COMMON STOCK USD 0.01	102,160
SCHWEITZER-MAUDUIT INTERNATIONAL INC COMMON STOCK	619,572
SCIENCE APPLICATIONS INTERNATIONAL CORP COMMON	314,014
SEATTLE GENETICS INC COMMON STOCK USD 0.001	1,460,550
SELECT MEDICAL HOLDINGS CORP COMMON STOCK USD	152,037
SENSATA TECHNOLOGIES HOLDING NV COMMON STOCK EUR	2,917,154
SERVICEMASTER GLOBAL HOLDINGS INC COMMON STOCK USD	2,282,745
SHUTTERSTOCK INC COMMON STOCK USD 0.01	1,428,338
SIGNATURE BANK/NEW YORK NY COMMON STOCK USD 0.01	713,752
SINCLAIR BROADCAST GROUP INC COMMON STOCK USD 0.01	1,782,735
SKECHERS U.S.A. INC COMMON STOCK USD 0.001	758,351
SLM CORP COMMON STOCK USD 0.2	861,953
SOTHEBY'S COMMON STOCK USD 0.01	1,062,960
SOUTH STATE CORP COMMON STOCK USD 2.5	90,287
SOUTHWESTERN ENERGY CO COMMON STOCK USD 0.01	330,894
SP PLUS CORP COMMON STOCK USD 0.001	255,990
SPARTANNASH CO COMMON STOCK USD 0	169,711
SPIRIT AEROSYSTEMS HOLDINGS INC COMMON STOCK USD	1,345,190
SPIRIT AIRLINES INC COMMON STOCK USD 0.0001	282,555
SPLUNK INC COMMON STOCK USD 0.001	1,368,765
SS&C TECHNOLOGIES HOLDINGS INC COMMON STOCK USD	2,201,383
STAG INDUSTRIAL INC REIT USD 0.01	868,713
STANDARD MOTOR PRODUCTS INC COMMON STOCK USD 2	167,155
STANDEX INTERNATIONAL CORP COMMON STOCK USD 1.5	610,896
STANLEY BLACK & DECKER INC COMMON STOCK USD 2.5	593,915
STARWOOD PROPERTY TRUST INC REIT USD 0.01	508,595
STEEL DYNAMICS INC COMMON STOCK USD 0.005	750,519
STERIS PLC COMMON STOCK USD	2,108,639
STEVEN MADDEN LTD COMMON STOCK USD 0.0001	649,457
STIFEL FINANCIAL CORP COMMON STOCK USD 0.15	722,641
STOCK YARDS BANCORP INC COMMON STOCK USD 0	81,055

STRATASYS LTD COMMON STOCK USD 0.01	884,507
SUNCOKE ENERGY INC COMMON STOCK USD 0.01	485,703
SUNTRUST BANKS INC COMMON STOCK USD 1	762,162
SVB FINANCIAL GROUP COMMON STOCK USD 0.001	305,070
SWITCH INC COMMON STOCK USD 0.001	920,123
SYKES ENTERPRISES INC COMMON STOCK USD 0.01	216,093
SYKES ENTERPRISES INC COMMON STOCK USD 0.01	265,941
SYNCHRONY FINANCIAL COMMON STOCK USD 0.001	795,366
SYNNEX CORP COMMON STOCK USD 0.001	493,091
TAKE-TWO INTERACTIVE SOFTWARE INC COMMON STOCK USD	636,724
TANGER FACTORY OUTLET CENTERS INC REIT USD 0.01	365,838
TCF FINANCIAL CORP COMMON STOCK USD 0.01	799,705
TE CONNECTIVITY LTD COMMON STOCK USD 0.57	1,226,016
TEGNA INC COMMON STOCK USD 1	1,422,075
TEGNA INC COMMON STOCK USD 1	111,686
TELEPHONE & DATA SYSTEMS INC COMMON STOCK USD 0.01	722,800
TEMPUR SEALY INTERNATIONAL INC COMMON STOCK USD	161,866
TENCENT HOLDINGS LTD ADR USD	3,816,276
TENNANT CO COMMON STOCK USD 0.375	1,489,761
TERADYNE INC COMMON STOCK USD 0.125	308,456
TESLA INC COMMON STOCK USD 0.001	1,190,291
TETRA TECH INC COMMON STOCK USD 0.01	440,910
TEXAS INSTRUMENTS INC COMMON STOCK USD 1	1,368,164
THERMO FISHER SCIENTIFIC INC COMMON STOCK USD 1	2,109,528
THOR INDUSTRIES INC COMMON STOCK USD 0.1	619,469
TIME WARNER INC COMMON STOCK USD 0.01	1,292,197
T-MOBILE US INC COMMON STOCK USD 0.0001	254,040
TOLL BROTHERS INC COMMON STOCK USD 0.01	590,646
TORCHMARK CORP COMMON STOCK USD 1	186,409
TOTAL SA ADR USD	279,492
TOTAL SA ADR USD	1,341,561
TRANSDIGM GROUP INC COMMON STOCK USD 0.01	1,320,648
TRANSOCEAN LTD COMMON STOCK USD 0.1	320,400
TREEHOUSE FOODS INC COMMON STOCK USD 0.01	650,943
TRIMBLE INC	2,751,328
TRIMBLE INC	1,088,542
TRINET GROUP INC COMMON STOCK USD 0.000025	2,593,269
TRINSEO SA COMMON STOCK USD 0.01	311,890
TTEC HOLDINGS INC COMMON STOCK USD	671,531
TUTOR PERINI CORP COMMON STOCK USD 1	363,164
TWO HARBORS INVESTMENT CORP REIT USD	600,140
TYSON FOODS INC COMMON STOCK USD 0.1	1,021,482
UGI CORP COMMON STOCK USD 0	615,960
UNDER ARMOUR INC COMMON STOCK USD 0.000333	915,657
UNIFI INC COMMON STOCK USD 0.1	783,150
UNITED CONTINENTAL HOLDINGS INC COMMON STOCK USD	438,100
UNITED RENTALS INC COMMON STOCK USD 0.01	395,393
UNITED THERAPEUTICS CORP COMMON STOCK USD 0.01	1,020,855
UNITEDHEALTH GROUP INC COMMON STOCK USD 0.01	2,210,993
UNIVERSAL CORP/VA COMMON STOCK USD 0	312,375
UNIVERSAL HEALTH SERVICES INC COMMON STOCK USD	1,473,550
UNUM GROUP COMMON STOCK USD 0.1	669,658
VALIDUS HOLDINGS LTD COMMON STOCK USD 0.175	470,438
VALVOLINE INC COMMON STOCK USD 0.01	587,908
VECTREN CORP COMMON STOCK USD 0	539,666
VERIZON COMMUNICATIONS INC COMMON STOCK USD 0.1	280,529
VERTEX PHARMACEUTICALS INC COMMON STOCK USD 0.01	1,859,463
VIAVI SOLUTIONS INC COMMON STOCK USD 0.001	613,522
VISA INC COMMON STOCK USD 0.0001	4,916,656
VISHAY INTERTECHNOLOGY INC COMMON STOCK USD 0.1	846,600
VISTA OUTDOOR INC COMMON STOCK USD 0.01	201,066
VODAFONE GROUP PLC ADR USD	1,272,943
WABTEC CORP/DE COMMON STOCK USD 0.01	1,307,929
WALKER & DUNLOP INC COMMON STOCK USD	907,013
WALMART INC COMMON STOCK USD 0.1	2,421,944
WATTS WATER TECHNOLOGIES INC COMMON STOCK USD 0.1	311,395
WEATHERFORD INTERNATIONAL PLC COMMON STOCK USD	384,474
WEATHERFORD INTERNATIONAL PLC COMMON STOCK USD	833,583
WELLCARE HEALTH PLANS INC COMMON STOCK USD 0.01	985,439
WESCO INTERNATIONAL INC COMMON STOCK USD 0.01	813,779

WESTERN UNION CO/THE COMMON STOCK USD 0.01	908,678
WESTLAKE CHEMICAL CORP COMMON STOCK USD 0.01	213,060
WHITE MOUNTAINS INSURANCE GROUP LTD COMMON STOCK	405,209
WILDHORSE RESOURCE DEVELOPMENT CORP COMMON STOCK	348,409
WISDOMTREE INVESTMENTS INC COMMON STOCK USD 0.01	1,267,676
WOLVERINE WORLD WIDE INC COMMON STOCK USD 1	1,683,398
WOODWARD INC COMMON STOCK USD 0.00292	491,693
WORKDAY INC COMMON STOCK USD 0.001	1,503,921
WORLD FUEL SERVICES CORP COMMON STOCK USD 0.01	987,601
WORLD WRESTLING ENTERTAINMENT INC COMMON STOCK USD	1,284,360
WSFS FINANCIAL CORP COMMON STOCK USD 0.01	287,100
WYNDHAM WORLDWIDE CORP COMMON STOCK USD 0.01	1,008,069
XCEL ENERGY INC COMMON STOCK USD 2.5	256,891
ZEBRA TECHNOLOGIES CORP COMMON STOCK USD 0.01	314,306
ZIMMER BIOMET HOLDINGS INC COMMON STOCK USD 0.01	1,172,827
Total Corporate Stock	$626,593,817

Corporate Debt Securities
ABBVIE INC CALLABLE NOTES FIXED 3.6% 14/MAY/2025	$51,639
AETNA INC CALLABLE NOTES FIXED 2.8% 15/JUN/2023	98,543
ALLERGAN FUNDING SCS CALLABLE NOTES FIXED 3.8%	82,339
ALTRIA GROUP INC NOTES FIXED 9.7% 10/NOV/2018 USD	102,451
AMAZON.COM INC CALLABLE NOTES FIXED 3.15%	60,768
AMERICAN AIRLINES 2015-2 CLASS AA PASS THROUGH	95,397
AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP	49,858
AMERICAN TOWER CORP CALLABLE NOTES FIXED 3%	29,979
AMERICAN TOWER CORP CALLABLE NOTES FIXED 3.4%	87,055
AMGEN INC CALLABLE NOTES FIXED 4.4% 01/MAY/2045	54,769
ANADARKO PETROLEUM CORP CALLABLE NOTES FIXED 4.5%	25,432
ANHEUSER-BUSCH INBEV FINANCE INC CALLABLE NOTES	128,555
APPLE INC CALLABLE NOTES FIXED 4.65% 23/FEB/2046	47,503
ASTRAZENECA PLC CALLABLE NOTES FIXED 3.125%	49,491
AT&T INC CALLABLE NOTES FIXED 4.5% 09/MAR/2048 USD	14,265
AT&T INC CALLABLE NOTES FIXED 4.75% 15/MAY/2046	93,491
AT&T INC CALLABLE NOTES FIXED 4.8% 15/JUN/2044 USD	113,990
BANK OF AMERICA CORP CALLABLE MEDIUM TERM NOTE	80,531
BANK OF AMERICA CORP MEDIUM TERM NOTE FIXED 5.65%	204,270
BANK OF NEW YORK MELLON CORP/THE CALLABLE MEDIUM	71,535
BANK OF NEW YORK MELLON CORP/THE CALLABLE MEDIUM	100,285
BARNABAS HEALTH INC CALLABLE BOND FIXED 4%	175,954
BAT CAPITAL CORP CALLABLE NOTES FIXED 2.764%	80,400
BEAR STEARNS COS LLC/THE NOTES FIXED 7.25%	129,276
BERKSHIRE HATHAWAY FINANCE CORP CALLABLE NOTES	25,485
BOSTON PROPERTIES LP CALLABLE NOTES FIXED 5.875%	133,314
BURLINGTON NORTHERN SANTA FE LLC CALLABLE BOND	21,941
CANADIAN NATURAL RESOURCES LTD CALLABLE NOTES	17,406
CELGENE CORP CALLABLE NOTES FIXED 3.875%	73,481
CHARTER COMMUNICATIONS OPERATING LLC / CHARTER	95,665
CIGNA CORP CALLABLE NOTES FIXED 3.05% 15/OCT/2027	59,478
CITIGROUP INC NOTES FIXED 1.8% 05/FEB/2018 USD	176,259
CITIGROUP INC NOTES FIXED 2.5% 26/SEP/2018 USD	100,946
CITIGROUP INC NOTES VARIABLE 15/MAY/2018 USD 1000	85,808
COLUMBIA PIPELINE GROUP INC CALLABLE NOTES FIXED	150,395
COMCAST CORP CALLABLE NOTES FIXED 5.875%	77,051
CONSTELLATION BRANDS INC CALLABLE NOTES FIXED 2%	99,652
CONTINENTAL AIRLINES 2007-1 CLASS A PASS THROUGH	47,548
CROWN CASTLE INTERNATIONAL CORP CALLABLE NOTES	60,178
CVS HEALTH CORP CALLABLE NOTES FIXED 5.125%	40,915
DELTA AIR LINES 2010-2 CLASS A PASS THROUGH TRUST	66,539
DISCOVER BANK/GREENWOOD DE NOTES FIXED 2%	100,729
DOW CHEMICAL CO/THE NOTES FIXED 8.55% 15/MAY/2019	92,999
DUKE ENERGY CAROLINAS LLC CALLABLE BOND FIXED	108,468
DUKE ENERGY CAROLINAS LLC CALLABLE BOND FIXED 4%	134,627
EL PASO ELECTRIC CO CALLABLE NOTES FIXED 3.3%	150,703
FORD MOTOR CREDIT CO LLC MEDIUM TERM NOTE FIXED	51,019
FORD MOTOR CREDIT CO LLC NOTES FIXED 2.551%	75,675
GENERAL ELECTRIC CO MEDIUM TERM NOTE FIXED 3.15%	102,578
GENERAL ELECTRIC CO MEDIUM TERM NOTE FIXED 5.5%	81,616
GENERAL ELECTRIC CO MEDIUM TERM NOTE FIXED 5.875%	132,044
GENERAL ELECTRIC CO MEDIUM TERM NOTE VARIABLE	26,923

GENERAL MOTORS CO NOTES VARIABLE 07/AUG/2020 USD	100,934
GILEAD SCIENCES INC CALLABLE NOTES FIXED 4.5%	79,112
GOLDMAN SACHS GROUP INC/THE MEDIUM TERM NOTE FIXED	134,520
GOLDMAN SACHS GROUP INC/THE MEDIUM TERM NOTE FIXED	54,194
GOLDMAN SACHS GROUP INC/THE NOTES FIXED 6.15%	179,532
HCP INC CALLABLE NOTES FIXED 3.75% 01/FEB/2019 USD	154,148
HEALTH CARE REIT INC CALLABLE NOTES FIXED 3.75%	104,730
HSBC HOLDINGS PLC NOTES FIXED 4.875% 14/JAN/2022	131,826
HUMANA INC CALLABLE NOTES FIXED 2.5% 15/DEC/2020	79,994
INTERNATIONAL LEASE FINANCE CORP CALLABLE NOTES	158,343
ITC HOLDINGS CORP CALLABLE NOTES FIXED 3.25%	99,437
JPMORGAN CHASE & CO CALLABLE NOTES VARIABLE	40,932
JPMORGAN CHASE & CO CALLABLE NOTES VARIABLE	494,428
JPMORGAN CHASE & CO NOTES FIXED 6.3% 23/APR/2019	106,470
KRAFT HEINZ FOODS CO CALLABLE NOTES FIXED 3%	48,239
KRAFT HEINZ FOODS CO CALLABLE NOTES FIXED 5.2%	78,680
L3 TECHNOLOGIES INC CALLABLE NOTES FIXED 5.2%	79,380
MICROSOFT CORP CALLABLE NOTES FIXED 3.75%	74,758
MIDAMERICAN ENERGY CO CALLABLE MEDIUM TERM NOTE	98,261
MORGAN STANLEY CALLABLE MEDIUM TERM NOTE FIXED	256,880
MORGAN STANLEY CALLABLE MEDIUM TERM NOTE FIXED	53,792
MORGAN STANLEY CALLABLE MEDIUM TERM NOTE VARIABLE	86,062
NAVIENT STUDENT LOAN TRUST 2014-1 2014-1 A3	214,406
NAVIENT STUDENT LOAN TRUST 2014-3 2014-3 A	166,784
NAVIENT STUDENT LOAN TRUST 2015-1 2015-1 A2	100,036
NBCUNIVERSAL MEDIA LLC CALLABLE NOTES FIXED 5.15%	53,707
NCUA GUARANTEED NOTES TRUST 2010-R3 2010-R3 1A	68,749
NCUA GUARANTEED NOTES TRUST 2010-R3 2010-R3 2A	65,700
NCUA GUARANTEED NOTES TRUST 2011-C1 2011-C1 2A	86,413
NEW YORK AND PRESBYTERIAN HOSPITAL/THE CALLABLE	86,926
NOBLE ENERGY INC CALLABLE NOTES FIXED 3.9%	32,028
NORTHROP GRUMMAN CORP CALLABLE NOTES FIXED 3.25%	60,510
NYU HOSPITALS CENTER CALLABLE BOND FIXED 4.784%	116,662
PANHANDLE EASTERN PIPE LINE CO LP CALLABLE NOTES	102,524
PFIZER INC CALLABLE NOTES FIXED 4.4% 15/MAY/2044	80,741
PIEDMONT OPERATING PARTNERSHIP LP CALLABLE NOTES	59,778
PLAINS ALL AMERICAN PIPELINE LP / PAA FINANCE CORP	40,628
PNC BANK NA CALLABLE NOTES FIXED 1.5% 23/FEB/2018	251,255
PUBLIC SERVICE CO OF NEW MEXICO CALLABLE NOTES	135,292
SANTANDER UK PLC NOTES FIXED 2.5% 14/MAR/2019 USD	101,050
SHELL INTERNATIONAL FINANCE BV CALLABLE NOTES	33,913
SHIRE ACQUISITIONS INVESTMENTS IRELAND DAC	99,612
SL GREEN OPERATING PARTNERSHIP LP CALLABLE NOTES	60,236
SLM STUDENT LOAN TRUST 2004-8 2004-8 B FLOATING	—
SLM STUDENT LOAN TRUST 2006-2 2006-2 A6 FLOATING	126,321
SLM STUDENT LOAN TRUST 2006-8 2006-8 A6 FLOATING	126,075
SLM STUDENT LOAN TRUST 2007-6 2007-6 B FLOATING	—
SLM STUDENT LOAN TRUST 2008-2 2008-2 A3 FLOATING	93,469
SLM STUDENT LOAN TRUST 2008-2 2008-2 B FLOATING	34,221
SLM STUDENT LOAN TRUST 2008-3 2008-3 B FLOATING	34,442
SLM STUDENT LOAN TRUST 2008-4 2008-4 B FLOATING	35,062
SLM STUDENT LOAN TRUST 2008-5 2008-5 A4 FLOATING	98,978
SLM STUDENT LOAN TRUST 2008-5 2008-5 B FLOATING	35,300
SLM STUDENT LOAN TRUST 2008-6 2008-6 B FLOATING	35,202
SLM STUDENT LOAN TRUST 2008-7 2008-7 B FLOATING	36,242
SLM STUDENT LOAN TRUST 2008-8 2008-8 B FLOATING	37,140
SLM STUDENT LOAN TRUST 2008-9 2008-9 B FLOATING	36,007
SLM STUDENT LOAN TRUST 2012-3 2012-3 A FLOATING	71,029
SOUTHERN COPPER CORP CALLABLE NOTES FIXED 7.5%	104,333
SOUTHERN NATURAL GAS CO LLC CALLABLE NOTES FIXED	130,529
SUTTER HEALTH CALL/PUT BOND FIXED 2.286%	120,349
TENNESSEE GAS PIPELINE CO LLC CALLABLE NOTES FIXED	65,324
TIME WARNER CABLE LLC CALLABLE NOTES FIXED 5.5%	31,819
TUCSON ELECTRIC POWER CO CALLABLE NOTES FIXED	135,822
UNITED TECHNOLOGIES CORP NOTES STEP CPN	125,733
UNITEDHEALTH GROUP INC CALLABLE NOTES FIXED 3.75%	61,629
UNIVERSITY OF SOUTHERN CALIFORNIA CALLABLE BOND	96,212
VENTAS REALTY LP / VENTAS CAPITAL CORP CALLABLE	201,500
VERIZON COMMUNICATIONS INC CALLABLE NOTES FIXED	101,792
VERIZON COMMUNICATIONS INC CALLABLE NOTES FIXED	50,751

VERIZON COMMUNICATIONS INC CALLABLE NOTES FIXED	47,663
WACHOVIA CORP MEDIUM TERM NOTE FIXED 5.75%	405,688
WELLS FARGO & CO MEDIUM TERM NOTE FIXED 3.55%	103,554
WELLS FARGO & CO NOTES FIXED 3% 22/APR/2026 USD	157,896
WELLS FARGO & CO NOTES FIXED 3% 23/OCT/2026 USD	69,008
WELLTOWER INC CALLABLE NOTES FIXED 6.125%	136,632
Total Corporate Debt Securities	$12,074,537

Government Bonds
CALIFORNIA ST GO BDS 01/APR/2010 01/MAR/2022 6.65%	$46,293
CALIFORNIA ST GO BDS 01/APR/2010 01/MAR/2036 7.95%	45,729
LOS ANGELES CALIF DEPT WTR & PWR WTRWKS REV WATER	66,606
NEW YORK N Y CITY MUN WTR FIN AUTH WTR & SWR SYS	65,910
NEW YORK N Y GO BDS 2011 C-1 20/OCT/2010	89,925
NEW YORK ST DORM AUTH ST PERS INCOME TAX REV	59,427
NEW YORK ST URBAN DEV CORP REV ST PERSONAL INCOME	41,260
UNITED STATES OF AMERICA BILL ZERO CPN 01/MAR/2018	13,971
UNITED STATES OF AMERICA BILL ZERO CPN 19/APR/2018	695,106
UNITED STATES OF AMERICA BILL ZERO CPN 26/APR/2018	567,532
UNITED STATES OF AMERICA BOND FIXED .875%	430,355
UNITED STATES OF AMERICA BOND FIXED 2.75%	1,623,380
UNITED STATES OF AMERICA NOTES FIXED .125%	291,777
UNITED STATES OF AMERICA NOTES FIXED .125%	251,862
UNITED STATES OF AMERICA NOTES FIXED .375%	200,960
UNITED STATES OF AMERICA NOTES FIXED 1.375%	1,910,170
UNITED STATES OF AMERICA NOTES FIXED 1.5%	1,558,261
UNITED STATES OF AMERICA NOTES FIXED 1.75%	3,007,106
UNITED STATES OF AMERICA NOTES FIXED 1.875%	904,718
UNITED STATES OF AMERICA NOTES FIXED 2%	1,084,838
UNITED STATES OF AMERICA NOTES FIXED 2%	3,652,977
UNITED STATES OF AMERICA NOTES FIXED 2.125%	2,400,021
UNITED STATES OF AMERICA NOTES FIXED 2.25%	1,720,240
UNITED STATES OF AMERICA NOTES FIXED 2.25%	340,752
Total Government Bonds	$21,069,176

Mortgage Backed Securities
FEDERAL NATIONAL MORTGAGE ASSOCIATION TBA FIXED	$803,249
FEDERAL NATIONAL MORTGAGE ASSOCIATION TBA FIXED	395,287
FEDERAL NATIONAL MORTGAGE ASSOCIATION TBA FIXED 3%	229,175
FHLMC MORTPASS ARM 01/APR/2037 1N PN# 1N1454	16,571
FHLMC MORTPASS ARM 01/SEP/2037 1G PN# 1G2201	4,739
FHLMC REMICS 3197 DZ 5% 15/AUG/2036	198,859
FHLMC REMICS 4656 EZ 4% 15/FEB/2047	137,595
FHLMCGLD MORTPASS 01/APR/2047 G6 G67703	126,661
FHLMCGLD MORTPASS 2.5% 01/DEC/2031 G1 PN# G18622	151,846
FHLMCGLD MORTPASS 2.5% 01/JAN/2032 G1 PN# G18626	45,392
FHLMCGLD MORTPASS 3% 01/AUG/2046 G0 PN# G08715	154,105
FHLMCGLD MORTPASS 3% 01/FEB/2047 G0 PN# G08747	114,325
FHLMCGLD MORTPASS 3% 01/MAR/2031 G1 PN# G18592	76,490
FHLMCGLD MORTPASS 3% 01/NOV/2046 G0 PN# G08732	209,302
FHLMCGLD MORTPASS 3% 01/OCT/2046 G0 PN# G08726	392,004
FHLMCGLD MORTPASS 3.5% 01/APR/2044 G0 PN# G07848	138,150
FHLMCGLD MORTPASS 3.5% 01/AUG/2045 G6 PN# G60138	112,067
FHLMCGLD MORTPASS 3.5% 01/AUG/2046 G0 PN# G08716	87,677
FHLMCGLD MORTPASS 3.5% 01/DEC/2041 Q0 PN# Q05261	108,619
FHLMCGLD MORTPASS 3.5% 01/DEC/2046 G0 PN# G08738	55,666
FHLMCGLD MORTPASS 3.5% 01/JUN/2046 G0 PN# G08711	215,228
FHLMCGLD MORTPASS 3.5% 01/MAR/2046 G0 PN# G08698	246,616
FHLMCGLD MORTPASS 3.5% 01/NOV/2045 G0 PN# G08676	74,727
FHLMCGLD MORTPASS 3.5% 01/SEP/2046 G0 PN# G08722	124,453
FHLMCGLD MORTPASS 4% 01/JAN/2043 U9 PN# U90791	162,236
FHLMCGLD MORTPASS 5.5% 01/JAN/2038 G0 PN# G03696	44,337
FHLMCGLD MORTPASS 5.5% 01/NOV/2037 G0 PN# G03695	38,811
FHLMCGLD MORTPASS 6.5% 01/MAY/2034 P5 PN# P50216	76,429
FNMA MORTPASS 3% 01/MAY/2043 CL PN# AB9236	200,800
FNMA MORTPASS 3% 01/SEP/2033 CT PN# MA1561	277,034
FNMA MORTPASS 3.5% 01/FEB/2047 CL PN# BD5046	43,336
FNMA MORTPASS 3.5% 01/SEP/2033 CT PN# MA1584	110,122
FNMA MORTPASS 3.587% 01/SEP/2020 XY PN# FN0000	123,345

FNMA MORTPASS 3.666% 01/OCT/2020 XY PN# AE0918	110,527
FNMA MORTPASS 3.762% 01/DEC/2020 XY PN# FN0001	125,691
FNMA MORTPASS 4% 01/AUG/2047 CL PN# MA3088	380,967
FNMA MORTPASS 4% 01/JUN/2047 CL PN# AS9830	127,038
FNMA MORTPASS 4% 01/MAY/2043 CL PN# AT2733	333,141
FNMA MORTPASS 4% 01/OCT/2043 CL PN# AL9472	160,013
FNMA MORTPASS 4.283% 01/JAN/2021 XY PN# FN0003	60,811
FNMA MORTPASS 4.5% 01/MAY/2048 CZ PN# 257280	136,969
FNMA MORTPASS 5% 01/AUG/2047 CZ PN# 995963	80,284
FNMA MORTPASS 5% 01/MAR/2034 CL PN# 725205	91,452
FNMA MORTPASS 5% 01/SEP/2033 CL PN# 738567	62,860
FNMA MORTPASS 5.5% 01/JUN/2036 CL PN# 889745	30,687
FNMA MORTPASS 6.5% 01/AUG/2037 CL PN# 936879	36,861
FNMA REMICS 2004-97 ZH 4.5% 25/JAN/2035	367,454
GNMA 2009-66 UF FLOATING 16/AUG/2039	68,218
GNMA II MORTPASS 3% 20/DEC/2046 SF PN# MA4126	285,959
GNMA II MORTPASS 3.5% 20/APR/2046 SF PN# MA3597	269,360
GNMA II MORTPASS 3.5% 20/JAN/2047 SF PN# MA4196	42,160
GNMA II MORTPASS 3.5% 20/MAR/2046 SF PN# MA3521	137,651
GNMA II MORTPASS 3.5% 20/MAY/2046 SF PN# MA3663	64,036
GNMA II MORTPASS 3.5% 20/NOV/2046 SF PN# MA4069	224,099
GNMA II MORTPASS 3.5% 20/SEP/2047 SF PN# MA4719	51,454
GNMA II MORTPASS 4% 20/NOV/2047 SF PN# MA4838	110,124
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION TBA FIXED	303,820
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION TBA FIXED	99,030
GOVERNMENT NATIONAL MORTGAGE ASSOCIATION TBA FIXED	206,750
TBA FGLMC SINGLE FAMILY 30YR 3.5 1/17	282,405
TBA FNMA SINGLE FAMILY 30YR 3 1/18	205,000
TBA FNMA SINGLE FAMILY 30YR 4 1/18	230,063
TBA GNMA2 SINGLE FAMILY 30YR 3 1/18	216,948
TBA GNMA2 SINGLE FAMILY 30YR 4.5 1/18	1,185,264
Total Mortgage Backed Securities	$11,382,346

Registered Investment Companies
361 GLOBAL LONG/SHORT EQUITY FUND INVESTOR CLASS	$64,434
AB CONSERVATIVE WEALTH STRATEGY FUND ADVISOR CLASS	21,391
AB INTERNATIONAL VALUE FUND ADVISOR CLASS	2,993
AB UNCONSTRAINED BOND FUND ADVISOR CLASS	57,300
ABERDEEN TOTAL RETURN BOND FD CL A	20,356
ABSOLUTE STRATEGIES FUND CLASS R	36,227
ABSOLUTE STRATEGIES FUND INSTITUTIONAL CLASS	44,747
ACADIAN EMERGING MARKETS FUND INVESTOR CLASS	7,864
AIG FOCUSED DIVIDEND STRATEGY FUND CLASS A	93,663
AIG FOCUSED MULTI- CAP GROWTH FD CL A	2,460
AKRE FOCUS FUND RETAIL CLASS	103,942
ALGER CAPITAL APPRECIATION INSTITUTIONAL FUND CLASS I	78,528
ALGER SMALL CAP FOCUS FUND CLASS A	1,198
ALLIANZGI INCOME AND GROWTH FUND CL A	34,407
ALLIANZGI NFJ INTERNATIONAL FUND CLASS A	1,275
ALLIANZGI NFJ MID- CAP VALUE FUND CLASS A	102,158
ALLIANZGI NFJ SMALL CAP VALUE FUND CLASS A	34,432
ALLIANZGI TECHNOLOGY FUND CLASS A	8,385
ALPINE DYNAMIC DIVIDEND FUND	2,262
ALPINE REALTY INCOME AND GROWTH FUND CLASS Y	8,161
ALPS RED ROCKS LISTED PRIVATE EQUITY FUND INVESTOR CLASS	67,554
AMANA MUTUAL FUND TRUST GROWTH FUND INVESTOR CLASS	502,059
AMANA MUTUAL FUND TRUST INCOME FUND INVESTOR CLASS	528,945
AMCAP FUND CLASS A	7,181
AMCAP FUND CLASS F-2	6,653
AMCAP FUNDS CLASS R6	9,836
AMERICAN BALANCED FUND CLASS A	13,186
AMERICAN BALANCED FUND CLASS R-5	63,508
AMERICAN BALANCED FUND CLASS R6	240,260
AMERICAN BEACON BALANCED FUND INVESTOR CLASS	15,197
AMERICAN BEACON BRIDGEWAY LARGE CAP VALUE FUND INVESTOR CLASS	273,406
AMERICAN BEACON LARGE CAP VALUE FUND INVESTOR CLASS	64,547
AMERICAN BEACON SMALL-CAP VALUE FUND INVESTOR CLASS	141,597
AMERICAN CENTURY DIVERSIFIED BOND INVESTOR CLASS	9,863
AMERICAN CENTURY EMERGING MARKETS FUND	43,030
AMERICAN CENTURY EQUITY GROWTH FUND	74,786

AMERICAN CENTURY EQUITY INCOME FUND	196,117
AMERICAN CENTURY GLOBAL GOLD FUND INVESTOR CLASS	81,380
AMERICAN CENTURY HERITAGE FUND	14,848
AMERICAN CENTURY HIGH YIELD FUND CLASS A	8,816
AMERICAN CENTURY HIGH-YIELD FUND	2,642
AMERICAN CENTURY INFLATION-ADJUSTED BOND FUND INVESTOR CLASS	221,183
AMERICAN CENTURY INTERNATIONAL BOND FUND	2,626
AMERICAN CENTURY LARGE COMPANY VALUE FUND INVESTOR CLASS	2,110
AMERICAN CENTURY MID CAP VALUE FUND INVESTOR CLASS	11,771
AMERICAN CENTURY ONE CHOICE PORT: VERY AGGRESSIVE	5,809
AMERICAN CENTURY REAL ESTATE FUND	5,793
AMERICAN CENTURY U.S. GOV'T MONEY MARKET FD INVESTOR CLASS	103,231
AMERICAN CENTURY ULTRA FUND	134,881
AMERICAN CENTURY UTILITIES FUND INVESTOR CLASS	6,212
AMERICAN FUNDS 2025 TARGET DATE RETIREMENT FD CL A	9,506
AMERICAN FUNDS U.S. GOVERNMENT MONEY MARKET FUND CLASS A	7,676
AMERICAN HIGH INCOME TRUST CLASS R5	3,016
AMERICAN MUTUAL FUND CLASS F-1	40,289
AMERICAN MUTUAL FUND CLASS R5	27,270
AMG MANAGERS AMUNDI SHORT DURATION GOVERNMENT FUND CLASS N	29,996
AMG MANAGERS BRANDYWINE FUND CLASS I	11,871
AMG MANAGERS CENTERSQUARE REAL ESTATE FUND CLASS N	83,974
AMG MANAGERS GLOBAL INCOME OPPORTUNITY FUND CLASS N	21,376
AMG MANAGERS LMCG SMALL CAP GROWTH FUND CLASS N	32,535
AMG SOUTHERNSUN SMALL CAP FUND CLASS N	12,437
AMG YACKTMAN FOCUSED FUND CLASS N	53,867
AMG YACKTMAN FUND CLASS I	22,981
AQR DIVERSIFIED ARBITRAGE FUND CLASS I	67,380
AQR DIVERSIFIED ARBITRAGE FUND CLASS N	58,432
AQR GLOBAL MACRO FUND CLASS N	1,174
AQR LARGE CAP DEFENSIVE STYLE FUND CLASS N	50,193
AQR LONG-SHORT EQUITY FUND CLASS N	123,961
AQR MANAGED FUTURES STRATEGY FUND CLASS I	61,405
AQUILA THREE PEAKS HIGH INCOME FUND CLASS I	4,762
ARTISAN DEVELOPING WORLD FUND INVESTOR CLASS	73,002
ARTISAN GLOBAL EQUITY FUND INVESTOR SHARES	1,547
ARTISAN GLOBAL OPPORTUNITIES FUND INVESTOR CLASS	14,823
ARTISAN GLOBAL VALUE FUND INVESTOR CLASS	1,565
ARTISAN INTERNATIONAL FUND INVESTOR CLASS	149,651
ARTISAN INTERNATIONAL VALUE FUND INVESTOR CLASS	62,346
ARTISAN SMALL CAP FUND INSTITUTIONAL SHARES	205,185
ARTISAN SMALL-CAP FUND INVESTOR CLASS	11,498
ARTISAN VALUE FUND INVESTOR CLASS	26,479
AVE MARIA RISING DIVIDEND FUND	79,687
AVE MARIA VALUE FUND	13,745
AVE MARIA WORLD EQUITY FUNDS	80,204
BAIRD AGGREGATE BOND FUND INVESTOR CLASS	10,584
BAIRD CORE PLUS BOND FUND INVESTOR CLASS	86,932
BAIRD INTERMEDIATE MUNICIPAL BOND FUND INVESTOR CLASS	10,243
BAIRD MID CAP FUND INVESTOR CLASS	3,033
BANKS ULTRASECTOR PROFUND (INVESTOR SHARES)	155,292
BARON DISCOVERY FUND RETAIL CLASS	201,676
BARON EMERGING MARKETS FUND RETAIL CLASS	71,110
BARON GROWTH FUND RETAIL CLASS	105,756
BARON PARTNERS FUND RETAIL CLASS	3,095
BARON REAL ESTATE FUND RETAIL CLASS	81,745
BARON SMALL-CAP FUND RETAIL CLASS	213,559
BBH CORE SELECT FUND CLASS N	42,020
BECKER VALUE EQUITY FUND RETAIL CLASS	2,482
BIOTECHNOLOGY ULTRASECTOR PROFUND (INVESTOR SHARES)	358,940
BIOTECHNOLOGY ULTRASECTOR PROFUND (SERVICE SHARES)	5,457
BLACKROCK ADVANTAGE LARGE CAP CORE FUND CLASS A	10,266
BLACKROCK ADVANTAGE LARGE CAP CORE FUND INSTUTIONAL CLASS	62,614
BLACKROCK ADVANTAGE SMALL CAP GROWTH FUND CLASS A	19,156
BLACKROCK ENERGY & RESOURCES PORTFOLIO CLASS A	199
BLACKROCK EQUITY DIVIDEND FUND INST CLASS	58,224
BLACKROCK EQUITY DIVIDEND FUND SERVICE CLASS	172,800
BLACKROCK GLOBAL DIVIDEND PORTFOLIO FUND CLASS A	3,150
BLACKROCK HEALTH SCIENCES OPPORTUNITIES FUND CLASS A	2,481
BLACKROCK HEALTH SCIENCES OPPORTUNITIES FUND SERVICE CLASS	7,853

BLACKROCK HIGH YIELD BOND FUND SERVICE SHARES	59,168
BLACKROCK ISHARES S&P 500 INDEX FUND CLASS A	1,715
BLACKROCK LATIN AMERICA FUND CLASS A	1,216
BLACKROCK MULTI-ASSET INCOME PORTFOLIO FD INST CL	25,816
BLACKROCK NATURAL RESOURCES TRUST FUND CLASS A	5,767
BLACKROCK STRATEGIC INCOME OPPT PORTFOLIO FUND CL A	52,508
BMO TARGET RETIREMENT 2030 FUND CLASS Y	10,240
BOSTON PARTNERS ALL-CAP VALUE FUND INVESTOR	22,298
BRIDGEWAY AGGRESSIVE INVESTORS 1	69,562
BROADVIEW OPPORTUNITY FUND	19,591
BROWN CAPITAL SMALL COMPANY FUND INVESTOR CLASS	19,175
BUFFALO DISCOVERY FUND	18,739
BUFFALO FLEXIBLE INCOME FUND	7,727
BUFFALO HIGH-YIELD FUND	179,187
BUFFALO MID-CAP FUND	26,876
BUFFALO SMALL-CAP FUND	18,930
CALAMOS INTERNATIONAL GROWTH FUND CLASS A	112,365
CALVERT EQUITY FUND CLASS A	538
CAMBIAR GLOBAL ULTRA FOCUS FUND INVESTOR CLASS	3,464
CAPITAL INCOME BUILDER FUND CLASS A	42,931
CAPITAL INCOME BUILDER FUND CLASS F-1	39,699
CAPITAL INCOME BUILDER FUND CLASS R5	101,008
CAPITAL WORLD BOND FUND CLASS R5	14,858
CAPITAL WORLD GROWTH & INCOME FUND CLASS A	14,867
CAPITAL WORLD GROWTH & INCOME FUND CLASS F-1	11,903
CAPITAL WORLD GROWTH & INCOME FUND CLASS R5	58,575
CARILLON REAMS CORE BOND FUND CLASS I	2,681
CARILLON SCOUT INTERNATIONAL FUND CLASS I	15,551
CARILLON SCOUT MID CAP FUND CLASS I	357,534
CAUSEWAY INTL VALUE FUND (INVESTOR) CLASS	5,646
CLEARBRIDGE AGGRESSIVE GROWTH FUND CLASS I	85,228
CLEARBRIDGE TACTICAL DIVIDEND INCOME FUND CLASS I	19,342
COHEN & STEERS GLOB INFRASTRUCTURE FUND CLASS A	2,026
COHEN & STEERS PREFERRED SECURITIES INCOME FUND CLASS I	87,354
COHEN & STEERS REAL ESTATE SECURITIES FUND CLASS I	32,674
COHEN & STEERS REALTY SHARES	89,041
COLUMBIA ACORN INTERNATIONAL FUND CLASS A	59,366
COLUMBIA CONTRARIAN CORE FUND INSTITUTIONAL CLASS	13,500
COLUMBIA DIVIDEND INCOME FUND CLASS A	70,942
COLUMBIA EMERGING MARKETS FUND INSTITUTIONAL CLASS	18,334
COLUMBIA GLOBAL ENERGY AND NATURAL RESOURCES FUND INSTITUTIONAL CLASS	22,403
COLUMBIA INCOME BUILDER FUND CLASS A	35,468
COLUMBIA MID CAP GROWTH FUND INSTITUTIONAL CLASS	52,403
COLUMBIA MID CAP VALUE FUND CLASS A	8,230
COLUMBIA OVERSEAS VALUE FUND INSTITUTIONAL CLASS	5,916
COLUMBIA SELECT LARGE CAP GROWTH FUND INSTITUTIONAL CLASS	47,133
COLUMBIA SELIGMAN COMMUNICATIONS AND INFORMATION FD CL A	1,922
COLUMBIA SMALL CAP GROWTH FUND I INSTITUTIONAL CLASS	41,324
COLUMBIA SMALL CAP VALUE FUND II CLASS A	6,236
CONESTOGA SMALL CAP FUND INVESTOR CLASS	30,310
CONSUMER SERVICES ULTRASECTOR PROFUND (INVESTOR SHARES)	73,933
CONSUMER SERVICES ULTRASECTOR PROFUND (SERVICE SHARES)	11,042
CRM MID CAP VALUE INVESTOR SHARES	2,283
CULLEN HIGH DIVIDEND EQUITY FUND RETAIL CLASS	38,613
DAVIS NEW YORK VENTURE CLASS A	89,267
DAVIS NEW YORK VENTURE CLASS Y	32,493
DELAWARE DIVERSIFIED INCOME FUND CLASS I	35,902
DEUTSCHE ENHANCED COMMODITY STRATEGY FUND CLASS S	19,281
DIAMOND HILL LARGE CAP FUND CLASS I	337,306
DIAMOND HILL SMALL CAP FUND CLASS I	146,429
DIAMOND HILL SMALL-MID CAP FUND CLASS A	16,214
DIREXION MONTHLY NASDAQ 100 BULL 2X FUND	6,129
DIREXION MONTHLY S&P 500 BULL 2X FUND	25,467
DODGE & COX BALANCED FUND	71,290
DODGE & COX GLOBAL STOCK FUND	7,909
DODGE & COX INCOME FUND	228,810
DODGE & COX INTERNATIONAL FUND	297,362
DODGE & COX INTERNATIONAL STOCK FUND OPEN-END FUND	76,036,445
DODGE & COX STOCK FUND	220,319
DOUBLELINE TOTAL RETURN BOND FUND CLASS I	46,939

DOUBLELINE TOTAL RETURN BOND FUND CLASS N	69,417
DREYFUS APPRECIATION FUND	64,609
DREYFUS BOND MARKET INDEX FUND (INVESTOR CLASS)	5,339
DREYFUS INTERNATIONAL BOND FUND CLASS C	2,171
DREYFUS MID-CAP INDEX FUND	96,543
DREYFUS OPPORTUNISTIC MIDCAP VALUE FD CL I	32,453
DREYFUS S & P 500 INDEX FUND	80,760
DREYFUS SMALL-CAP STOCK INDEX FUND	33,042
DRIEHAUS EMERGING MARKETS GROWTH FUND INVESTOR CLASS	464,428
EATON VANCE FLOATING-RATE ADVANTAGE FD ADV CL	51,870
EDGEWOOD GROWTH FUND RETAIL CLASS	317,707
EMERALD BANKING AND FINANCE FUND INSTL CLASS	6,628
EUROPACIFIC GROWTH FUND CLASS F-1	29,388
EUROPACIFIC GROWTH FUND CLASS F-2	27,091
EUROPACIFIC GROWTH FUND CLASS R5	14,275
EUROPE 30 PROFUND (INVESTOR SHARES)	699
FEDERATED EQUITY INCOME FUND, INC. CLASS R	2,013
FEDERATED GLOBAL TOTAL RETURN BOND FUND CLASS A	4,740
FEDERATED HIGH YIELD TRUST SS	79,193
FEDERATED STRATEGIC VALUE DIVIDEND FUND CL A	13,020
FIDELITY 500 INDEX FUND INVESTOR CLASS	628,032
FIDELITY 500 INDEX FUND PREMIUM CLASS	1,772,973
FIDELITY ADVISOR (FOCUS) HEALTH CARE FUND CLASS I	48,482
FIDELITY ADVISOR BIOTECHNOLOGY FUND CLASS A	160,182
FIDELITY ADVISOR BIOTECHNOLOGY FUND CLASS C	3,892
FIDELITY ADVISOR BIOTECHNOLOGY FUND CLASS I	17,789
FIDELITY ADVISOR CHINA REGION CLASS A	8,013
FIDELITY ADVISOR EMERGING ASIA FUND CLASS I	16,418
FIDELITY ADVISOR EMERGING MARKETS INCOME FUND CLASS I	32,634
FIDELITY ADVISOR FREEDOM 2050 FUND CLASS I	117,432
FIDELITY ADVISOR GOLD FUND CLASS A	9,306
FIDELITY ADVISOR GOLD FUND CLASS I	68,741
FIDELITY ADVISOR GOVERNMENT INCOME FUND CLASS A	15,920
FIDELITY ADVISOR HIGH INCOME ADVANTAGE FUND CLASS I	2,979
FIDELITY ADVISOR INTERNATIONAL SMALL CAP FUND CLASS A	17,617
FIDELITY ADVISOR LARGE CAP FUND CLASS A	49,717
FIDELITY ADVISOR MID CAP VALUE FUND CLASS A	29,249
FIDELITY ADVISOR NEW INSIGHTS FUND CLASS I	50,384
FIDELITY ADVISOR REAL ESTATE INCOME FUND CLASS I	26,011
FIDELITY ADVISOR SMALL-CAP VALUE FUND CLASS I	34,457
FIDELITY BALANCED FUND	128,848
FIDELITY BLUE CHIP GROWTH FUND	404,379
FIDELITY CANADA FUND	148,187
FIDELITY CAPITAL AND INCOME FUND	55,736
FIDELITY CAPITAL APPRECIATION FUND	3,310
FIDELITY CHINA REGION FUND	23,390
FIDELITY CONTRA FUND	645,682
FIDELITY DIVERSIFIED INTERNATIONAL FUND	2,282
FIDELITY EMERGING ASIA FUND	9,611
FIDELITY EMERGING MARKETS FUND	45,373
FIDELITY EXTENDED MARKET INDEX FUND INVESTOR CLASS	31,227
FIDELITY FLOATING RATE HIGH INCOME FUND	42,423
FIDELITY FOCUSED HIGH INCOME FUND	210,087
FIDELITY FREEDOM 2035 FUND	25,971
FIDELITY GLOBAL COMMODITY STOCK FUND	4,222
FIDELITY GNMA FUND	17,381
FIDELITY GROWTH STRATEGIES FUND	108,790
FIDELITY HIGH INCOME FUND	2,528
FIDELITY INFLATION PROTECTED BOND FUND	42,514
FIDELITY INFLATION PROTECTED BOND INDEX FUND PREMIUM CLASS	25,696
FIDELITY INTERM TREAS BOND INDEX FD PREMIUM CLASS	36,373
FIDELITY INTERMED BOND FUND	1,941
FIDELITY INTERNATIONAL DISCOVERY FUND	19,480
FIDELITY INTERNATIONAL GROWTH FUND	44,892
FIDELITY INT'L INDEX FUND INVESTOR CLASS	204,599
FIDELITY INT'L INDEX FUND PREMIUM CLASS	92,981
FIDELITY JAPAN SMALL COMPANIES FUND	1,848
FIDELITY LATIN AMERICA FUND	44,791
FIDELITY LEVERAGED COMPANY STOCK FUND	239,769
FIDELITY LONG-TERM TREASURY BOND INDEX FUND PREMIUM CLASS	104,518

FIDELITY LOW PRICED STOCK FUND	181,155
FIDELITY MAGELLAN FUND	2,700
FIDELITY MID CAP ENHANCED INDEX FUND	40,905
FIDELITY NASDAQ COMPOSITE INDEX FUND	46,567
FIDELITY NEW MARKETS INCOME	279,651
FIDELITY NEW MILLENIUM FUND	89,526
FIDELITY OHIO MUNICIPAL INCOME FUND	17,069
FIDELITY OTC PORTFOLIO	303,823
FIDELITY OVERSEAS FUND	192,794
FIDELITY PURITAN FUND	15,640
FIDELITY REAL ESTATE INCOME FUND	2,519
FIDELITY REAL ESTATE INVESTMENT PORTFOLIO	58,852
FIDELITY SELECT BANKING PORTFOLIO	89,084
FIDELITY SELECT BIOTECHNOLOGY FUND	689,362
FIDELITY SELECT BROKERAGE MANAGEMENT FUND	17,929
FIDELITY SELECT CHEMICAL PORTFOLIO FUND	54,059
FIDELITY SELECT COMPUTER FUND	25,899
FIDELITY SELECT CON- STRUCTION & HOUSING FUND	9,685
FIDELITY SELECT CONSUMER STAPLES FUND	96,518
FIDELITY SELECT CYCLICAL INDUSTRIES	25,944
FIDELITY SELECT DEFENSE & AEROSPACE FUND	103,878
FIDELITY SELECT ENERGY PORTFOLIO	129,610
FIDELITY SELECT ENERGY SERVICES FUND	3,096
FIDELITY SELECT FINANCIAL SERVICES PORTFOLIO FUND	26,457
FIDELITY SELECT GOLD FUND	33,927
FIDELITY SELECT HEALTH CARE FUND	80,138
FIDELITY SELECT INSURANCE FUND	24,633
FIDELITY SELECT IT SERVICES	145,672
FIDELITY SELECT LEISURE PORTFOLIO FD	85,590
FIDELITY SELECT MATERIALS	88,729
FIDELITY SELECT MEDICAL EQUIPMENT & SYSTEMS FUND	326,422
FIDELITY SELECT NATURAL GAS FUND	13,694
FIDELITY SELECT NATURAL RESOURCES	13,661
FIDELITY SELECT PHARMACEUTICALS PORTFOLIO	62,180
FIDELITY SELECT RETAILING FUND	21,835
FIDELITY SELECT SEMICONDUCTORS PORTFOLIO	28,074
FIDELITY SELECT SOFTWARE AND IT SERVICES PORTFOLIO	162,954
FIDELITY SELECT TECH NOLOGY PORTFOLIO FD	121,225
FIDELITY SELECT TRANSPORTATION FUND	55,398
FIDELITY SELECT UTILITIES PORTFOLIO FUND	7,900
FIDELITY SELECT WIRELESS PORTFOLIO	2,100
FIDELITY SHORT-TERM TREASURY BOND INDEX FUND PREMIUM CLASS	46,789
FIDELITY SMALL CAP DISCOVERY FUND	134,530
FIDELITY SMALL CAP ENHANCED INDEX FUND	44,006
FIDELITY SMALL-CAP GROWTH FUND	182,084
FIDELITY SMALL-CAP VALUE FUND	49,406
FIDELITY STRATEGIC DIVIDEND & INCOME FUND	95,979
FIDELITY STRATEGIC INCOME FUND	4,932
FIDELITY TELECOM AND UTILITIES FUND	66,180
FIDELITY TOTAL BOND FUND	113,233
FIDELITY TOTAL MARKET INDEX FUND PREMIUM CLASS	114,204
FIDELITY TREND FUND	10,909
FIDELITY U.S. BOND INDEX FUND INVESTOR CLASS	263,418
FIDELITY VALUE FUND	38,495
FIDELITY VALUE STRATEGIES FUND	81,994
FINANCIAL ULTRASECTOR PROFUND (INVESTOR SHARES)	6,793
FIRST EAGLE GLOBAL FUND CLASS A	75,372
FIRST EAGLE GOLD FUND CLASS A	43,818
FMI INTERNATIONAL FUND	22,951
FMI LARGE CAP FUND	226,264
FPA CRESCENT PORTFOLIO	231,547
FRANKLIN DYNATECH FUND CLASS A	98,194
FRANKLIN GOLD AND PRECIOUS METALS FUND CLASS A	13,690
FRANKLIN INCOME FUND CLASS A	89,690
FRANKLIN MODERATE ALLOCATION FUND CLASS A	5,733
FRANKLIN MUTUAL GLOBAL DISCOVERY FUND CLASS Z	4,580
FRANKLIN RISING DIVIDENDS FD CLASS A	112,965
FUNDAMENTAL INVESTORS CLASS A	47,412
FUNDAMENTAL INVESTORS CLASS F-1	14,150
FUNDAMENTAL INVESTORS CLASS F-2	18,749

FUNDAMENTAL INVESTORS CLASS R4	10,271
FUNDAMENTAL INVESTORS CLASS R5	156,598
FUNDAMENTAL INVESTORS CLASS R6	52,869
FUNDX CONSERVATIVE UPGRADER FUND	7,985
FUNDX FLEXIBLE INCOME FUND	9,643
GABELLI EQUITY INCOME FUND CLASS AAA	47,366
GABELLI FOCUS FIVE FUND CLASS AAA	21,528
GABELLI GOLD FUND CLASS AAA	21,608
GABELLI SMALL-CAP GROWTH FUND	9,375
GABELLI UTILITIES FUND CLASS AAA	47,695
GATEWAY FUND CLASS A	64,114
GLENMEDE LARGE CAP CORE PORTFOLIO	13,196
GLENMEDE LARGE CAP GROWTH PORTFOLIO	1,857,598
GLENMEDE SMALL CAP EQUITY ADVISOR CLASS	2,941
GOLDMAN SACHS GROWTH STRATEGY PORTFOLIO CLASS A	10,491
GOLDMAN SACHS LARGE CAP GROWTH INSIGHTS FUND CLASS A	4,068
GOLDMAN SACHS STRATEGIC INCOME FUND CLASS A	78,058
GOLDMAN SACHS TECHNOLOGY OPPORTUNITIES FUND CLASS A	5,627
GRANDEUR PEAK EMERGING MARKETS OPPORTUNITIES FUND INVESTOR CLASS	2,925
GRANDEUR PEAK GLOBAL OPPORTUNITIES FUND INVESTOR CLASS	21,011
GREENSPRING FUND	78,634
GUGGENHEIM FLOATING RATE FUND CLASS P	29,329
GUINNESS ATKINSON ALTERNATIVE ENERGY FUND	29,228
GUINNESS ATKINSON GLOBAL ENERGY FUND	102,780
GUINNESS ATKINSON GLOBAL INNOVATORS FUND	20,399
HARBOR CAPITAL APPRECIATION FUND	795,979
HARBOR CAPITAL APPRECIATION FUND INVESTOR CLASS	102,007
HARBOR HIGH YIELD BOND FUND INSTL CLASS	24,900
HARBOR INTERNATIONAL FUND INSTITUTIONAL CLASS	44,000
HARBOR INTERNATIONAL FUND INVESTOR CLASS	325,689
HARBOR REAL RETURN FUND INSTITUTIONAL CLASS	124,138
HARDING LOEVNER GLOBAL EQUITY PORTFOLIO ADVISOR CLASS	6,507
HARDING LOEVNER INTERNATIONAL EQUITY FD INVEST CL	94,508
HARDING LOEVNER INTL SMALL COMPANY PORTFOLIO INVESTOR CLASS	315,808
HARTFORD SCHRODERS U.S. SMALL MID CAP OPPORTUNITIES FUND CLASS I	4,802
HEARTLAND VALUE PLUS FUND	11,301
HENNESSY CORNERSTONE MID CAP 30 FUND INSTITUTIONAL CLASS	20,906
HENNESSY CORNERSTONE MID CAP 30 FUND INVESTOR CLASS	68,738
HENNESSY CORNERSTONE VALUE FUND INVESTOR CLASS	17,015
HENNESSY GAS UTILITY INDEX FUND INVESTOR CLASS	84,533
HENNESSY JAPAN SMALL CAP FUND INVESTOR CLASS	18,863
HENNESSY LARGE CAP FINANCIAL FUND INVESTOR CLASS	14,669
HENNESSY SMALL CAP FINANCIAL FUND INVESTOR CLASS	4,636
HODGES FUND RETAIL CLASS	34,984
HOMESTEAD SMALL-COMPANY STOCK FUND	73,746
HOTCHKIS & WILEY MID-CAP VALUE FUND CLASS A	13,854
HUSSMAN STRATEGIC GROWTH FUND	56,032
HUSSMAN STRATEGIC INTERNATIONAL FUND	19,008
HUSSMAN STRATEGIC TOTAL RETURN FUND	35,676
ICON ENERGY FUND CLASS S	91,609
ICON NATURAL RESOURCES FUND CLASS S	33,432
INDUSTRIALS ULTRASECTOR PROFUND (INVESTOR SHARES)	78,429
INTERNATIONAL GROWTH AND INCOME FUND CLASS A	7,967
INTERNATIONAL GROWTH AND INCOME FUND CLASS F-1	30,665
INTERNET ULTRASECTOR PROFUND (INVESTOR SHARES)	5,955
INVESCO AMERICAN FRANCHISE FUND CLASS A	2,780
INVESCO DIVERSIFIED DIVIDEND FUND CLASS A	8,628
INVESCO DIVERSIFIED DIVIDEND FUND CLASS Y	9,317
INVESCO DIVERSIFIED DIVIDEND FUND INVESTOR CLASS	53,015
INVESCO ENERGY FUND CLASS A	4,100
INVESCO EUROPEAN GROWTH FUND CLASS Y	58,454
INVESCO EUROPEAN GROWTH FUND INVESTOR CLASS	4,189
INVESCO GLOBAL HEALTH CARE FUND CLASS A	25,248
INVESCO GOLD AND PRECIOUS METALS FUND CLASS C	450
INVESCO GOLD AND PRECIOUS METALS FUND CLASS Y	66,998
INVESCO GREATER CHINA FUND CLASS A	1,345
INVESCO MID CAP CORE EQUITY FUND CLASS A	7,465
INVESCO MID CAP CORE EQUITY FUND CLASS Y	22,354
INVESCO MUNICIPAL INCOME FUND INVESTOR CLASS	4,868
IVA INTERNATIONAL FUND CLASS A	93,025

IVA INTERNATIONAL FUND CLASS I	121,063
IVA WORLDWIDE FUND CLASS A	7,165
IVY ASSET STRATEGY FUND CLASS I	109,401
IVY HIGH INCOME FUND CLASS I	13,059
IVY INTERNATIONAL CORE EQUITY FUND CLASS A	145,007
IVY INTERNATIONAL CORE EQUITY FUND CLASS I	33,211
IVY SCIENCE AND TECHNOLOGY FUND CLASS A	1,361
IVY SCIENCE AND TECHNOLOGY FUND CLASS I	2,927
JAMES BALANCED GOLDEN RAINBOW FUND	95,853
JANUS HENDERSON CONTRARIAN FUND CLASS T	11,576
JANUS HENDERSON ENTERPRISE FUND CLASS T	729,436
JANUS HENDERSON EUROPEAN FOCUS FUND CLASS I	2,389
JANUS HENDERSON FLEXIBLE BOND FUND CLASS T	9,628
JANUS HENDERSON FUND CLASS R	6,678
JANUS HENDERSON GLOBAL LIFE SCIENCES FUND CLASS I	11,097
JANUS HENDERSON GLOBAL LIFE SCIENCES FUND CLASS T	50,870
JANUS HENDERSON GLOBAL SELECT FUND CLASS T	15,217
JANUS HENDERSON GLOBAL TECHNOLOGY FUND CLASS T	4,668
JANUS HENDERSON GLOBAL UNCONSTRAINED BOND FUND CLASS T	2,602
JANUS HENDERSON INTERNATIONAL OPPORTUNITIES FUND CLASS A	124,963
JANUS HENDERSON MID CAP VALUE FUND CLASS S	4,678
JANUS HENDERSON MID CAP VALUE FUND CLASS T	84,836
JANUS HENDERSON OVERSEAS FUND CLASS T	10,500
JANUS HENDERSON TRITON FUND CLASS T	208,283
JENSEN QUALITY GROWTH FUND CLASS J	123,594
JOHCM EMERGING MARKETS OPPORTUNITIES FUND CLASS II	6,386
JOHCM INTERNATIONAL SELECT FUND CLASS II	12,908
JP MORGAN 100% U.S. TREASURY SECS MONEY MARKET FD MORGAN CL	431,801
JP MORGAN EQUITY INCOME FUND CLASS A	62,706
JP MORGAN GROWTH ADVANTAGE FUND CLASS A	15,546
JP MORGAN HEDGED EQUITY FUND CLASS A	73,552
JP MORGAN INTL VALUE FUND CLASS A	—
JP MORGAN MID CAP EQUITY FUND CLASS A	8,647
JP MORGAN MORTGAGE- BACKED SECURITIES FUND CLASS A	521
JP MORGAN PRIME MONEY MARKET FUND MORGAN CLASS	18,151
JP MORGAN SMALL CAP EQUITY FUND CLASS A	12,766
JP MORGAN SMART RETIREMENT INCOME FUND CLASS A	8,166
JP MORGAN STRATEGIC INCOME OPPORTUNITY FUND CLASS A	166,124
JP MORGAN U.S. GOVERNMENT MONEY MARKET FD MORGAN CL	834,718
JPMORGAN INCOME BUILDER FUND CLASS I	88,437
JPMORGAN INTERNATIONAL EQUITY INCOME FUND CLASS I	85,194
JPMORGAN INTREPID EUROPEAN FUND CLASS L	18,730
JPMORGAN LARGE-CAP GROWTH FUND CLASS I	1,315
KEELEY SMALL CAP VALUE FUND CLASS A	35,709
LAUDUS INT'L MARKETMASTERS FUND INVESTOR SHARES	15,910
LAUDUS U.S. LARGE CAP GROWTH FUND	29,669
LAZARD EMERGING MARKETS EQUITY OPEN SHARES	64,934
LAZARD GLOBAL LISTED INFRASTRUCTURE PORT INST SHARES	24,876
LAZARD GLOBAL LISTED INFRASTRUCTURE PORT OPEN SHARES	60,514
LAZARD INTERNATIONAL STRATEGIC EQUITY FD	51,546
LAZARD SMALL-CAP PORTFOLIO OPEN SHARES	201,286
LEUTHOLD GRIZZLY SHORT FUND	38,525
LIVE OAK HEALTH SCIENCES FUND	11,423
LOCORR MACRO STRATEGIES FUND CLASS I	79,329
LOOMIS SAYLES BOND FUND RETAIL CLASS	432,258
LOOMIS SAYLES CORE PLUS BOND FUND CLASS A	53,656
LOOMIS SAYLES GLOBAL BOND FUND RETAIL CLASS	306,615
LORD ABBETT FLOATING RATE FUND CLASS F	76,619
LORD ABBETT MULTI-ASSET GROWTH FUND CLASS A	3,837
LORD ABBETT SHORT DURATION INCOME FUND CLASS I	314,682
MADISON INVESTORS FUND CLASS Y	8,447
MAINSTAY INCOME BUILDER FUND CLASS I	192,505
MAINSTAY S & P 500 INDEX FUND CLASS A	85,664
MARKETFIELD FUND CLASS A	20,690
MARSICO 21ST CENTURY FUND	28,990
MARSICO FLEXIBLE CAPITAL FUND	34,033
MARSICO GROWTH FUND	121,874
MARSICO INTERNATIONAL OPPORTUNITIES FUND	63,249
MATTHEW 25 FUND	93,496
MATTHEWS ASIA DIVIDEND FUND INVESTOR CLASS	181,814

MATTHEWS ASIA GROWTH FUND INVESTOR CLASS	9,961
MATTHEWS ASIA INNOVATORS FUND INVESTOR CLASS	60,517
MATTHEWS ASIA SMALL COMPANIES FUND INVESTOR CLASS	70,055
MATTHEWS ASIAN GROWTH & INCOME FUND INVESTOR CLASS	52,504
MATTHEWS CHINA FUND INVESTOR CLASS	49,944
MATTHEWS INDIA FUND INVESTOR CLASS	40,509
MATTHEWS JAPAN FUND INVESTOR CLASS	8,779
MATTHEWS KOREA FUND INVESTOR CLASS	25,312
MATTHEWS PACIFIC TIGER FUND INVESTOR CLASS	143,285
MERK ABSOLUTE CURRENCY RETURN FUND INVESTOR CLASS	10,377
MERK HARD CURRENCY FUND INVESTOR CLASS	9,304
METROPOLITAN WEST ALPHA TRAK 500 FUND CLASS M	1,019
METROPOLITAN WEST HIGH YIELD BOND FUND CLASS M	16,022
METROPOLITAN WEST LOW DURATION BOND FUND CLASS M	2,538
METROPOLITAN WEST TOTAL RETURN BOND FUND CLASS M	707,200
MFS GROWTH FUND CLASS I	14,841
MFS GROWTH FUND CLASS R4	21,386
MFS INTERNATIONAL DIVERSIFICATION FUND CLASS A	6,289
MFS INTERNATIONAL GROWTH FUND CLASS I	23,256
MFS INTERNATIONAL VALUE FUND CLASS A	6,866
MFS RESEARCH FUND CLASS I	3,685
MFS TOTAL RETURN BOND FUND CLASS R4	97,998
MFS UTILITIES FUND CLASS I	45,428
MFS VALUE FUND CLASS I	16,792
MOTLEY FOOL GREAT AMERICA FUND INVESTOR CLASS	79,141
MOTLEY FOOL INDEPENDENCE FUND INVESTOR CLASS	58,591
MSIF GLOBAL INFRASTRUCTURE FUND CLASS A	1,572
MSIF GLOBAL OPPORTUNITY FUND CLASS A	7,498
MSIF GROWTH PORTFOLIO FUND CLASS A	90,764
MSIF TRUST CORE PLUS FIXED INCOME FUND INST CLASS	72,230
NATIONWIDE FUND CLASS C	5,896
NATIONWIDE GENEVA SMALL CAP GROWTH FD INSTL SERVICE CLASS	2,297
NEUBERGER & BERMAN GENESIS TRUST CLASS	5,275
NEUBERGER BERMAN EQUITY INCOME FUND CLASS A	44,144
NEUBERGER BERMAN INTERNATIONAL EQUITY FUND INVESTOR CLASS	48,187
NEUBERGER BERMAN STRATEGIC INCOME FUND TRUST CLASS	10,690
NEW PERSPECTIVE FUND CLASS A	7,140
NEW PERSPECTIVE FUND CLASS R6	29,073
NEW WORLD FUND CLASS A	5,675
NEW WORLD FUND CLASS R5	85,412
NEW WORLD FUND CLASS R6	6,612
NICHOLAS FUND	67,001
NORTHERN EQUITY INCOME FUND	7,307
NORTHERN MID-CAP INDEX PORTFOLIO	31,628
NORTHERN MULTI- MANAGER GLOBAL REAL ESTATE FUND	5,155
NORTHERN SMALL CAP VALUE FUND	13,095
NUANCE CONCENTRATED VALUE FUND INSTITUTIONAL CLASS	2,248
NUVEEN GLOBAL INFRASTRUCTURE FUND CLASS A	3,592
OAKMARK GLOBAL SELECT FUND INVESTOR CLASS	69,728
OBERWEIS INTERNATIONAL OPPORTUNITIES FUND	3,223
OBERWEIS MICRO-CAP FUND	5,486
OBERWEIS SMALL-CAP OPPORTUNITIES FUND	2,528
OCM GOLD FUND ADVISOR CLASS	25,070
OIL & GAS ULTRASECTOR PROFUND (INVESTOR CLASS)	37,869
OIL & GAS ULTRASECTOR PROFUND (SERVICE CLASS)	151,890
OPPENHEIMER DEVELOPING MARKETS CLASS A	27,522
OPPENHEIMER GLOBAL CLASS C	18,683
OPPENHEIMER INTERNATIONAL BOND FD CL Y	16,637
OPPENHEIMER INTERNATIONAL GROWTH FUND CLASS I	11,777
OPPENHEIMER INTERNATIONAL SMALL MID COMPANY FD CL I	37,760
OPPENHEIMER INTERNATIONAL SMALL MID COMPANY FD CL R	6,652
OPPENHEIMER STEELPATH MLP ALPHA FUND CLASS Y	20,098
OPPENHEIMER STEELPATH MLP ALPHA PLUS FUND CLASS Y	1,019
OPPENHEIMER STEELPATH MLP INCOME FUND CLASS I	37,861
OPPENHEIMER STEELPATH MLP SELECT 40 FUND CL A	42,777
O'SHAUGHNESSY MARKET LEADERS VALUE FUND CLASS I	15,806
PACIFIC FINANCIAL CORE EQUITY FUND INVESTOR CLASS	251,614
PACIFIC FINANCIAL DYNAMIC ALLOCATION FD INVESTOR CL	157,108
PACIFIC FINANCIAL EXPLORER FUND INVESTOR CLASS	147,838
PACIFIC FINANCIAL FLEXIBLE GROWTH & INCOME FD INVESTOR CL	62,548

PACIFIC FINANCIAL INTERNATIONAL FUND INVESTOR CLASS	136,919
PACIFIC FINANCIAL STRATEGIC CONSERV FUND INVESTOR CLASS	87,059
PACIFIC FINANCIAL TACTICAL FUND INVESTOR CLASS	219,856
PACIFIC FUNDS FLOATING RATE INCOME FUND ADVISOR CLASS	13,579
PARNASSUS CORE EQUITY FUND INVESTOR CLASS	743,809
PARNASSUS ENDEAVOR FUND	83,951
PARNASSUS MID-CAP FUND	17,750
PAX GLOBAL ENVIRONMENTAL MARKETS FUND INDIVIDUAL INVESTOR	9,656
PAX HIGH YIELD BOND FUND INDIVIDUAL INVESTOR CLASS	80,035
PEAR TREE POLARIS FOREIGN VALUE FUND ORDINARY SHARES	50,201
PERMANENT PORTFOLIO FUND CLASS I	172,317
PIMCO ALL ASSET ALL AUTHORITY FUND CLASS D	18,872
PIMCO COMMODITIES PLUS STRATEGY FUND CLASS D	33,190
PIMCO COMMODITY REAL RETURN STRATEGY FUND CL D	84,591
PIMCO COMMODITY REAL RETURN STRATEGY FUND INSTITUTIONAL CLASS	55,509
PIMCO DIVIDEND AND INCOME FUND CLASS D	50,636
PIMCO FOREIGN BOND FUND CLASS D (U.S. DOLLAR-HEDGED)	87,385
PIMCO FUNDAMENTAL INDEXPLUS AR FUND CLASS D	9,652
PIMCO FUNDAMENTAL INDEXPLUS AR FUND INSTITUTIONAL CLASS	27,526
PIMCO INCOME FUND CLASS A	85,719
PIMCO INCOME FUND CLASS D	256,849
PIMCO INCOME FUND INSTITUTIONAL CLASS	72,004
PIMCO INTL STOCKPLUS AR STRATEGY FUND CL D (US DOLLAR HEDGED)	183,424
PIMCO INVESTMENT GRADE CORPORATE BOND FUND CLASS D	50,876
PIMCO LONG DURATION TOTAL RETURN FD INSTL CL	1,342
PIMCO LOW DURATION INCOME FUND CLASS D	16,149
PIMCO RAE FUNDAMENTAL PLUS FUND CLASS A	13,131
PIMCO REAL ESTATE REAL RETURN STRATEGY FUND CLASS D	8,750
PIMCO REAL RETURN FUND CLASS D	22,567
PIMCO REAL RETURN FUND CLASS P	51,365
PIMCO REAL RETURN FUND INSTITUTIONAL CLASS	28,676
PIMCO STOCKPLUS SMALL FUND CLASS D	8,516
PIMCO STOCKSPLUS ABSOLUTE RETURN FD CLASS P	60,318
PIMCO TOTAL RETURN CLASS A	38,353
PIMCO TOTAL RETURN ESG FUND CLASS P	22,807
PIMCO TOTAL RETURN FUND (ADMIN SHARES)	36,930
PIMCO TOTAL RETURN FUND CLASS D	230,606
PIMCO TOTAL RETURN FUND INSTITUTIONAL CLASS	422,044
PIN OAK EQUITY FUND	5,414
PIONEER FUNDAMENTAL GROWTH FUND CLASS A	11,089
PRECIOUS METALS ULTRASECTOR PROFUND (INVESTOR SHARES)	31,568
PRIMECAP ODYSSEY AGGRESSIVE GROWTH FUND	295,889
PRIMECAP ODYSSEY GROWTH FUND	590,739
PRIMECAP ODYSSEY STOCK FUND	92,256
PRINCIPAL HIGH YIELD CLASS I	21,997
PRINCIPAL SMALLCAP FUND CLASS C	16,538
PRUDENTIAL JENNISON EQUITY INCOME FUND CLASS Z	42,182
PRUDENTIAL JENNISON HEALTH SCIENCES FUND CLASS Z	5,517
PRUDENTIAL JENNISON UTILITY FUND CLASS C	4,172
PRUDENTIAL QMA SMALL CAP VALUE FUND CLASS Z	8,336
PRUDENTIAL SHORT- TERM CORPORATE BOND FUND, INC CLASS Z	1,190,014
PRUDENTIAL TOTAL RETURN BOND FUND CLASS Z	109,186
PUTNAM DIVERSIFIED INCOME TRUST FUND CLASS A	21,715
PUTNAM EQUITY SPECTRUM FUND CLASS A	334
PUTNAM GLOBAL HEALTH CARE FUND CLASS A	5,081
PUTNAM SMALL CAP VALUE FUND CLASS Y	2,132
QS U.S. SMALL CAPITALIZATION EQUITY FUND CLASS I	25,537
RBC MICROCAP VALUE FUND CLASS I	20,097
RED OAK TECHNOLOGY SELECT PORTFOLIO	32,788
RICE HALL JAMES SMALL CAP PORTFOLIO INSTITUTIONAL CLASS	25,732
RISING RATES OPPORTUNITY 10 PROFUND (INVESTOR SHARES)	155,023
RISING RATES OPPORTUNITY PROFUND (INVESTOR SHARES)	59,709
RMB MENDON FINANCIAL LNG/SHRT FUND CLASS A	40,892
RMB MENDON FINANCIAL SERVICES FUND CLASS A	14,712
ROYCE INTERNATIONAL PREMIER FUND SERVICE CLASS	2,001
ROYCE OPPORTUNITY FUND INVESTMENT CLASS	30,736
ROYCE OPPORTUNITY FUND SERVICE CLASS	116,752
ROYCE PENNSYLVANIA MUTUAL FUND SERVICE CLASS	6,464
ROYCE PREMIER FUND SERVICE CLASS	12,143
ROYCE SMALLER COMPANIES GROWTH FUND SERVICE CLASS	155,288

ROYCE SPECIAL EQUITY FUND INVESTMENT CLASS	59,453
ROYCE TOTAL RETURN FUND INVESTMENT CLASS	8,325
RUSSELL GLOBAL INFRASTRUCTURE FUND CLASS A	1,269
RYDEX BIOTECHNOLOGY FUND (INVESTOR CLASS)	97,611
RYDEX CONSUMER PRODUCTS FUND (INVESTOR CLASS)	19,871
RYDEX ELECTRONICS FUND (INVESTOR CLASS)	27,993
RYDEX FINANCIAL SERVICES FUND (INVESTOR CLASS)	2,885
RYDEX INVERSE DOW 2X STRATEGY FUND CLASS A	7,686
RYDEX INVERSE DOW 2X STRATEGY FUND CLASS C	11,685
RYDEX INVERSE DOW 2X STRATEGY FUND CLASS H	153
RYDEX INVERSE HIGH YIELD STRATEGY FUND CLASS C	16,243
RYDEX INVERSE S&P 500 2X STRATEGY FUND CLASS A	2,780
RYDEX INVERSE S&P 500 STRATEGY FUND INVESTOR CLASS	193,905
RYDEX MONTHLY REBALANCE NASDAQ 100 2X STRATEGY FUND CLASS H	64,831
RYDEX NASDAQ-100 2X STRATEGY FUND CLASS A	92,729
RYDEX NASDAQ-100 2X STRATEGY FUND CLASS H	16,174
RYDEX NASDAQ-100 FUND INVESTOR CLASS	21,329
RYDEX PRECIOUS METALS FUND (INVESTOR CLASS)	16,966
RYDEX RUSSELL 2000 2X STRATEGY FUND CLASS H	106,846
RYDEX S&P SMALLCAP 600 PURE VALUE FUND CLASS H	50,289
SALIENT SELECT INCOME FUND INVESTOR CLASS	40,071
SARATOGA HEALTH & BIOTECHNOLOGY FUND CLASS A	3,228
SCHNEIDER CAPITAL SMALL CAP VALUE FUND	36,677
SCHWAB DIVIDEND EQUITY FUND	5,650
SCHWAB FUNDAMENTAL INTERNATIONAL SMALL COMPANY INDEX FUND	61,552
SCHWAB FUNDAMENTAL U.S. LARGE COMPANY INDEX FUND	115,699
SCHWAB FUNDAMENTAL U.S. SMALL COMPANY INDEX FUND	24,131
SCHWAB HEALTH CARE FUND	40,794
SCHWAB INTERNATIONAL CORE EQUITY FUND	41,590
SCHWAB MARKET TRACK CONSERVATIVE PORTFOLIO	2,404
SCHWAB S&P 500 INDEX FUND	890,281
SCHWAB TOTAL STOCK MARKET INDEX FUND	567
SELECTED INTERNATIONAL FUND CLASS S	19,192
SEMICONDUCTOR ULTRASECTOR PROFUND (INVESTOR SHARES)	82,326
SEXTANT INTERNATIONAL FUND	993,114
SHELTON NASDAQ 100 INDEX FUND	12,505
SHORT NASDAQ-100 PROFUND (INVESTOR SHARES)	1,167
SHORT PRECIOUS METALS PROFUND INVESTOR SHARES	253
SIT U.S. GOVERNMENT SECURITIES FUND	4,923
SMALL-CAP WORLD FUND CLASS R5	66,131
SMALL-CAP WORLD FUND CLASS R6	30,015
SMEAD VALUE FUND INVESTOR CLASS	29,933
SOUND MIND DYNAMIC ALLOCATION FUND	28,566
SOUND MIND INVESTING FUND	129,209
SOUND SHORE FUND INVESTOR CLASS	168,519
SSGA DYNAMIC SMALL CAP FUND CLASS N	26,944
SSGA S & P 500 INDEX FUND CLASS N	17,333
SYMONS VALUE INSTITUTIONAL FUND	15,910
T ROWE DIVERSIFIED MID-CAP GROWTH FUND	10,387
T ROWE PRICE AFRICA AND MIDDLE EAST FUND	2,819
T ROWE PRICE BLUE CHIP GROWTH	141,855
T ROWE PRICE BLUE CHIP GROWTH - ADVISOR CLASS	102,908
T ROWE PRICE BLUE CHIP GROWTH FUND CLASS R	183,651
T ROWE PRICE CAP APPRECIATION FUND ADVISOR CLASS	263,476
T ROWE PRICE CAPITAL APPRECIATION	590,493
T ROWE PRICE CAPITAL OPPORTUNITY FUND, INC	199,424
T ROWE PRICE DIVIDEND GROWTH	48,729
T ROWE PRICE DIVIDEND GROWTH FUND ADVISOR CLASS	42,250
T ROWE PRICE EMERGING EUROPE FUND	6,177
T ROWE PRICE EMERGING MARKETS BOND	137,997
T ROWE PRICE EMERGING MARKETS STOCK	155,412
T ROWE PRICE EQUITY INCOME	256,854
T ROWE PRICE EQUITY INCOME - ADVISOR CLASS	6,628
T ROWE PRICE EQUITY INDEX 500	75,150
T ROWE PRICE FLOATING RATE FUND ADVISOR CLASS	35,471
T ROWE PRICE GLOBAL MULTI-SECTOR BOND FUND	121,479
T ROWE PRICE GLOBAL STOCK	101,051
T ROWE PRICE GLOBAL TECHNOLOGY	631,538
T ROWE PRICE GROWTH STOCK	384,178
T ROWE PRICE HEALTH SCIENCES	225,865

T ROWE PRICE HIGH YIELD	12,188
T ROWE PRICE INFLATION PROTECTED BOND FUND	86,295
T ROWE PRICE INTERNATIONAL BOND	55,031
T ROWE PRICE INTERNATIONAL DISCOVERY	259,615
T ROWE PRICE INTERNATIONAL EQUITY INDEX	35,406
T ROWE PRICE JAPAN FUND	31,198
T ROWE PRICE LATIN AMERICA	4,818
T ROWE PRICE MEDIA & TELECOMMUNICATION	265,461
T ROWE PRICE MID CAP GROWTH - ADVISOR CLASS	13,930
T ROWE PRICE MID-CAP GROWTH	114,986
T ROWE PRICE NEW AMERICA GROWTH	47,340
T ROWE PRICE NEW AMERICA GROWTH FUND ADVISOR CLASS	19,283
T ROWE PRICE NEW ASIA	26,879
T ROWE PRICE NEW ERA	68,644
T ROWE PRICE NEW HORIZONS	29,463
T ROWE PRICE PERSONAL STRATEGY INCOME	1,951
T ROWE PRICE QM U.S. SMALL CAP GROWTH EQUITY FUND	187,785
T ROWE PRICE REAL ESTATE	25,117
T ROWE PRICE REAL ESTATE FUND ADVISOR CLASS	31,562
T ROWE PRICE RETIREMENT 2025 FUND	10,168
T ROWE PRICE RETIREMENT 2030 FUND	—
T ROWE PRICE RETIREMENT 2040 FUND	12,234
T ROWE PRICE RETIREMENT 2045 FUND	12,231
T ROWE PRICE SHORT- TERM BOND	151,048
T ROWE PRICE SMALL- CAP VALUE	99,904
T ROWE PRICE VALUE	5,114
TANAKA GROWTH FUND CLASS R	15,299
TCW EMERGING MARKETS INCOME FD CL I	60,794
TCW EMERGING MARKETS INCOME FUND CLASS N	60,819
TCW TOTAL RETURN BOND FUND CLASS N	6,056
TCW VALUE OPPORTUNITIES FUND CLASS N	5,708
TECHNOLOGY ULTRASECTOR PROFUND (INVESTOR SHARES)	5,858
TEMPLETON GLOBAL BOND FUND ADVISOR CLASS	116,952
TEMPLETON GLOBAL BOND FUND CLASS A	72,159
TEMPLETON GLOBAL TOTAL RETURN FUND CLASS A	40,387
TEMPLETON GROWTH FUND CLASS R	22,323
THE BOND FUND OF AMERICA CLASS R5	13,331
THE FAIRHOLME FUND	249,468
THE GROWTH FUND OF AMERICA CLASS A	42,246
THE GROWTH FUND OF AMERICA CLASS F-1	239,306
THE GROWTH FUND OF AMERICA CLASS R5	13,881
THE HARTFORD BALANCED INCOME FUND CLASS I	3,111
THE HARTFORD GROWTH OPPORTUNITIES FUND CLASS I	10,418
THE INCOME FUND OF AMERICA CLASS F-1	16,536
THE INVESTMENT COMPANY OF AMERICA CLASS A	7,822
THE MERGER FUND INVESTOR CLASS	3,966
THE NEW ECONOMY FUND CLASS A	123,936
THE OAKMARK EQUITY AND INCOME FUND INVESTOR CLASS	43,723
THE OAKMARK FUND INVESTOR CLASS	376,561
THE OAKMARK GLOBAL FUND INVESTOR CLASS	15,223
THE OAKMARK INTERNATIONAL FUND INVESTOR CLASS	434,764
THE OAKMARK INTERNATIONAL SMALL-CAP FUND INVESTOR CLASS	79,152
THE OAKMARK SELECT FUND INVESTOR CLASS	21,341
THE OSTERWEIS STRATEGIC INCOME FUND	87,502
THE TOCQUEVILLE FUND	10,629
THE TOCQUEVILLE SELECT FUND	16,649
THE WIRELESS FUND	37,761
THIRD AVENUE VALUE FUND	27,145
THOMPSON BOND FUND	261,880
THORNBURG INTERNATIONAL VALUE FUND CLASS I	28,553
TIAA CREF LARGE-CAP VALUE FUND RETAIL CLASS	5,466
TIAA CREF MID-CAP VALUE FUND RETAIL CLASS	19,925
TIAA-CREF REAL ESTATE SECURITIES FUND CLASS I	554
TIMOTHY PLAN AGGRESSIVE GROWTH FUND CLASS A	1,105
TIMOTHY PLAN LARGE/MID-CAP GROWTH FUND CLASS A	1,103
TIMOTHY PLAN STRATEGIC GROWTH FUND CLASS A	543
TOCQUEVILLE GOLD FUND	552,001
TOCQUEVILLE INTL VALUE FUND	40,797
TOREADOR INTERNATIONAL FUND INVESTOR CLASS	7,686
TOUCHSTONE ULTRA SHORT DURATION FIXED INCOME FUND CLASS Y	22,535

TRIBUTARY SMALL COMPANY FUND INSTITUTIONAL FUNDS	13,106
TWEEDY BROWNE GLOBAL VALUE FUND	76,227
U S GLOBAL ACCOLADE EASTERN EUROPEAN FUND	7,453
ULTRACHINA PROFUND (INVESTOR SHARES)	246,368
ULTRACHINA PROFUND (SERVICE SHARES)	5,181
ULTRADOW 30 PROFUND (INVESTOR SHARES)	7,639
ULTRAEMERGING MARKETS PROFUND (INVESTOR SHARES)	50,127
ULTRAINTERNATIONAL PROFUND (INVESTOR SHARES)	52,184
ULTRAJAPAN PROFUND (INVESTOR SHARES)	554,535
ULTRALATIN AMERICA FUND (INVESTOR SHARES)	3,540
ULTRALATIN AMERICA FUND (SERVICE SHARES)	12,662
ULTRAMID-CAP PROFUND (INVESTOR SHARES)	46,049
ULTRANASDAQ-100 PROFUND (INVESTOR SHARES)	41,649
ULTRANASDAQ-100 PROFUND (SERVICE SHARES)	3,121
ULTRASHORT DOW 30 PROFUND (INVESTOR SHARES)	590
ULTRASHORT LATIN AMERICA FUND (INVESTOR SHARES)	215
ULTRASHORT SMALL- CAP PROFUND (INVESTOR SHARES)	6,189
US CHINA REGION OPPORTUNITY FUND	10,474
US GLOBAL INVESTORS GOLD AND PRECIOUS METALS FUND	30,402
US GLOBAL INVESTORS WORLD PRECIOUS MINERALS FUND	1,300
US GLOBAL RESOURCES FUND	47,294
USA MUTUALS VICE FUND INVESTOR CLASS	90,194
USAA MUTUAL INCOME FUND	3,047
USAA NASDAQ 100 INDEX FUND	36,016
USAA PRECIOUS METALS AND MINERALS FUND	246,081
VAN ECK EMERGING MARKETS FUND CLASS A	12,478
VAN ECK EMERGING MARKETS FUND CLASS Y	65,987
VAN ECK INTERNATL GOLD FUND CLASS A	46,966
VANGUARD 500 INDEX FUND INVESTOR SHARES	662,064
VANGUARD BALANCED INDEX FUND	50,570
VANGUARD BALANCED INDEX FUND ADMIRAL SHARES	174,377
VANGUARD CONSUMER DICRETIONARY INDEX FUND ADMIRAL SHARES	16,528
VANGUARD CONSUMER STAPLES INDEX FUND ADMIRAL SHARES	14,168
VANGUARD DEVELOPED MARKETS INDEX FUND ADMIRAL CLASS	103,649
VANGUARD DIVIDEND APPRECIATION INDEX FUND INVESTOR CLASS	6,322
VANGUARD DIVIDEND GROWTH FUND	338,144
VANGUARD EMERGING MARKETS STOCK INDEX FUND	199,841
VANGUARD EMERGING MARKETS STOCK INDEX FUND ADMIRAL CLASS	225,268
VANGUARD ENERGY FUND	796,952
VANGUARD ENERGY FUND ADMIRAL SHARES	51,000
VANGUARD EQUITY INCOME FUND ADMIRAL SHARES	19,324
VANGUARD EQUITY INCOME FUND INVESTOR CLASS	130,894
VANGUARD EUROPE INDEX FUND	7,604
VANGUARD EXPLORER FUND	12,357
VANGUARD EXTENDED MARKET	2,276
VANGUARD FINANCIALS INDEX FUND ADMIRAL SHARES	204,529
VANGUARD FTSE ALL WORLD EX-U.S. INDEX FUND ADMIRAL CLASS	149,713
VANGUARD FTSE ALL- WORLD EX-U.S. SMALL CAP INDEX FD INVSTOR CLASS	71,632
VANGUARD FTSE SOCIAL INDEX FUND INVESTOR SHARES	18,594
VANGUARD GLOBAL EQUITY FUND	29,968
VANGUARD GLOBAL EX- U.S. REAL ESTATE INDEX FUND ADMIRAL CLASS	34,724
VANGUARD GLOBAL EX- U.S. REAL ESTATE INDEX FUND INVESTOR CLASS	4,725
VANGUARD GLOBAL MINIMUM VOLATILITY FUND INVESTOR SHARES	53,140
VANGUARD GNMA FUND	245,817
VANGUARD GNMA FUND ADMIRAL SHARES	50,160
VANGUARD GROWTH & INCOME FUND INVESTOR SHARES	44,787
VANGUARD GROWTH INDEX FUND ADMIRAL SHARES	127,253
VANGUARD GROWTH INDEX FUND INVESTOR SHARES	113,014
VANGUARD HEALTH CARE FUND	273,681
VANGUARD HEALTH CARE INDEX FUND ADMIRAL SHARES	20,385
VANGUARD HIGH DIVIDEND YIELD INDEX FD INVESTOR CL	434,957
VANGUARD HIGH YIELD CORPORATE BOND FUND ADMIRAL SHARES	187,354
VANGUARD HIGH YIELD CORPORATE BOND FUND INVESTOR CLASS	82,163
VANGUARD INDEX 500 FUND ADMIRAL SHARES	725,389
VANGUARD INDEX TRUST TOTAL STOCK MARKET PORTFOLIO	499,430
VANGUARD INDUSTRIALS INDEX FUND ADMIRAL SHARES	25,199
VANGUARD INFLATION PROTECTED SECURITIES FUND	40,548
VANGUARD INFORMATION TECH INDEX FUND ADMIRAL	46,887
VANGUARD INTERM TERM BOND INDEX FUND ADMIRAL SHARES	364,583
VANGUARD INTERMEDIATE TERM BOND INDEX FD INVEST CLASS	144,107

VANGUARD INTERMEDIATE TERM INVESTMENT GRADE FUND ADMIRAL SHARES	51,096
VANGUARD INTERMEDIATE-TERM INVESTMENT GRADE FD INVESTOR CLASS	18,612
VANGUARD INTERNATIONAL EXPLORER FUND	19,186
VANGUARD INTERNATIONAL GROWTH FUND	228,755
VANGUARD INTERNATIONAL VALUE PORTFOLIO	81,194
VANGUARD INT'L DIVIDEND APPRECIATION INDEX FUND ADMIRAL CLASS	30,944
VANGUARD INT'L HIGH DIVIDEND YIELD INDEX FUND ADMIRAL CLASS	18,253
VANGUARD LARGE-CAP INDEX FUND INVESTOR CLASS	176,939
VANGUARD LIFE STRATEGY INCOME PORTFOLIO	124,737
VANGUARD LONG-TERM BOND MARKET INDEX FUND	16,964
VANGUARD LONG-TERM INVESTMENT GRADE FUND INVESTOR CLASS	21,889
VANGUARD MARKET NEUTRAL FUND INVESTOR CLASS	82,628
VANGUARD MATERIALS INDEX FUND ADMIRAL SHARES	3,511
VANGUARD MID CAP GROWTH INDEX FUND ADMIRAL CLASS	63,591
VANGUARD MID-CAP GROWTH FUND	39,710
VANGUARD MID-CAP INDEX FUND ADMIRAL SHARES	72,200
VANGUARD MID-CAP STOCK INDEX FUND	211,819
VANGUARD MID-CAP VALUE INDEX FUND ADMIRAL CLASS	12,894
VANGUARD PRECIOUS METALS AND MINING FUND	269,019
VANGUARD PRIME MONEY MARKET FUND INVESTOR SHARES	325,224
VANGUARD REIT INDEX FUND	158,125
VANGUARD REIT INDEX FUND ADMIRAL SHARES	448,294
VANGUARD SELECTED VALUE FUND	97,662
VANGUARD SHORT TERM BOND INDEX FUND INVESTOR CLASS	13,327
VANGUARD SHORT-TERM BOND INDEX FUND ADMIRAL SHARES	313,880
VANGUARD SHORT-TERM CORPORATE BOND INDEX FUND ADMIRAL CLASS	258,516
VANGUARD SHORT-TERM INFLATION-PROTECTED SECURITIES INDEX FUND ADMIRAL CLASS	42,829
VANGUARD SHORT-TERM INVESTMENT GRADE FUND INVESTOR SHARES	67,401
VANGUARD SHORT-TERM INVESTMENT-GRADE FUND ADMIRAL SHARES	121,662
VANGUARD SMALL-CAP GROWTH INDEX FUND	134,756
VANGUARD SMALL-CAP GROWTH INDEX FUND ADMIRAL CLASS	9,127
VANGUARD SMALL-CAP INDEX FUND	121,984
VANGUARD SMALL-CAP INDEX FUND ADMIRAL SHARES	1,311,787
VANGUARD SMALL-CAP VALUE INDEX FUND ADMIRAL CLASS	227,624
VANGUARD SMALL-CAP VALUE INDEX FUND INVESTOR CLASS	106,508
VANGUARD STAR FUND	870,384
VANGUARD STRATEGIC EQUITY FUND	65,014
VANGUARD TARGET RETIREMENT 2015 FUND	50,151
VANGUARD TARGET RETIREMENT 2020 FUND	6,150
VANGUARD TARGET RETIREMENT 2030 FUND	17,929
VANGUARD TARGET RETIREMENT 2035 FUND	98,076
VANGUARD TARGET RETIREMENT 2040 FUND	10,459
VANGUARD TARGET RETIREMENT 2045 FUND	9,792
VANGUARD TARGET RETIREMENT INCOME FUND	30,590
VANGUARD TELECOM SERVICES INDEX FUND ADMIRAL SHARES	14,288
VANGUARD TOTAL BOND MARKET INDEX FUND	5,305
VANGUARD TOTAL INTERNATIONAL BOND INDEX FUND ADMIRAL SHARES	40,064
VANGUARD TOTAL INTERNATIONAL STOCK INDEX FUND	189,946
VANGUARD TOTAL INTERNATIONAL STOCK INDEX FUND ADMIRAL SHARES	62,590
VANGUARD TOTAL STOCK MARKET INDEX FUND ADMIRAL SHARES	412,579
VANGUARD TOTAL WORLD STOCK INDEX FUND INVESTOR SHARES	8,526
VANGUARD U.S. VALUE FUND	4,013
VANGUARD UTILITIES INDEX FUND ADMIRAL SHARES	63,366
VANGUARD VALUE INDEX FUND ADMIRAL SHARES	255,388
VANGUARD WELLESLEY INCOME FUND ADMIRAL SHARES	180,658
VANGUARD WELLESLEY INCOME FUND INVESTOR SHARES	93,217
VANGUARD WELLINGTON FUND	149,529
VICTORY RS MID CAP GROWTH FUND CLASS Y	2,727
VICTORY SYCAMORE ESTABLISHED VALUE FUND CLASS Y	55,259
VILLERE BALANCED FUND INVESTOR CLASS	5,157
VIRTUS CEREDEX MID CAP VALUE EQUITY FUND CLASS I	14,975
VIRTUS DUFF & PHELPS GLOBAL INFRASTRUCTURE FD CL A	1,546
VIRTUS DUFF & PHELPS GLOBAL REAL ESTATE SECURITIES FUND CLASS A	12,778
VIRTUS KAR SMALL- CAP GROWTH FUND CLASS I	347,635
VIRTUS SEIX FLOATING RATE HIGH INCOME FUND CLASS I	68,567
VIRTUS VONTOBEL FOREIGN OPPORTUNITIES FD CL A	39,588
VOYA GLOBAL REAL ESTATE FUND CLASS I	53,512
VOYA GLOBAL REAL ESTATE FUND CLASS W	6,610
VULCAN VALUE PARTNERS FUND	2,149
WALTHAUSEN SMALL CAP VALUE FUND RETAIL CLASS	9,880

WASATCH EMERGING INDIA FUND	14,551
WASATCH EMERGING MARKETS SMALL CAP FUND	95,818
WASATCH FRONTIER EMERGING SMALL COUNTRIES FUND	19,929
WASATCH HOISINGTON U.S. TREASURY FUND	6,293
WASATCH LONG/SHORT FUND	92,125
WASATCH MICRO-CAP VALUE FUND	1,226
WASATCH SMALL-CAP GROWTH FUND	33,007
WASATCH STRATEGIC INCOME FUND	21,279
WASHINGTON MUTUAL INVESTORS FUND CLASS A	7,472
WEITZ PARTNERS III OPPORTUNITY FUND INSTITUTIONAL CLASS	42,562
WEITZ PARTNERS III OPPORTUNITY FUND INVESTOR CLASS	27,217
WELLS FARGO DISCOVERY FUND CLASS A	22,942
WELLS FARGO EMERGING MARKETS EQUITY FUND CLASS C	4,339
WELLS FARGO INTRINSIC WORLD EQUITY FUND ADMIN CLASS	12,169
WELLS FARGO SHORT-TERM HIGH YIELD BOND FD CL A	15,976
WESTCORE FLEXIBLE INCOME FUND RETAIL CLASS	32,986
WESTCORE PLUS BOND FUND RETAIL CLASS	560,636
WESTERN ASSET CORE BOND FUND CLASS FI	8,621
WESTERN ASSET CORE BOND FUND CLASS I	65,313
WESTERN ASSET CORE PLUS BOND FUND CLASS FI	2,677
WESTERN ASSET CORE PLUS BOND FUND CLASS I	35,727
WESTERN ASSET MACRO OPPORTUNITIES FUND CLASS I	77,566
WESTWOOD INCOME OPPORTUNITY FUND INSTITUTIONAL CLASS	29,326
WILLIAM BLAIR INCOME FUND CLASS N	30,473
WILLIAM BLAIR SMALL CAP VALUE FUND CLASS N	29,101
WILLIAM BLAIR SMALL MID CAP GROWTH FUND CLASS N	56,676
WILLISTON BASIN/MID- NORTH AMERICA STOCK FUND CLASS A	23,324
WINTERGREEN FUND INVESTOR CLASS	10,939
ZACKS SMALL-CAP CORE FUND INVESTOR CLASS	37,382
Total Registered Investment Companies	$152,648,104

Notes Receivable From Participants (interest rate ranging from 4.25% through 10.5% maturing through June 2047)	$80,963,724

Net Assets Pending Settlement	$(11,308,950)

TOTAL NET ASSETS	$3,992,298,489

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF NONEXEMPT TRANSACTIONS
FOR YEAR ENDED DECEMBER 31, 2017

Excess Payment to Trustee/Custodian

Party Involved:	JPMorgan Chase Bank, NA
Relationship to Plan, employer or other party-in-interest:	Trustee and Custodian
Transaction:	Payment of Fee for Services Not Applicable to Plan
Dates of Payments:	Between February 2014 and January 2017
Amounts of Payments:	Amounts aggregating $5,000

Reason Transaction is Nonexempt: ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as a fiduciary service provider). Although an exemption under ERISA 408(b)(2) generally is applicable to contracts with parties (such as trustees) for services necessary for the operation of a plan where no more than reasonable compensation is paid therefor, the described payments represent the amount invoiced and paid by the Plan for services later determined not to have been applicable to the Plan. Therefore, although the Trustee had an agreement to charge the subject fees when participating in class actions on behalf of the Plan, the amount of the subject billings related to class actions in which the Plan had no interest, resulting in the imposition of charges for which the Plan received services that were not applicable to the Plan. The erroneous charges from January 2017 were identified and almost immediately reimbursed in March 2017. Following a more thorough review of historical invoices, additional such charges were identified from February 2014 and October 2015 and reimbursed to the Plan in January 2018. The Plan received payment of its lost earnings attributable to the charges from the Trustee in June 2018 and this transaction is considered fully remediated.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
EXHIBIT INDEX

Exhibit Number	Description

23(1)	Consent of Plante & Moran, PLLC
23(2)	Consent of Deloitte & Touche LLP